Exhibit 99.1

EQUITY AND ASSET PURCHASE AGREEMENT

BY AND BETWEEN

MEADWESTVACO CORPORATION

AND

MAPLE ACQUISITION LLC

Dated as of January 14, 2005

v

Page
EXHIBITS

Exhibit A	—	Description of the Business
Exhibit B	—	Form of Bill of Sale
Exhibit C	—	Form of Limited Warranty Deed
Exhibit D	—	Form of Assignment and Assumption of Real Property Lease Agreement
Exhibit E	—	Form of Intellectual Property Assignment and Assumption Agreement
Exhibit F	—	Form of Assignment and Assumption Agreement
Exhibit G	—	Form of Laser License Agreement
Exhibit H	—	Form of Transition Services Agreement
Exhibit I	—	Form of Information Technology Transition Services Agreement
Exhibit J	—	Form of Human Resources Transition Services Agreement
Exhibit K	—	Form of Wickliffe Services Agreement
Exhibit L	—	Form of Chillicothe Services Agreement
Exhibit M	—	Form of Lease and Services Agreement

EQUITY AND ASSET PURCHASE AGREEMENT

EQUITY AND ASSET PURCHASE AGREEMENT, dated as of January 14, 2005 (this “Agreement”), by and between Maple Acquisition LLC, a Delaware limited liability company (“Purchaser”), and MeadWestvaco Corporation, a Delaware corporation (“Seller”).

Unless otherwise indicated, terms used herein have the respective meanings set forth in Section 15.1.

RECITALS

WHEREAS, Seller and its Subsidiaries are, among other things, engaged in the manufacture and distribution of coated papers and carbonless papers from the Operations Sites and through the ownership, operation, maintenance and harvesting of the Timberlands and the use or sale of products derived therefrom, as more fully described in Exhibit A (the “Business”); and

WHEREAS, upon the terms and subject to the conditions hereinafter set forth, the parties desire that Seller and its Subsidiaries sell, assign and transfer to Purchaser and/or one or more of its Designated Affiliates, and that Purchaser and/or one or more of its Designated Affiliates purchase and acquire from Seller and its Subsidiaries, all of the right, title and interest of Seller and its Subsidiaries in and to the Purchased Equity Interests and the Purchased Assets, and that Purchaser and/or one or more of its Designated Affiliates assume the Assumed Liabilities.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

THE PURCHASE AND SALE

Section 1.1. Purchase and Sale of Shares. On the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell and deliver, or cause one or more of its Subsidiaries to sell and deliver, to Purchaser and/or one or more of its Designated Affiliates, and Purchaser and/or one or more of its Designated Affiliates shall purchase, acquire and accept from Seller, or the applicable Subsidiary or Subsidiaries of Seller, legal and beneficial ownership of all of the issued and outstanding capital stock or other equity interests (the “Purchased Equity Interests”) of each of the entities on Schedule 1.1 (each, a “Purchased Company” and, collectively, the “Purchased Companies”; the Purchased Companies, collectively with their Subsidiaries, being referred to as the “Acquired Companies”).

Section 1.2. Purchase and Sale of the Purchased Assets. On the terms and subject to the conditions hereof, and subject to the exclusions set forth in Section 1.3, at the Closing, Seller shall, and shall cause its Subsidiaries (other than any Acquired Companies), to sell, assign, transfer, convey and deliver to Purchaser and/or one or more of its Designated

Affiliates, and Purchaser and/or one or more of its Designated Affiliates shall purchase, acquire and accept from Seller and/or its Subsidiaries (other than any Acquired Companies), all of the right, title and interest of Seller and/or its Subsidiaries (other than any Acquired Companies) in, to and under all of the following assets, properties, rights, Contracts and claims of Seller and/or its Subsidiaries (other than any Acquired Companies), wherever located, whether tangible or intangible, real, personal or mixed (collectively, and excluding the Excluded Assets, the “Purchased Assets”):

(a) (i) the real property listed on Schedule 1.2(a)(i) together with any and all buildings, structures, improvements and fixtures located thereon (the “CP Owned Real Property”, which term shall include all interests and rights of CP appurtenant to such real property and related to the operation of the Business thereon) and (ii) the real property leases listed on Schedule 1.2(a)(ii) and all such real property leases (pursuant to which MW Custom Papers LLC (“CP”) is the lessee) Related to the Business entered into by CP (as lessee) between the date of this Agreement and the Closing Date in accordance with Section 6.2 hereof (the “CP Real Property Leases”); provided that CP Owned Real Property and CP Real Property Leases shall include all real property (other than Timberlands) owned or leased by CP or any Subsidiary of CP that is Related to the Business conducted by or through CP, and not expressly excluded from this transaction pursuant to any other provision of this Agreement, whether or not such owned or leased real property is listed on Schedule 1.2(a)(i) or Schedule 1.2(a)(ii);

(b) (i) the real property listed on Schedule 1.2(b)(i) together with any and all buildings, structures, improvements and fixtures located thereon (the “Seller Owned Real Property”, which term shall include all interests and rights of Seller appurtenant to such real property and related to the operation of the Business thereon) and (ii) the real property leases (pursuant to which Seller or a Subsidiary of Seller is the lessee) listed on Schedule 1.2(b)(ii) and all real property leases Related to the Business entered into by Seller (as lessee) or a Subsidiary of Seller (other than CP or an Acquired Company) between the date of this Agreement and the Closing Date in accordance with Section 6.2 hereof (the “Seller Real Property Leases”); provided that Seller Owned Real Property and Seller Real Property Leases shall include all real property (other than Timberlands) owned or leased by Seller or a Subsidiary of Seller (other than CP or an Acquired Company) that is Related to the Business, and not expressly excluded from this transaction pursuant to any other provision of this Agreement, whether or not such owned or leased real property is listed on Schedule 1.2(b)(i) or Schedule 1.2(b)(ii);

(c) the Timberlands;

(d) all machinery, equipment, Computer Hardware (as configured for use in the Business but excluding any Computer Hardware located at Seller’s data center or South Carolina regional IT center), furniture, automobiles, trucks, tractors, trailers, tools and other tangible personal property Related to the Business owned by Seller or any of its Subsidiaries (other than any Acquired Companies), whether located on site at the Owned Real Properties or Leased Real Properties or stored or used off site in the Ordinary Course of the operation of the Business (collectively, the “Purchased Equipment”);

(e) all inventories and supplies of raw materials, works-in-process, finished goods, supplies, packaging materials, storeroom contents and other inventoried items, whether located on site at the Owned Real Properties or Leased Real Properties or stored or used off site in the Ordinary Course, in each case Related to the Business;

(f) the manufacturing know-how employed by Seller or any of its Subsidiaries exclusively in the Business;

(g) all Intellectual Property owned by Seller or any of its Subsidiaries (other than the Acquired Companies) and Related to the Business (the “Purchased Intellectual Property”), including without limitation the Intellectual Property identified on Schedule 1.2(g) and all such Intellectual Property acquired or developed by Seller or any of its Subsidiaries (other than the Acquired Companies) between the date of this Agreement and the Closing Date in accordance with Section 6.2 hereof;

(h) all trade accounts and notes receivable and other receivables as of the Closing Date arising out of the sale or other disposition of goods or services of the Business, to the extent reflected in the Estimated Closing Date Working Capital Statement, as the same may be adjusted in the Closing Date Working Capital Statement;

(i) all rights and incidents as of the Closing Date in, to and under all Business Contracts, including but not limited to (i) contracts for the purchase, or the sale, supply or provision, of merchandise, steam, materials, energy supplies or services, including operating, land management and resource management and repair and timber and logging hauling or cutting; (ii) contracts for the purchase or lease of equipment or Computer Hardware (excluding contracts relating to Computer Hardware located at Seller’s data center or South Carolina regional IT center); (iii) contracts relating to franchise, distributorship or sale agency arrangements; (iv) personal property leases; (v) Computer Software licenses; (vi) IP Licenses; (vii) all open purchase and sales orders, but excluding Contracts with employees of the Business who are not Transferred Employees; and (viii) the benefits under Hedging Agreements to the extent Related to the Business or otherwise allocable to the Business;

(j) to the extent permitted by applicable Law, all books and records (other than Tax Returns), files (including personnel and workers’ compensation claim files and other employee books and records, or copies thereof, pertaining to Transferred Employees), papers, tapes, disks, manuals, keys, reports, plans, catalogs, sales and promotional materials, supplier and customer lists, price lists, historical research, environmental and engineering data and all other printed and written materials Related to the Business;

(k) except to the extent the transfer of the following information is prohibited by applicable Law, all Data that is Related to the Business (collectively, “Business Data”);

(l) the Permits Related to the Business issued by any Governmental Bodies (to the extent permitted by applicable Law to be transferred);

(m) all deferred and prepaid charges and other current assets of the Business, other than those that relate to any Excluded Asset, to the extent reflected in the Estimated Closing Date Working Capital Statement, as the same may be adjusted in the Closing Date Working Capital Statement;

(n) all Computer Software owned by Seller or any of its Subsidiaries (other than the Acquired Companies) and Related to the Business (the “Purchased Seller Software”), including without limitation the Computer Software listed on Schedule 1.2(n), and all such Computer Software acquired or developed by Seller or any Subsidiary of Seller (other than an Acquired Company) between the date of this Agreement and the Closing Date in accordance with Section 6.2 hereof;

(o) all rights, claims, causes of action, recoveries and rights of reimbursement to the extent arising out of, relating to or otherwise in any way in respect of, the Purchased Assets or any Assumed Liability including all rights, guaranties, manufacturer and supplier warranties, indemnities and similar rights in favor of Seller or any of its Subsidiaries (other than any Acquired Companies) in respect of any Purchased Asset or any Assumed Liability (but with respect to any Tax refund claim, Tax payment or Tax reduction or credit related thereto, the provisions of Articles XIV shall apply);

(p) all rights of Seller or any of its Subsidiaries (other than any Acquired Companies) under the Collective Bargaining Agreements, and all Collective Bargaining Agreements entered into after the date hereof and prior to the Closing Date in accordance with Section 6.2;

(q) all cash or cash equivalents (“Workers’ Compensation Cash Security”) securing all surety bonds, letters of credit or other forms of security used to secure workers’ compensation obligations of the Business; and

(r) all other assets, properties, rights, Contracts and claims of Seller and any of its Subsidiaries (other than any Acquired Companies) of any kind and nature Related to the Business not otherwise described above.

Section 1.3. Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.2, the parties expressly understand and agree that the Purchased Assets shall not include, and neither Seller nor any of its Subsidiaries is hereunder selling, assigning, transferring or conveying to Purchaser any right to or interest in, any of the following assets, properties, rights, contracts and claims, whether tangible or intangible, real, personal or mixed (collectively, the “Excluded Assets”):

(a) all cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities or similar cash items, of Seller or any Subsidiary (other than any Workers’ Compensation Cash Security), provided that (i) cash and cash equivalents, deposits and restricted cash accounts owned or held by any of the Acquired Companies on the Closing Date shall not be Excluded Assets to the extent that they are taken into account when calculating the Estimated Closing Date Cash and the Closing Date Cash and (ii) any Workers’ Compensation Cash Security shall not be taken into account when calculating Estimated Closing Date Cash and the Closing Date Cash;

(b) any data and records (or copies thereof) required to administer the benefits of Acquired Company Employees and Business Employees under any Seller Employee Benefit Plan;

(c) except as provided in Section 1.7, any and all insurance policies, binders and claims of Seller and any of its Subsidiaries (other than any Acquired Companies) and rights thereunder, including with respect to any insurance settlement agreements, and the proceeds thereof and all prepaid insurance premiums;

(d) subject to Section 7.7, all of Seller’s right, title and interest in the “Mead,” “Westvaco” and “MeadWestvaco” marks and any name, Trademark, trade dress, internet address, trade name, service mark or logo, or any derivation of any of the foregoing, together with all of the goodwill represented thereby, or pertaining thereto listed on Schedule 1.3(d), together with all patents and invention records listed on Schedule 1.3(d) (collectively, the “Excluded IP Assets”);

(e) the assets and contracts (other than real property, which is addressed in Section 1.3(i) below) listed on Schedule 1.3(e);

(f) any books, records and other materials that Seller or any of its Subsidiaries is required by Law to retain, all Tax Returns (including income tax returns) and all “MeadWestvaco” marked sales and promotional materials and brochures;

(g) all claims, defenses, causes of action, choses in action or claims of any kind that are available to or being pursued by Seller or any of its Subsidiaries whether as plaintiff, claimant, counterclaimant or otherwise, to the extent relating to Excluded Assets or Excluded Liabilities;

(h) all assets, business lines, properties, rights, contracts and claims of Seller or any Subsidiary (including any Acquired Company) not Related to the Business, including those listed on Schedule 1.3(h);

(i) all real property, including mill facilities, waste disposal facilities, treatment operations and landfills, whether owned or leased, that are listed on Schedule 1.3(i) or that are not currently used or currently intended for future use in the Business, other than (subject to provisions of Section 6.12 with respect to the Timberlands and the provisions of Section 7.11 with respect to the Owned Real Property) any property listed on Schedule 1.2(a)(i), Schedule 1.2(a)(ii), Schedule 1.2(b)(i), Schedule 1.2(b)(ii), Schedule 4.9(a)(i), Schedule 4.9(c) and the Timberlands, whether or not currently used (the “Excluded Real Property”);

(j) the Specialty Chemicals and Specialty Papers business as conducted by the Seller and its Subsidiaries (as described in Seller’s most recent Form 10-K filed with the U.S. Securities and Exchange Commission), including all assets relating primarily thereto;

(k) all refunds or credits of or against any Excluded Taxes; and

(l) except as set forth on Schedule 1.3(l), all intercompany receivables, payables, loans and investments (i) between Seller or any of its Subsidiaries (other than an Acquired Company), on the one hand, and Seller or any of its Subsidiaries (other than an Acquired Company), on the other hand, or (ii) required to be settled in accordance with Section 6.5.

Section 1.4. Assumed Liabilities. Simultaneously with the Closing, Purchaser and/or one or more of its Designated Affiliates shall assume and be liable for, and shall pay, perform and discharge, all of the following obligations and Liabilities of Seller and its Subsidiaries (other than the Acquired Companies), whether known or unknown, fixed or contingent, asserted or unasserted, to the extent not satisfied or extinguished as of the Closing Date, in each case as and to the extent Related to the Business (collectively, and excluding the Excluded Liabilities, the “Assumed Liabilities”):

(a) all Liabilities to the extent related to the Business or any Purchased Asset to the extent such Liabilities (i) arise out of events or conditions occurring on or after the Closing Date or arise out of the operation of the Business on or after the Closing Date or (ii) are reflected, or are expressly reserved therefor, in the Estimated Closing Date Working Capital Statement, as the same may be adjusted in the Closing Date Working Capital Statement;

(b) all Liabilities under Business Contracts, including any disputes with counterparties thereunder, whether relating to events or conditions occurring before, on or after the Closing Date; provided that no Liability shall be assumed arising under or with respect to any Business Contracts to the extent related to any Excluded Real Property or other Excluded Asset;

(c) all Liabilities assigned to Purchaser or its Designated Affiliates under Section 10.1;

(d) all accounts and trade payables, in each case to the extent such Liabilities are reflected, or are expressly reserved for, in the Estimated Closing Date Working Capital Statement, as the same may be adjusted in the Closing Date Working Capital Statement;

(e) all Liabilities that Purchaser or any of its Designated Affiliates has assumed or agreed to pay for or be responsible for pursuant to the terms hereof or of the Transition Agreements;

(f) all Liabilities arising from commitments (in the form of accepted purchase orders, or otherwise) to sell products, or outstanding quotations, proposals or bids (provided, that, with respect to such commitments, quotations, proposals or bids arising between the date hereof and the Closing Date, such commitments, quotations, proposals or bids have been made in accordance with Section 6.2 hereof);

(g) all Liabilities arising from commitments (in the form of issued purchase orders or otherwise), or outstanding quotations, proposals or bids, to purchase or acquire raw materials, components, supplies or services (provided, that, with respect to such commitments, quotations, proposals or bids arising between the date hereof and the Closing Date, such commitments, quotations, proposals or bids have been made in accordance with Section 6.2 hereof);

(h) all Liabilities with respect to any return, rebate, recall, warranty or similar liabilities relating to products;

(i) all Liabilities (other than Liabilities arising out of the use or alleged use of asbestos or asbestos-containing materials in products of the Business) for death, personal injury, advertising injury, other injury to persons or property damage relating to, resulting from, caused by or arising out of, directly or indirectly, use of or exposure to any of the products (or any part or component) designed, manufactured, serviced or sold, or services performed, by the Business, including any such Liabilities for negligence, strict liability, design or manufacturing defect, conspiracy, failure to warn, or breach of express or implied warranties or merchantability or fitness for any purpose or use;

(j) all Liabilities (other than Liabilities arising out of the use or alleged use of asbestos or asbestos-containing materials in products of the Business) relating to, resulting from, caused by or arising out of, directly or indirectly, the Business or any Assets, to the extent that the same constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of, or non-compliance with, any Law or Permit (excluding Environmental Laws and Environmental Permits or related torts), which, in any case, (i) relate to claims for death, personal injury, advertising injury, torts, other injury to persons or property damage and (ii) arise in the Ordinary Course and are of the type which customarily occur in the Business being conveyed to Purchaser or on the Owned Real Properties, the Leased Real Properties, the Operation Sites and the Timberlands;

(k) all Liabilities relating to, resulting from, caused by or arising out of, directly or indirectly, the Business or any Assets, including those that constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of, or non-compliance with, any Law or Permit (excluding Environmental Laws and Environmental Permits) relating to occupational health and safety, occupational disease or occupational injury, other than those relating to occupational health and safety, occupational disease or occupational injury relating to facilities not included in the Assets;

(l) all Liabilities relating to workers’ compensation and relating to, resulting from, caused by or arising out of, directly or indirectly, the Business or any Purchased Assets, including those that constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of, or non-compliance with, any Law or Permit (excluding Environmental Laws and Environmental Permits), other than those relating to workers’ compensation for injury or illness incurred at facilities not included in the Assets;

(m) solely to the extent provided in Article XI, Environmental Liabilities first occurring after the Closing Date, Historical On-Site Environmental Liabilities, and Straddle Environmental Liabilities, with respect to the Business and the Assets conveyed hereunder;

(n) all Liabilities to the extent arising out of Legal Proceedings not constituting or primarily relating to Excluded Liabilities or Excluded Assets;

(o) all obligations for written contractual commitments by the Business to make the charitable contributions listed on Schedule 1.4(o) hereto (provided, however, that the parties agree that such commitments may be fulfilled directly by Purchaser or one or more of its Designated Affiliates and in the name of Purchaser or one or more of its Designated Affiliates);

(p) (i) the non-current Indebtedness of the Business to the extent listed on Schedule 1.4(p) (the “Assumed Indebtedness”) and (ii) the other Indebtedness of the Business reflected, or expressly reserved therefor, in the Estimated Closing Date Working Capital Statement, as the same may be adjusted in the Closing Date Working Capital Statement;

(q) all Liabilities (i) for the repair, reforestation, conservation, erosion maintenance and/or prevention, and/or restoration of all Timberlands other than Timberlands excluded pursuant to Section 6.12, or (ii) relating to, resulting from, caused by or arising out of, directly or indirectly, any boundary disputes of the type that would ordinarily relate to or occur on the Timberlands (provided that nothing in this clause (ii) shall be deemed to modify the definition of Timberlands Permitted Exceptions with respect to boundary disputes);

(r) all Taxes imposed on or payable with respect to the Acquired Companies or the Business for which Purchaser is responsible pursuant to Section 14.1(b); and

(s) all Liabilities, in respect of lawsuits, actions and proceedings arising in the Ordinary Course in respect of the Transferred Employees, whether or not attributable to circumstances occurring before, on or after the Closing Date, including Ordinary Course grievances under Collective Bargaining Agreements, but excluding Liabilities relating to Transferred Employees for which Seller has retained responsibility under the terms of this Agreement, but only to the extent of such agreed retention.

Nothing in this Section 1.4 is intended or shall be construed to limit or restrict the right of Purchaser or any of its Designated Affiliates (except to the extent expressly provided in

Article XI) to recover against Seller for any breach of representation, warranty or covenant in this Agreement in the manner and to the extent provided with respect to such breach pursuant to Article XI of the Agreement.

Section 1.5. Excluded Liabilities. Notwithstanding the provisions of Section 1.4, it is expressly understood and agreed that there shall be excluded from the Liabilities and obligations being assumed by Purchaser and/or its Designated Affiliates hereunder (and to the extent that the following Liabilities and obligations have been incurred by any Acquired Company, Seller and its Subsidiaries (other than its Acquired Companies) shall assume and be solely responsible for) the following Liabilities and obligations of Seller or any of its Subsidiaries (collectively, the “Excluded Liabilities”):

(a) All Liabilities of Seller or any of its Subsidiaries (including any Acquired Company) not Related to the Business, including all Liabilities primarily relating to assets, business lines, rights, contracts and claims specified in Sections 1.3(h) and 1.3(i);

(b) all Liabilities for which Seller or any of its Subsidiaries (other than the Acquired Companies) is expressly made responsible pursuant hereto or the Transition Agreements;

(c) all Liabilities to the extent related to any Excluded Asset;

(d) all Excluded Taxes;

(e) except as set forth on Schedule 1.5(e), all intercompany receivables, payables, loans and investments (i) between Seller or any of its Subsidiaries (other than an Acquired Company), on the one hand, and Seller or any of its Subsidiaries (other than an Acquired Company), on the other hand, or (ii) required to be settled in accordance with Section 6.5;

(f) all Liabilities assigned to or retained by Seller under Section 10.1;

(g) all Liabilities arising under or with respect to any Business Contracts to the extent related to any Excluded Real Property;

(h) except to the extent provided in Section 1.4(m) (Assumed Liabilities) and subject to the provisions set forth in Article XI, all Environmental Liabilities whether or not Related to the Business, provided, however, with respect to Historical Off-Site Environmental Liabilities, such Liabilities shall be subject to the procedures set forth in Section 11.4;

(i) all Liabilities to the extent arising out of Legal Proceedings relating to the matters constituting Excluded Liabilities specified in the foregoing clauses (a) – (h) of this Section 1.5;

(j) all Liabilities to the extent relating to the Deleted Parcels and other real property not conveyed (including through the Acquired Companies) to Purchaser (or its designee) hereunder; and

(k) the Indebtedness of the Business other than (i) the Assumed Indebtedness; and (ii) the Indebtedness of the Business reflected, or expressly reserved for, in the Estimated Closing Date Working Capital Statement, as the same may be adjusted in the Closing Date Working Capital Statement.

Section 1.6. Timber Assets. On the terms and subject to the conditions hereof, and subject to the exclusions set forth in Section 1.3, at or immediately prior to the Closing, Seller shall, and shall cause CP and the Acquired Companies to, sell, assign, transfer, convey and deliver to the Purchaser (or one or more of its Designated Affiliates), and Purchaser (or one or more of its Designated Affiliates) shall purchase, acquire, accept and assume from Seller, CP and such Acquired Companies, all of the right, title and interest of Seller, CP and such Acquired Companies in and to all of the Assets and Liabilities that are being conveyed hereunder that are Related to the Timber Business. Notwithstanding anything to the contrary contained herein, Purchaser shall be responsible for the excess of (i) the Transfer Taxes incurred in connection with the transfers by the Acquired Companies contemplated by this Section 1.6, over (ii) the Transfer Taxes with respect to Timberlands that would otherwise have been incurred (and as a result of the transfers by the Acquired Companies contemplated by this Section 1.6 will not be incurred) at Closing on account of the stock of the Acquired Companies being transferred to Purchaser (and the amount of any and all other Transfer Taxes shall be paid by Seller and Purchaser as provided in Section 14.10).

Section 1.7. Insurance Proceeds. If between the date hereof and the Closing, (i) any loss or damage to any Purchased Asset or any asset owned by any Acquired Company shall occur from fire, casualty or any other occurrence, (ii) Seller or the applicable Acquired Company does not, prior to the Closing Date, rebuild or restore such Purchased Asset or such other asset owned by an Acquired Company to a state at least substantially the same as the state of such asset immediately prior to the date of such loss or damage, and (iii) the Closing occurs, then the Purchase Price shall be reduced by an amount reasonably agreed to by Seller and Purchaser to equal the reasonable additional cost to rebuild or restore (or, if applicable, finish rebuilding or restoring) such Purchased Asset or such other asset owned by an Acquired Company to a state at least substantially the same as the state of such asset immediately prior to the date of such loss or damage, and, subject to the provision below, Seller shall be entitled to receive and/or retain all insurance proceeds resulting from such loss or damage. For the avoidance of doubt, (a) Seller and its Subsidiaries shall not have any obligation to rebuild or restore any such property, and (b) Purchaser’s sole right shall be to receive the agreed upon reduction of the Purchase Price; provided, that no reduction of the Purchase Price as contemplated by this Section 1.7 shall be made or required if the Purchase Price reduction relates to loss of or damage to any assets included in the calculation of Working Capital in the Estimated Closing Date Working Capital Statement, as the same may be adjusted in the Closing Date Working Capital Statement. Seller shall have the sole right and authority to provide notices and claims to the applicable insurance carrier and otherwise to communicate and negotiate with such carrier. Notwithstanding anything in this Section 1.7 to the contrary, the benefit of any insurance proceeds in relation to “business interruption” damages based upon lost profits or business opportunities in respect of the period prior to the Closing Date, and insurance proceeds in relation to such loss or damage to the extent attributable to any such property rebuilt or restored before the Closing Date or otherwise used for such purpose will inure to the benefit of and be payable to Seller, and Purchaser will not be entitled to receive or retain such proceeds. Notwithstanding anything in this Section 1.7 to the contrary, the benefit of any insurance proceeds in relation to “business interruption” damages based upon lost profits or business opportunities in respect of the period following the Closing Date will inure to the benefit of and be payable to Purchaser, and Seller will not be entitled to receive or retain such proceeds. It is understood and agreed that for purposes of determining whether any change, event, effect or circumstance constitutes a “Material Adverse Effect” as defined herein, any credit received by Purchaser on account of this Section 1.7 shall be taken into account.

Section 1.8. Separate Businesses. Purchaser and Seller acknowledge, understand and agree that, unless Purchaser otherwise notifies Seller in writing, it is Purchaser’s intention to operate the Paper Business and Timber Business as separate businesses from and following the Closing Date. In furtherance of and notwithstanding anything in this Agreement inconsistent or contrary to the foregoing, to the extent any right, asset or benefit inures to Purchaser or any obligation or liability is imposed upon or is to be assumed by Purchaser under this Agreement (including indemnification obligations under Article XI hereof), the Exhibits and the other agreements or instruments referenced herein or therein that: (a) if Related to the Timber Business, such right, asset, benefit, obligation or liability shall be solely for the benefit of and the responsibility of the Purchaser and only those of its Affiliates, if any, designated by Purchaser at Closing to acquire the Assets and assume the Liabilities Related to the Timber Business and their respective successors and assigns (“Purchaser’s Timber Entities”) and (b) if Related to the Paper Business, such right, asset, benefit, obligation or liability shall be solely for the benefit and the responsibility of the Designated Affiliates of Purchaser designated by Purchaser at Closing to acquire the Assets and assume the Liabilities Related to the Paper Business and their respective successors and assigns (“Purchaser’s Paper Entities”). For the avoidance of doubt, in no event shall Seller or any of its Affiliates be entitled under this Agreement, the Exhibits or any other agreement or instrument referenced herein or therein to make any claim against, or seek recovery from, by or through (i) any of Purchaser’s Timber Entities for matters Related to the Paper Business or (ii) any of Purchaser’s Paper Entities for matters Related to the Timber Business.

ARTICLE II

CONSIDERATION

Section 2.1. Amount and Form of Consideration. The consideration to be paid by Purchaser to Seller in full consideration of the Purchased Equity Interests and the Purchased Assets shall consist of:

(a) U.S.$ 2,300,000,000.00 (the “Initial Cash Consideration”) in cash, subject to adjustment as set forth in Section 2.3 and 6.12 (the Initial Cash Consideration, as so adjusted, the “Final Cash Consideration”), to be paid in the manner and at the time set forth in Sections 2.2 and 2.3; and

(b) the assumption by Purchaser and/or one or more of its Designated Affiliates on and as of the Closing Date of the Assumed Liabilities.

Section 2.2. Payment of Cash Consideration. At the Closing, the Closing Date Cash Consideration (as defined below) shall be paid by wire transfer of immediately available funds in U.S. Dollars to an account or accounts designated by Seller, such designation to be made in writing at least three Business Days prior to the Closing Date.

Section 2.3. Purchase Price Adjustment. (a) At least five Business Days prior to the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Purchaser a good faith estimated statement of Working Capital of the Business as of the close of business on the Closing Date (the “Estimated Closing Date Working Capital Statement”), and a certificate setting forth a good faith estimate of Working Capital as of close of business on the Closing Date (“Estimated Closing Date Working Capital”), an estimate of Closing Date Cash (“Estimated Closing Date Cash”) and an estimate of Assumed Indebtedness (“Estimated Assumed Indebtedness”). The Estimated Closing Date Working Capital Statement shall be prepared in accordance with GAAP, as modified by the accounting policies specified on Schedule 2.3(a) (“Specified Accounting Policies”), and to the extent consistent with GAAP, in accordance with the accounting principles, procedures, policies, methods that were employed in preparing the Benchmark Balance Sheet, consistently applied. The Initial Cash Consideration shall be (i)(A) increased dollar for dollar to the extent the Estimated Closing Date Working Capital exceeds the Target Working Capital, or (B) decreased dollar for dollar to the extent the Estimated Closing Date Working Capital is less than the Target Working Capital, (ii) increased dollar for dollar to the extent that Estimated Closing Date Cash is greater than U.S.$0 and (iii) decreased dollar for dollar by the Estimated Assumed Indebtedness (the Initial Cash Consideration, as adjusted pursuant to this sentence and Section 6.12, the “Closing Date Cash Consideration”).

(b) Within 90 calendar days following the Closing Date, Purchaser shall prepare, or cause to be prepared, and deliver to Seller a statement of Working Capital of the Business as of the close of business on the Closing Date (as such may be adjusted following resolution of disputes in accordance with Section 2.3(d), the “Closing Date Working Capital Statement”), and a certificate setting forth a calculation of Working Capital as of the close of business on the Closing Date (“Closing Date Working Capital”), a calculation of Closing Date Cash and a calculation of Assumed Indebtedness. The Closing Date Working Capital Statement shall be prepared in accordance with GAAP, as modified by the Specified Accounting Policies, using (to the extent consistent with GAAP) the same accounting principles, procedures, policies, methods that were employed in preparing the Benchmark Balance Sheet, consistently applied.

(c) During the preparation of the Estimated Closing Date Working Capital Statement and the calculation of Estimated Closing Date Working Capital, Estimated Closing Date Cash and Estimated Assumed Indebtedness (the “Estimated Closing Date Financial Data”), Seller shall, and shall cause its Subsidiaries to afford Purchaser reasonable opportunity to review such preparation, including supporting detail. Purchaser shall provide to Seller the same reasonable opportunity to review, during such preparation, Seller’s preparations of the Closing Date Working Capital Statement and the accompanying certificate.

(d) After receipt of the Closing Date Working Capital Statement, Seller shall have 30 calendar days to review the Closing Date Working Capital Statement and the accompanying certificate (collectively, the “Closing Date Financial Data”), together with the work-papers used in the preparation thereof. Seller and its authorized representatives shall have full access to all relevant books and records and employees of Purchaser and the Acquired Companies to the extent reasonably required to complete their review of the Closing Date Financial Data. Seller may dispute items reflected in the calculation of Closing Date Working Capital and Closing Date Cash and Assumed Indebtedness only on the basis that such amounts (i) were not determined in conformity with GAAP, as modified by the Specified Accounting Policies, applied by Purchaser on a consistent basis (to the extent consistent with GAAP) with the accounting principles, procedures, policies, methods that were employed in preparing the Benchmark Balance Sheet, consistently applied) or (ii) contain arithmetic error. Unless Seller delivers written notice to Purchaser on or prior to the 20th calendar day after Seller’s receipt of the Closing Date Working Capital Statement, which notice shall set forth a specific description of the basis of Seller’s objection or objections and the adjustments to the amount of Closing Date Working Capital and/or Closing Date Cash and/or Assumed Indebtedness which Seller believes should be made, Seller shall be deemed to have accepted and agreed to the calculation of Closing Date Working Capital and Closing Date Cash and/or Assumed Indebtedness. If Seller so notifies Purchaser of its objection to the calculation of Closing Date Working Capital, Closing Date Cash and/or Assumed Indebtedness, Purchaser and Seller shall, within 30 calendar days following such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If following resolution of any disputed amounts there do not remain in dispute amounts the aggregate net effect of which exceeds U.S.$1 million with respect to the Closing Date Working Capital, the Closing Date Cash or Assumed Indebtedness, then all amounts remaining in dispute shall be deemed to have been resolved in favor of the calculation of Closing Date Working Capital, Closing Date Cash or Assumed Indebtedness, as the case may be, delivered by Seller to Purchaser.

(e) If, at the conclusion of the Resolution Period, the aggregate net effect of all amounts remaining in dispute exceeds U.S.$1 million with respect to Closing Date Working Capital, Closing Date Cash or Assumed Indebtedness, then all amounts remaining in dispute shall be submitted to Deloitte & Touche LLP (the “Neutral Auditors”). Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter, including customary indemnities in favor of the Neutral Auditors. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne pro rata as between Seller on the one hand and Purchaser on the other, in proportion to the allocation of the dollar value of the amounts remaining in dispute between Seller and Purchaser made by the Neutral Auditors such that the prevailing party pays the lesser proportion of the fees and expenses. The Neutral Auditors shall act as an expert to determine, based solely on the provisions of this Section 2.3 and the presentations by Seller and Purchaser, and not by independent review, only those issues still in dispute and only as to whether such amounts were arrived at in conformity with Specified Accounting Policies and Section 2.3(a) hereof. The Neutral Auditors’ determination shall be made within 30 calendar days of their selection, shall be set forth in a written statement delivered to Seller and Purchaser and shall be final, binding and conclusive. The term “Final Closing Date Working Capital” shall mean the definitive Closing Date Working Capital, the term “Final Closing Date Cash” shall mean the definitive Closing Date Cash and the term “Final Assumed Indebtedness” shall mean the definitive Assumed Indebtedness, respectively, agreed to (or deemed to be agreed to) by Purchaser and Seller in accordance with the terms of Section 2.3(d) or the definitive Closing Date Financial Data resulting from the determinations made by the Neutral Auditors in accordance with this Section 2.3(e) (in addition to those items theretofore agreed to by Seller and Purchaser).

(f) The Closing Date Cash Consideration shall be (i)(A) increased dollar for dollar to the extent the Final Closing Date Working Capital exceeds Estimated Closing Date Working Capital, or (B) decreased dollar for dollar to the extent the Final Closing Date Working Capital is less than Estimated Closing Date Working Capital and (ii)(A) increased dollar for dollar to the extent that Final Closing Date Cash is greater than Estimated Closing Date Cash or (B) decreased dollar for dollar to the extent that Final Closing Date Cash is less than Estimated Closing Date Cash and (iii)(A) increased dollar for dollar by the amount Estimated Assumed Indebtedness exceeds Final Assumed Indebtedness and (B) decreased dollar for dollar by the amount Final Assumed Indebtedness exceeds Estimated Assumed Indebtedness. Any adjustments to the Closing Date Cash Consideration made pursuant to this Section 2.3(f), together with interest on such amount from the Closing Date to the date of payment at a per annum rate equal to the JP Morgan Chase prime rate (determined as of the Closing Date), shall be paid by wire transfer of immediately available funds to the account or accounts specified by Seller, if Seller is owed payment, or to the account or accounts specified by Purchaser, if Purchaser is owed payment, within five Business Days after the Final Closing Date Working Capital, Final Closing Date Cash and Final Assumed Indebtedness are agreed to by Purchaser and Seller or any remaining disputed items are ultimately determined by the Neutral Auditors.

(g) Notwithstanding anything herein to the contrary, if at any time prior to the Closing, Seller or Purchaser determines that, in the course of the preparation or review of the balance sheet included in the Historical Audited Financial Statements or Stub Period Consolidated Financial Statements or otherwise, any asset or liability recorded on the Benchmark Balance Sheet was improperly classified as a “current” or “non-current” asset or liability, Seller or Purchaser shall notify the other party and, unless the other party delivers a notice of objection to such determination within 10 days of such notice, the Benchmark Balance Sheet and the Target Working Capital shall be adjusted to reflect the reclassification of any such assets or liabilities. Irrespective of whether any such adjustment is made on or prior to the Closing Date, Purchaser shall not be bound by any determination by Seller with respect to the classification of any assets or liabilities included in the Benchmark Balance Sheet, the Estimated Closing Date Working Capital or the Estimated Closing Date Working Capital Statement in its determination of Closing Date Working Capital or the Closing Date Working Capital Statement (except with respect to determinations by Seller that are consistent with GAAP to use one classification rather than another, which determinations shall be final and binding upon the parties). To the extent there is any dispute concerning the classification of assets or liabilities in the calculation of the Benchmark Balance Sheet, the Target Working Capital and the Closing Date Working Capital, such dispute, whether arising before or (within the time periods in which Seller may deliver a notice of objection generally with respect to the Closing Date Working Capital Statement) after the Closing Date, shall be subject to resolution by the Neutral Auditors in accordance with the terms of this Section 2.3.

ARTICLE III

THE CLOSING

Section 3.1. Closing Date. Except as hereinafter provided, the closing of the transactions contemplated hereunder (the “Closing”) shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m. (local time) on (i) the earlier to occur of (1) the last Business Day of the calendar month in which the last of the conditions set forth in Articles VIII and IX have been satisfied (other than those conditions that by their terms cannot be satisfied until the Closing Date) or, in the case of Article VIII, waived by Purchaser, or, in the case of Article IX, waived by Seller, or (ii) at such other place and at such other time and date as may be mutually agreed upon by Purchaser and Seller (such date and time being referred to herein as the “Closing Date”).

Section 3.2. Deliveries by Seller to Purchaser. At the Closing, Seller shall deliver, or shall cause to be delivered, to Purchaser and/or one or more of its Designated Affiliates the following:

(a) stock certificates or appropriate certificates of ownership, as applicable, representing all of the Purchased Equity Interests (other than those that are in book-entry form), in each case accompanied by stock powers duly executed in blank or other duly executed instruments of transfer;

(b) one or more bills of sale, substantially in the form of Exhibit B, or local transfer agreements as may be necessary or desirable under applicable Law, or comparable instruments of transfer transferring to Purchaser and/or one or more of its Designated Affiliates all of the Purchased Assets, duly executed by Seller;

(c) limited warranty deeds, substantially in the form of Exhibit C (with such modifications as may be required in the applicable local jurisdiction), with respect to the Owned Real Properties (other than Acquired Company Owned Real Property) and the Timberlands transferred pursuant to Section 1.6 (collectively, the “Deeds”);

(d) duly executed instruments of assignment and assumption of the Real Property Leases to which Seller or any of its Subsidiaries (other than Acquired Companies) is a party, substantially in the form of Exhibit D, subject to Sections 6.3(b) and 10.4(b) (and all other applicable terms of this Agreement);

(e) a receipt duly executed by Seller acknowledging payment of the Closing Date Cash Consideration;

(f) duly executed instruments of assignment or transfer and assumption of the Purchased Intellectual Property other than Computer Software, which is covered by other Sections of this Agreement, substantially in the form of Exhibit E or local assignment agreements as may be necessary or desirable under applicable Law;

(g) the certificates referred to in Section 8.9 signed by a duly authorized officer of Seller;

(h) the resignations of the officers, as corporate officers, and directors of the Acquired Companies set forth on Schedule 3.2(h);

(i) the Transition Agreements, duly executed by Seller;

(j) a certificate of non-foreign status pursuant to Treasury Regulations Section 1.1445-2(b)(2) from Seller and each domestic Subsidiary of Seller that transfers Purchased Equity Interests or Purchased Assets pursuant to this Agreement;

(k) a duly executed assignment and assumption agreement or other comparable instrument of assignment and assumption, substantially in the form of Exhibit F, evidencing assumption of the Assumed Liabilities by Purchaser or one or more of its Designated Affiliates and retention of the Excluded Liabilities by Seller or its Subsidiaries (other than any Acquired Companies), and all other instruments or documents as shall be necessary in the reasonable judgment of Purchaser to evidence the assignment by Seller of the Purchased Assets and the assumption by Purchaser or one or more of its Designated Affiliates of the Assumed Liabilities and acquisition, assumption or retention of the Excluded Assets and Excluded Liabilities by Seller or its Subsidiaries (other than the Acquired Companies), subject to Sections 6.3(b) and 10.4(b);

(l) any real property Transfer Tax returns (as described in Section 14.10 hereof) required to be executed by Seller or any of its Subsidiaries; and

(m) the Laser License Agreement (the “Laser License Agreement”), substantially in the form of Exhibit G, duly executed by Seller.

Section 3.3. Deliveries by Purchaser to Seller. At the Closing, Purchaser and/or one or more of its Designated Affiliates shall deliver to Seller the following:

(a) the Closing Date Cash Consideration by wire transfer of immediately available funds in the amount and manner provided in Section 2.2;

(b) a duly executed assignment and assumption agreement or other comparable instrument of assignment and assumption, substantially in the form of Exhibit F, evidencing assumption of the Assumed Liabilities and all other instruments or documents as shall be necessary in the reasonable judgment of Seller to evidence the assignment by Seller of the Purchased Assets and the assumption by Purchaser or its Designated Affiliates of the Assumed Liabilities, subject to Sections 6.3(b) and 10.4(b);

(c) completed and duly executed copies of Internal Revenue Service Form 8023, required schedules thereto, and any similar state, local or foreign forms;

(d) any applicable resale certificates and other exemption certificates reasonably requested by the Seller pursuant to Section 14.10;

(e) the certificate referred to in Section 9.5 signed by a duly authorized officer of Purchaser;

(f) the Transition Agreements, duly executed by Purchaser and/or one or more of its Designated Affiliates;

(g) duly executed instruments of assignment and assumption of the Real Property Leases to which Seller or any of its Subsidiaries (other than Acquired Companies) is a party, substantially in the form of Exhibit D, subject to Sections 6.3(b) and 10.4(b) (and all other applicable terms of this Agreement);

(h) any real property Transfer Tax returns (as described in Section 14.10 hereof) required to be executed by Purchaser;

(i) the Laser License Agreement, duly executed by Purchaser and/or one or more of its Designated Affiliates; and

(j) duly executed instruments of assignment or transfer and assumption of the Purchased Intellectual Property other than Computer Software, which is covered by other Sections of this Agreement, substantially in the form of Exhibit E or local assignment agreements as may be necessary or desirable under applicable Law.

Section 3.4. Proceedings at Closing. All acts and proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no acts or proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby represents and warrants to Purchaser that, except as set forth in the applicable Schedules to this Agreement delivered by Seller to Purchaser and dated as of the date hereof:

Section 4.1. Organization and Good Standing. Each of Seller, CP and the Acquired Companies is an entity duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization or formation, as set forth on Schedule 4.1, and has the requisite power and authority to own or lease and operate its properties and to carry on, in all material respects, its business as now being conducted. Each of Seller, CP and the Acquired Companies is duly qualified, authorized or licensed to conduct its business as a foreign corporation and, if applicable, is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties or assets requires such qualification, authorization or license, except where the failure to be so qualified, authorized or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. CP is a direct, wholly-owned Subsidiary of Seller.

Section 4.2. Capital Structure of Acquired Companies. As of the date hereof, the authorized capital stock or other equity interests of each of the Acquired Companies and the number of shares of such capital stock or other equity interests that are issued and outstanding and the ownership thereof, are as set forth on Schedule 4.2. The Acquired Company Equity Interests are duly authorized, validly issued, fully paid and nonassessable (except as disclosed on Schedule 4.2) and are not subject to any pre-emptive or subscription rights (and were not issued in violation of any preemptive or subscription rights). As set forth on Schedule 4.2, Seller, directly or indirectly through one or more wholly owned Subsidiaries of Seller, beneficially owns and has good and valid title to all the Acquired Company Equity Interests, free and clear of all Liens other than Liens disclosed on Schedule 4.2 and Liens imposed by this Agreement and under state and federal securities Laws. Except as set forth in Schedule 4.2, (i) there are no options, warrants, or similar rights to purchase any of the shares or other equity interests of any of the Acquired Companies, and no obligations binding upon any Acquired Company to issue, sell, redeem, purchase or exchange any of its capital stock or any other equity interest or any right relating thereto, and (ii) there are no shareholders’ agreements, voting agreements, voting trusts or other agreements or rights of third parties with respect to or affecting any of the Acquired Companies or any of their shares of capital stock or other equity interests. Seller has delivered to Purchaser prior to the date hereof true and complete copies of the certificate of incorporation, bylaws, operating agreement and each other organizational document of each of the Acquired Companies, each as in effect as of the date hereof.

Section 4.3. Subsidiaries. Schedule 4.3 contains a true and complete list of all Subsidiaries of the Purchased Companies and the ownership thereof. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Purchased Companies (collectively, the “Purchased Company Subsidiaries”) are owned directly or indirectly by the Purchased Companies, as set forth on Schedule 4.3, free and clear of all Liens other than Liens disclosed on Schedule 4.3 and Liens imposed by this Agreement and under state and federal securities Laws, and are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive or subscription rights. The applicable Purchased Companies and/or Subsidiaries thereof, as set forth on Schedule 4.3, have good and valid title to all such shares.

Section 4.4. Authorization of Agreement. Seller has all requisite corporate power and authority to execute and deliver (or cause to be executed and delivered) this Agreement and each other agreement, document, instrument or certificate contemplated hereby to be executed by Seller or its Subsidiaries in connection with the consummation of the transactions contemplated hereby (all such other agreements, documents, instruments and certificates required to be executed by Seller or any of its Subsidiaries being hereinafter referred to, collectively, as the “Seller Documents”), and to perform (or cause to be performed) fully Seller’s obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and by Seller or its Subsidiaries of each of the Seller Documents has been duly and validly authorized by all necessary action on the part of Seller or such Subsidiaries, as applicable, and no additional authorization, consent or approval by Seller, its Subsidiaries or the shareholders of Seller is required in connection with the execution, delivery and performance by them of the Seller Documents. This Agreement has been, and each of the Seller Documents will be, on or prior to the Closing Date, duly executed and delivered by Seller and its Subsidiaries, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller

Documents when so executed and delivered will constitute valid and legally binding obligations of Seller and its Subsidiaries, as applicable, enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

Section 4.5. No Conflicts; Consents of Third Parties. (a) None of the execution and delivery by Seller or any of its Subsidiaries of this Agreement and the Seller Documents, the consummation of the transactions contemplated hereby or thereby or compliance by Seller and its Subsidiaries with any of the provisions hereof or thereof will (i) result in the breach of any provision of the certificate or articles of incorporation, by-laws or similar organizational documents of Seller, CP or any Acquired Company; (ii) except as set forth on Schedule 4.5, violate, result in the breach or termination of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of consent, cancellation, termination or acceleration or right to increase the obligations or otherwise modify the terms under any Business Contract; or (iii) constitute a violation of any Law applicable to Seller or any Acquired Company, except as would not, in the case of clause (ii) only, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller, CP or any Acquired Company in connection with the execution and delivery of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby and thereby or the compliance by Seller, CP and Seller’s other Subsidiaries with any of the provisions hereof or thereof, except for (i) compliance with the applicable requirements of any competition or antitrust laws, including (x) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”), (y) comparable requirement in foreign jurisdictions, and (z) Permits required under Environmental Laws, and (ii) other than those referred to in clause (i), such consents, waivers, approvals, Orders, Permits or authorizations of, or declarations or filings with, or notifications to, any Person or Governmental Body the failure of which to be received or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to operate the Business after Closing substantially as conducted as of the date hereof or a material adverse effect on the Purchaser’s or Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 4.6. Financial Statements. (a) Schedule 4.6(a) contains true and complete copies of the unaudited balance sheets of the Business, as of September 30, 2004, December 31, 2003 and December 31, 2002, and the unaudited statements of operations of the Business for the nine months ended September 30, 2004 and the fiscal years ended December 31, 2003 and December 31, 2002 (collectively, the “Unaudited Historical Financial Statements”). Each of the Unaudited Historical Financial Statements has been prepared in accordance with GAAP as applied to carve-out financial statements (except for normal and recurring year end adjustments, which are not expected in the aggregate to be material in amount, and the omission of footnotes, the omission of cash flow statements and the selection of periods presented), consistently with Regulation S-X. The Unaudited Historical Financial Statements were prepared on the basis of the books and records of the Business (in each case, as of the date of such Unaudited Historical Financial Statements) and present fairly, in all material respects, the financial position of the Business as of the dates thereof and the results of its operations for each of the periods then ended in conformity with GAAP as applied to carve-out financial statements (except for normal and recurring year end adjustments, which are not expected in the aggregate to be material in amount, and the omission of footnotes, the omission of cash flow statements and the selection of periods presented), consistently with Regulation S-X. Such books and records are a portion of the books and records from which Seller’s audited financial statements are prepared. The procedures and application of GAAP used in the preparation of the Unaudited Historical Financial Statements were consistent with the procedures and application of GAAP used by Seller in preparation of Seller’s audited financial statements as filed with the Securities and Exchange Commission, except as set forth in Schedule 4.6(a)(ii).

(b) Seller has made available to Purchaser a true and correct copy of the unaudited balance sheet of the Business, as of September 30, 2004 (the “Balance Sheet Date”), which reflects adjustments to the balance sheet of the Business as of such date as if the balance sheet were prepared in accordance with GAAP as modified by the Specified Accounting Principles (such balance sheet being the “Benchmark Balance Sheet”). The Benchmark Balance Sheet was prepared on the basis of the books and records of the Business as of the date thereof and presents fairly, in all material respects, the financial position of the Business as of the date thereof in conformity with GAAP, as modified by the Specified Accounting Principles, as applied to carve-out financial statements (except for normal and recurring year end adjustments, which are not expected in the aggregate to be material in amount, and the omission of footnotes, the omission of cash flow statements and the selection of periods presented), consistently with Regulation S-X.

(c) The Historical Audited Financial Statements, the 2004 Audited Financial Statements, the Stub Period Financial Statements and the Additional Financial Data will, upon their delivery to Purchaser in accordance with Section 6.9 hereof, fairly present in all material respects, the results of operations, the financial condition and cash flows of the Business, the Timber Business or the Paper Business, as applicable, stated and presented in compliance with Regulation S-X and GAAP, consistently applied with the preparation of the Unaudited Historical Financial Statements, except as set forth in Schedule 4.6(c).

(d) Except as set forth in Schedule 4.6(d), when delivered pursuant to Section 6.9, the Historical Combined Audited Financial Statements will not, excluding the effect of all extraordinary gains or losses (as determined in accordance with GAAP), differ in any material respect from the corresponding Unaudited Historical Financial Statements for the corresponding period. Except as set forth in Schedule 4.6(d), when delivered pursuant to Section 6.9, the Stub Period Combined Financial Statements will not, excluding the effect of all extraordinary gains or losses (as determined in accordance with GAAP), differ in any material respect from the corresponding Unaudited Financial Statements.

(e) None of the Seller, CP nor any of the Acquired Companies has or is subject to any Liabilities which would be required to be recorded by GAAP other than: (i) Liabilities recorded or disclosed on the September 30, 2004 balance sheet included in the Unaudited Historical Financial Statements, (ii) Liabilities which have arisen after September 30,

2004 in the Ordinary Course that are not material to the Balance Sheet of the Business, (iii) Liabilities reflected in the Closing Date Working Capital, (iv) Excluded Liabilities and (v) Liabilities arising from matters disclosed by Seller in the Schedules to this Agreement as of the date hereof.

(f) All accounts and notes receivable reflected on the Unaudited Historical Financial Statements were, and all accounts and notes receivable to be shown in the computation of Closing Date Net Working Capital will be, bona fide receivables, accounted for in accordance with GAAP, consistently applied, and subject to no offsets or counterclaims (other than any offsets or counterclaims for which adequate reserves have been, or will be, recorded to the extent required by GAAP), representing amounts due with respect to actual transactions in the operation of the Business.

(g) [Reserved].

(h) Except as set forth in Schedule 4.6(h), the Seller and its Subsidiaries maintain, as it relates to the Business, in all material respects internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements of Seller and its Subsidiaries on a consolidated, enterprise-wide basis, for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Seller and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements of Seller on a consolidated basis in accordance with GAAP, and that receipts and expenditures of the Seller and its Subsidiaries are being made only in accordance with authorizations of management and directors of the Seller and its Subsidiaries and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Seller and its Subsidiaries.

Section 4.7. Material Adverse Changes. Since the Balance Sheet Date, except as expressly contemplated by the transactions contemplated hereby or as set forth on Schedule 4.7, (a) the Business has been conducted in all material respects in the Ordinary Course and (b) there has been no Material Adverse Effect nor has there been any event or circumstance (or series of events or circumstances) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. From the Balance Sheet Date until the date hereof, except as set forth on Schedule 4.7, none of the Seller nor any of its Subsidiaries has, with respect to the Business:

(a) sold, assigned, pledged, hypothecated or otherwise transferred any portion of the Assets, including the Timberlands and the timber located thereon, in any case except for (i) sales of inventory and standing timber in the Ordinary Course and not inconsistent with the Harvesting Plan, (ii) sales of other assets or properties not in excess of $5 million in the aggregate, and (iii) the Timberland sales reflected in Schedule 4.7(a);

(b) other than in the Ordinary Course, entered into, terminated or materially amended any Business Contracts or Leases that are individually or in the aggregate material to the Business;

(c) suffered any extraordinary damage, destruction or other casualty loss to any assets that are, individually or in the aggregate, material to the Business;

(d) except as required by applicable Law or the terms of any Employee Benefit Plan or Individual Agreement, and except for (i) normal salary administration and ordinary course promotions for Business Employees or Acquired Company Employees, (ii) increases required by Collective Bargaining Agreements, Employee Benefit Plans or Individual Agreements, (iii) increases applicable to Corporate Business Employees that do not exceed $150,000 in the aggregate and (iv) or other compensation increases in the Ordinary Course, increased the compensation payable or to become payable to any of the Business Employees or Acquired Company Employees or increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement made by Seller, CP or any of the Acquired Companies, for or with any of the Business Employees or Acquired Company Employees;

(e) experienced any material shortage, cessation or interruption of raw materials, supplies or other services required to conduct the Business;

(f) except as set forth on Schedule 4.7(f), experienced any material grievance or labor dispute, claim or litigation by or involving the Business Employees or Acquired Company Employees which could reasonably be expected to result in liability to the Business in excess of $200,000 individually or $500,000 in the aggregate;

(g) experienced any material adverse dispute of any kind pending or, to the Seller’s Knowledge, threatened with any material lessor, lessee, contract vendor or vendee, customer, supplier, distributor or joint venturer;

(h) except for renewals of existing contracts or the entering into of similar renewed or replacement contracts with different vendors on substantially the same terms (disregarding reasonable cost or similar increases), entered into any Business Contract which is for a term of one year or more and involves the annual payment of more than (i) $5,000,000, in the case of Business Contracts with customers and merchant distributors of the Business, (ii) $2,500,000, in the case of Business Contracts with suppliers to the Business, including pulp and timber Contracts, Contracts regarding the purchase or sale of energy, steam, and power and (iii) $1,000,000 in the case of all other Business Contracts;

(i) entered into any Business Contract pursuant to which it agrees to (i) indemnify any Person in any material respect (other than in the Ordinary Course), or (ii) refrain from competing with any Person or from engaging in any business or carrying on any business in any geographic area or during any period of time (excluding, in the case of this clause (ii), any such Business Contracts which do not impose material business restraints on the Business and which would not by their terms apply to the shareholder(s) of Purchaser or any other entities or businesses owned by such shareholder(s));

(j) except as required by Law or otherwise in the Ordinary Course: (i) entered into or made any amendment to any Contract with any labor or trade union or association representing any Business Employee or Acquired Company Employee or (ii) adopted, entered into or made any amendment to any Employee Benefit Plan, in either case that would materially increase the cost to the Business of such Contract or Employee Benefit Plan; or made any material change in the actuarial methods or assumptions used in funding any defined benefit pension plan, or made any material change in the assumptions or factors used in determining benefit equivalencies thereunder;

(k) created or assumed any Lien of any kind on any property or assets, other than Permitted Exceptions;

(l) except as listed on Schedule 4.7(l) granted any material severance or termination pay to any of the employees, directors, officers or consultants of the Business or materially increased any benefits payable under any existing severance or termination pay policies or agreements with any of employees, officers, directors or consultants, including any of the foregoing that would be triggered by the consummation of the transactions contemplated by this Agreement, except (as to any of the foregoing) pursuant to any Employee Benefit Plan or Individual Agreement that is set forth on Schedule 4.15(a)(i);

(m) accelerated the collection of accounts or notes receivable of the Business or deferred the payment of any trade payables of the Business, other than in the Ordinary Course; or

(n) entered into an agreement to do any of the foregoing.

Section 4.8. Taxes. Except as set forth on Schedule 4.8:

(a) all Tax Returns required to be filed by or with respect to the Acquired Companies or the Business have been timely filed (taking into account extensions) and all such Tax Returns are complete and accurate in all material respects;

(b) all Taxes for which Seller is obligated to indemnify Purchaser pursuant to the terms of this Agreement arising in a Pre-Closing Tax Period and attributable to the Acquired Companies or the Business, whether or not shown to be due on such Tax Returns (or payable pursuant to any assessments with respect to such Tax Returns) have been or will be timely paid to the appropriate taxing authority or to the Purchaser pursuant to the terms of this Agreement;

(c) there is no action, suit, audit, claim or assessment pending, with respect to a material amount of Taxes of the Acquired Companies or the Business;

(d) all material amounts required to be withheld or collected for payment by the Acquired Companies, including from employee salaries, wages and other compensation, have been collected or withheld and paid to the appropriate taxing authorities;

(e) (i) no property of the Acquired Companies and none of the Purchased Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code and (ii) none of the Acquired Companies is a party to and none of the Purchased Assets is subject to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954;

(f) each of the 338(h)(10) Election Entities is a member of the affiliated group that files a consolidated federal income Tax Return with Seller as the common parent, and Seller is eligible to join with Purchaser in making a 338(h)(10) Election with respect to the acquisition by the Purchaser of each such 338(h)(10) Election Entity;

(g) none of the Acquired Companies is obligated to make any payments (or is a party to any agreement that could obligate it to make any future payments), and none of the Assumed Liabilities is an obligation to make any payments, that will not be deductible under Sections 162(m) or 280G of the Code;

(h) none of the Acquired Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; and

(i) since their formations, each Acquired Company that is a limited liability company has been taxed as a disregarded entity for income Tax purposes and no elections have been or will be made to treat any such Acquired Company as a corporation for any income Tax purposes.

Section 4.9. Real Property.

(a) CP, Seller, a Subsidiary of Seller or an Acquired Company, in each case as designated on Schedule 1.2(a)(i), Schedule 1.2(b)(i) or Schedule 4.9(a)(i), owns valid fee simple title in and to (as to CP) all CP Owned Real Property, (as to Seller or a Subsidiary of Seller) all Seller Owned Real Property, and (as to an Acquired Company) all of the real property owned by an Acquired Company as listed on Schedule 4.9(a)(i) (the real property listed on Schedule 4.9(a)(i) owned by an Acquired Company, the “Acquired Company Owned Real Property”, which term shall include all interests and rights of such Acquired Company that are appurtenant to such real property and related to the operation of the Business thereon) (the CP Owned Real Property, the Seller Owned Real Property, and the Acquired Company Owned Real Property, together, the “Owned Real Properties” which term, as defined and used herein, shall not include the Timberlands, but shall include all interests and rights of Seller, CP or such Acquired Company that are appurtenant to such real property and related to the operation of the Business thereon), free and clear of all Liens other than Permitted Exceptions.

(b) Except as disclosed on Schedule 4.9(b), none of the Owned Real Properties is subject to any material lease, sublease, license or other agreement that grants to any other Person any rights to acquire, lease, use or occupy such Owned Real Property or any part thereof.

(c) Except as set forth on Schedule 4.9(c), (i) each material CP Real Property Lease constitutes a valid leasehold estate in the real estate subject to each such lease, each material Seller Real Property Lease constitutes a valid leasehold estate in the real estate subject to each such lease, and each of the material real property leases listed on Schedule 4.9(c), pursuant to which an Acquired Company is the lessee (the “Acquired Company Real Property

Leases”; and each property subject to an Acquired Company Real Property Lease, an “Acquired Company Leased Real Property”) constitutes a valid leasehold estate in the real estate subject to each such lease (the CP Real Property Leases, the Seller Real Property Leases, and the Acquired Company Real Property Leases, together, the “Real Property Leases”; and each property subject to a Real Property Lease, a “Leased Real Property” all of which terms, as defined and used herein, shall not include the Timberlands), subject in each case only to Permitted Exceptions, (ii) each material Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditor’s rights generally or by general principles of equity, (iii) other than as expressly provided on Schedule 4.9(c)(iii), neither Seller nor any of its Subsidiaries acts as a landlord with respect to any Real Property Lease, and (iv) to the Knowledge of Seller, there is no outstanding material default by Seller, a Subsidiary of Seller, CP or an Acquired Company (as the case may be) under any material Real Property Lease.

(d) Except as set forth on Schedule 4.9(d), none of the real estate demised to Seller, a Subsidiary of Seller, CP or an Acquired Company pursuant to a material Real Property Lease is subject to any other lease, sublease, license or other agreement granting to any other Person any rights to lease, use or occupy such real property or any part thereof.

(e) Except as set forth in Schedule 4.9(e), there does not exist any actual or, to the Knowledge of Seller, threatened, condemnation or eminent domain proceedings that affect any Owned Real Property or material Leased Real Property, and none of Seller or any of its Subsidiaries have received any written notice of the intention of any Governmental Body or other Person to take or use any Owned Real Property or material Leased Real Property.

(f) No Acquired Company owns or leases any material real property that is Related to the Business, except (i) as included in the Acquired Company Owned Real Property or as leased under the Acquired Company Real Property Leases, (ii) as shall be conveyed by Seller or a Subsidiary of Seller to an Acquired Company (or to Purchaser or its designee, at Purchaser’s request) at or prior to the Closing, and (iii) the Timberlands.

Section 4.10. Operations Sites.

(a) Mills. (i) Except as set forth in clause (ii) of this Section 4.10(a) and subject to clause (iv) of this Section 4.10(a): MeadWestvaco Kentucky, L.P., an Acquired Company, owns valid fee simple title in and to the real property and the improvements located thereon commonly known as the Wickliffe Mill, located in Wickliffe, Kentucky (the “Wickliffe Mill”); MeadWestvaco Oxford Corporation, an Acquired Company, owns valid fee simple title in and to the real property and the improvements located thereon commonly known as the Rumford Mill, located in Rumford, Maine (the “Rumford Mill”); MeadWestvaco Maryland, Inc., an Acquired Company, owns valid fee simple title in and to the real property and the improvements located thereon commonly known as the Luke Mill, located in Luke, Maryland (the “Luke Mill”); Escanaba Paper Company, an Acquired Company, owns valid fee simple title in and to the real property and the improvements located thereon commonly known as the Escanaba Mill, located in Escanaba, Michigan (the “Escanaba Mill”); and MW Custom Papers LLC, owns valid fee simple title in and to the real property and the improvements located thereon commonly known as the Chillicothe Mill, located in Chillicothe, Ohio (the “Chillicothe Mill”), the Chilpaco Mill, located in Chillicothe, Ohio (the “Chilpaco Mill”) and the Fremont Mill, located in Fremont, Ohio (the “Fremont Mill”, and, together with the Wickliffe Mill, the Rumford Mill, the Luke Mill, the Escanaba Mill, the Chillicothe Mill and the Chilpaco Mill, the “Mills”), in each case subject only to Permitted Exceptions. Except as set forth in clause (ii) of this Section 4.10(a), each Mill is an Owned Real Property and is accurately identified as such on Schedule 1.2(a)(i) or on Schedule 4.9(a)(i).

(ii) The portions of the Mills identified as such on Schedule 4.10(a) are Leased Real Properties leased to the Seller or the applicable Subsidiary of Seller (including CP or an Acquired Company) identified on such Schedule 4.10(a), such Leased Real Properties are accurately identified in all material respects on such Schedule and are the subject of the valid and subsisting Real Property Leases identified on such Schedule, which permit the use of such portions of such Mills for their current uses (each, together with all amendments and side agreements relating thereto, a “Mill Lease”). True, complete and correct copies of each material Mill Lease have been made available by Seller to Purchaser.

(iii) All right, title and interest of Seller or a Subsidiary of Seller in and to all real property, fixtures, easements, licenses, access rights and appurtenances used in connection with the Business currently conducted at each Mill is included as part of the Acquired Company Owned Real Property, Acquired Company Leased Real Property or is otherwise being transferred (directly or indirectly) by Seller or a Subsidiary of Seller to Purchaser pursuant to the terms of this Agreement, including, without limitation, all of Seller’s (or a Subsidiary of Seller’s) right, title and interest in and to any easements, licenses and other rights necessary (w) to obtain power, water and other utilities for the benefit of the Mills, (x) to obtain supplies and other materials for the benefit of the Mills, (y) to dispose of waste at the Mills in accordance with applicable law, and (z) to carry out the operation of the Business currently conducted at each Mill.

(iv) Notwithstanding anything to the contrary in this Section 4.10 or elsewhere in this Agreement, it shall not be deemed to be a misrepresentation or breach of this Agreement by Seller if (x) certain real property listed in Schedules 1.2(a)(i), 1.2(a)(ii), 1.2(b)(i), 1.2(b)(ii), 4.9(a)(i) and 4.9(c) attached hereto is Related to the Business but is not owned or leased by the particular entity indicated on such Schedule (but is nevertheless owned or leased by Seller, an Acquired Company or another Subsidiary of Seller), (y) certain real property listed on such Schedules is in fact not Related to the Business, or (z) certain real property Related to the Business is in fact not listed on such Schedules; provided that Seller shall at its sole cost and expense (other than sharing of transfer taxes as provided herein, which shall not apply to clause (B) below), (A) in the case of the real property described in clause (x) above, at the Closing, convey such real property (or cause such real property to be conveyed) to the correct Acquired Company (if related to (or a portion of) a Mill owned by such Acquired Company) or directly to Purchaser (or its designee) as provided herein (provided that any such conveyances shall be made pursuant to deeds and/or other instruments of assignment contemplated hereby and otherwise in compliance with the terms hereof, and any representations, warranties and covenants of Seller hereunder with respect to Owned Real Property or Leased Real Property shall be applicable to any such real property, and, if transferred directly to Purchaser, with applicable transfer taxes being shared as provided herein), (B) in the case of the real property described in clause (y) above, prior to Closing, cause any Acquired Company owning or leasing such real property to convey such real property to Seller or a Subsidiary of Seller (other than an Acquired Company), and if such real property is owned or leased by Seller or a Subsidiary of Seller, then such real property shall not be conveyed to Purchaser pursuant to this Agreement, and (C) in the case of the real property described in clause (z) above, cause such real property to be conveyed to Purchaser at Closing in accordance with this Agreement (and such real property shall be deemed to be Owned Real Property or Leased Real Property hereunder), subject to Section 7.11 (and, if such Undisclosed Business Property is part of the Mills, Chillicothe Distribution Center or the Timberlands, Section 6.10) of this Agreement.

(b) Distribution Centers. (i) A Subsidiary of Seller owns, directly or indirectly, good and valid fee simple title in and to the real property commonly referred to as the Chillicothe Distribution Center, located in Chillicothe, Ohio (the “Chillicothe Distribution Center”), subject only to Permitted Exceptions, which is an Owned Real Property accurately identified on Schedule 1.2(a)(i), and good and valid leasehold interests in and to the real property commonly referred to as the Bedford Distribution Center, located in Bedford, Pennsylvania (the “Bedford Distribution Center”), and the Keyser Distribution Center, located in Keyser, West Virginia (the “Keyser Distribution Center”, and, together with the Chillicothe Distribution Center, the Bedford Distribution Center, and the Keyser Distribution Center, the “Distribution Centers”).

(ii) Each Distribution Center other than the Chillicothe Distribution Center is a Leased Real Property accurately identified on Schedule 1.2(b)(ii) which is the subject of a valid Real Property Lease providing for the use for warehousing and distribution center purposes of the related Distribution Center by the lessee thereunder. Copies of the Real Property Leases for the Bedford and Keyser Distribution Centers have been provided by Seller to Purchaser, and such copies are true, correct and complete in all material respects.

(iii) All right, title and interest of Seller or a Subsidiary of Seller in and to all real property, fixtures, easements, licenses, access rights and appurtenances used in connection with the Business currently conducted at each Distribution Center is included as part of the Acquired Company Owned Real Property, Acquired Company Leased Real Property or is otherwise being transferred (directly or indirectly) by Seller or a Subsidiary of Seller to Purchaser pursuant to the terms of this Agreement, including, without limitation, all right, title and interest of Seller or any Subsidiary of Seller in and to any easements, licenses and other rights relating to (x) power, water and other utilities for the benefit of the Distribution Centers, (y) parking, access and egress (including railroad spur access and egress) as currently utilized at the Distribution Centers, and (z) the distribution of products by Seller or its Subsidiaries, in each case, as necessary for the operation of the Business currently conducted at each Distribution Center.

Section 4.11. Timberlands.

(a) The term “Timberlands” shall mean the real property (including any and all interests and rights of Seller (or Seller’s Subsidiary, as applicable) that are appurtenant to such real property and related to the operation of the Business thereon) identified on Schedule 4.11(a), which real property is forest land used or intended for use for the purpose of growing and harvesting timber for use in the Business and uses directly related thereto (provided that the term “Timberlands” shall exclude (i) any timberlands sold by Seller or its Subsidiaries as permitted pursuant to Section 6.2(c) hereof, and (ii) any Deleted Parcels (as defined in Section 6.12(f)(ii) hereof). Except as set forth on Schedule 4.11(a), Seller or a Subsidiary of Seller owns valid fee simple title to the Timberlands, subject only to the Permitted Exceptions. The Timberlands constitute all the real property owned by Seller or its Subsidiaries and used by (or intended to be used by) Seller or any of its Subsidiaries for the purpose of growing and harvesting timber for the use in the Business, except for the timberlands (the “Covington Timberlands”) that provide timber for both the Luke Mill and Seller’s bleached board mill in Covington, Virginia. Schedule 4.11(a) lists the states and approximate acreage of the Timberlands. Except as set forth on Schedule 4.11(a) and except for the Covington Timberlands, the Seller does not, directly or through one of more of its Subsidiaries, own, lease, license or occupy any real property that is used in the growing and harvest of timber for the Business, other than the Timberlands.

(b) [Reserved].

(c) To the Knowledge of Seller, (i) there are no outstanding violations of Laws (or violation of Laws claimed by any Governmental Body) on the part of Seller or a Subsidiary of Seller in connection with its operation and management of the Timberlands that have had a material adverse effect on Seller’s (or such Subsidiary’s) use of the Timberlands as commercial timberland or tree farms or on Seller’s commercial harvesting of timber therefrom, (ii) there is no outstanding material failure by Seller or any of its Subsidiaries to comply with any Order imposed upon Seller or any such Subsidiary by any Governmental Body pertaining to any of the Timberlands or the use, occupancy, logging or condition thereof, and (iii) there is no pending change in the application of any forestry, zoning, land classification, environmental, or land use Laws to the Timberlands that would have a material adverse effect on the ability to log or conduct commercial timber or tree farming operations on such property after Closing.

(d) Except as set forth in the Geographic Information System (the “GIS”) maintained by Seller with respect to the Timberlands and a copy or copies of which have been delivered to Purchaser on or prior to the date hereof (on three CD-ROMs, one per forest, labeled with the date December 31, 2004), to the Knowledge of Seller, (i) there are no areas of the Timberlands with respect to which Seller or its Subsidiaries have a legal obligation under the Federal Endangered Species Act or comparable state, local or municipal Laws to protect endangered species (“Protected Species”) which inhabit such areas; and (ii) there are no pending or threatened Legal Proceedings against Seller, any of its Subsidiaries or the Timberlands based upon the presence of any Protected Species on the Timberlands.

(e) To the Knowledge of Seller, and except as set forth on Schedule 4.11(e), there has been no material loss of timber from the Timberlands due to any casualty, insect infestation or other causes beyond the control of Seller since January 1, 2002.

(f) Except as set forth on Schedule 4.11(f), there are no Contracts or Liens affecting or pertaining to the Timberlands or any portion thereof other than (i) Permitted Exceptions, (ii) Contracts entered into in the Ordinary Course, and (iii) such other Contracts and Liens that do not materially and adversely affect the commercial harvesting of timber on the Timberlands (or any portion thereof).

(g) Except as set forth on Schedule 4.11(g), to the Knowledge of Seller, there are no unresolved boundary disputes, and no unresolved disputes with respect to encroachments, between Seller (or any Subsidiary of Seller) and any third party affecting any of the Timberlands or any portion thereof, nor is any Person adversely possessing any of the Timberlands or any portion thereof, except for such matters that do not have a material adverse effect on the commercial harvesting of timber on the Timberlands (or any portion thereof).

(h) There are no management or brokerage agreements affecting the Timberlands to which Seller, or any Subsidiary of Seller, is a party that will or are reasonably likely to create a liability for Purchaser or any of its Designated Affiliates, or a Lien upon the Timberlands (other than obligations to pay brokerage fees pursuant to land sales contracts set forth in Schedule 4.11(h) hereto), and there are no agreements to which Seller or its Subsidiaries are a party for operation or maintenance services to be provided to the Timberlands, other than those that are terminable on not more than 90 days’ notice to the service provider or are otherwise referenced on Schedule 4.11(h).

(i) Except as set forth on Schedule 4.11(i), to Seller’s Knowledge, there are no unresolved disputes between Seller (or any Subsidiary of Seller) and any third party with respect to access to the Timberlands that would have a material adverse effect on the continued commercial timberland use, tree farming, and commercial logging, in the manner currently conducted by Seller or its Subsidiaries on any parcel included in the Timberlands.

(j) Seller and its Subsidiaries have during the past two years operated the Timberlands in the Ordinary Course, including (i) conducting their ongoing timber harvest operations on the Timberlands (x) in a manner sufficient to obtain certification from the Sustainable Forestry Initiative Program (“SFI Certification”) with respect to the Timberlands during such period, and (y) in accordance in all material respects with any applicable state forestry Best Management Practices, and (ii) performing necessary and prudent maintenance of roads, drainage systems, fire protection and prevention as well as appropriate stand establishment activities. Seller has obtained SFI Certification for the Timberlands and such certification is in full force and effect.

(k) Except as set forth on Schedule 4.11(k), to the Seller’s Knowledge, there has been no mining activity on the Timberlands during the three (3) years immediately preceding the date hereof that has materially and adversely affected, or that would reasonably be expected to materially and adversely affect, the commercial harvesting of timber on the Timberlands or any portion thereof.

(l) Except as set forth on Schedule 4.11(l), during the three (3) years immediately preceding the date hereof, none of Seller or any of its Subsidiaries has taken any action or failed to take any action that would reasonably be expected to cause a change in the classification of the Timberlands for tax purposes (including real estate tax purposes), or any portion thereof (other than with respect to amounts of acreage that are immaterial), as “forest land” or “timberland”.

(m) To the Knowledge of Seller, and subject to (i) land sales described on Schedule 6.2(c) hereto, (ii) normal and customary harvesting of timber performed by or on behalf of Seller or any Subsidiary of Seller in the Ordinary Course and not inconsistent with the Harvesting Plan, and (iii) the natural growth and mortality of timber, the (A) aggregate amount of merchantable timber tonnage across all of the Timberlands set forth on Schedule 4.11(m)-1, and (B) breakdown of merchantable hardwood and softwood timber tonnage by forest set forth on Schedule 4.11(m)-2 are true and correct in all material respects. For purposes of the representations set forth in this Section 4.11(m), the parties agree that (i) “in all material respects” as to merchantable timber tonnage will be defined as within a 10% variance, and (ii) the truth or falsity thereof may be determined prior to, on or after Closing pursuant to timber cruises of statistically relevant parcels (given the nature of Seller’s representations being made in this Section 4.11(m)) of the Timberlands and analysis thereof, which timber cruises shall be completed within six (6) months after the Closing Date, all in accordance with usual custom and practice of purchasers and sellers in the timber industry. The breakdown of merchantable pulpwood and saw timber tonnage by forest as set forth on Schedule 4.11(m)-3 has been prepared by Seller in good faith in the Ordinary Course and for utilization by Seller in the operation of the Business.

(n) Except as set forth in Schedule 4.11(n), no Persons other than Seller or a Subsidiary of Seller (or contractors harvesting on their behalf) have the right to harvest timber on the Timberlands, except pursuant to Contracts entered into by Seller or its Subsidiaries in the Ordinary Course and in a manner not inconsistent with the Harvesting Plan.

(o) To the Knowledge of Seller, there are no currently existing facts or conditions with respect to the Timberlands that would prevent an owner of the entire Timberlands from growing and making available for harvest such volumes of timber on the Timberlands as are indicated in the Harvesting Plan, provided that such owner operates and manages the Timberlands (including making capital expenditures) in the same manner as Seller and its Subsidiaries, and excluding the adverse effect of weather conditions, casualty, insect infestations, and other causes beyond the control of an owner of Timberlands.

(p) As used in this Section 4.11, the term “to the Knowledge of Seller” or “to Seller’s Knowledge” shall refer to the actual knowledge of James H. Hill (Vice President, Land Acquisition and Sales), Bradley Homeier (Region Director, Escanaba Forest), Steve Mathey (Harvesting Director and former Forest Manager, Chillicothe Forest), Greg Dale (Forest Manager, Wickliffe Forest), Sam Houston (VP Finance and Strategy of Forestry), Gene Parker (President, Forestry Division) and Mark Watkins (Senior Vice President of Seller). Seller represents and warrants to Purchaser that (i) Mr. Hill is knowledgeable with respect to the matters described in this Section 4.11, based partly on his own knowledge and based partly on the knowledge of others (including the individuals listed in the following clause (ii)), (ii) Messrs. Homeier, Mathey and Dale are knowledgeable with respect to the matters described in this Section 4.11 (as applicable to the Escanaba, Chillicothe and Wickliffe forests, respectively), (iii) Messrs. Hill, Homeier, Mathey and Dale have made due inquiry with respect to such matters, and (iv) Messrs. Houston, Parker and Watkins are supervisory personnel in Seller’s forestry division.

Section 4.12. Tangible Personal Property.

(a) Each lease of personal property (i) included in the Purchased Assets requiring lease payments equal to or exceeding U.S.$500,000 per annum, or (ii) the loss of which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (collectively, the “Personal Property Leases”), is in full force and effect and is valid and enforceable in accordance with its terms, and there is no material default under any Personal Property Lease either by Seller or its Subsidiaries or, to the Knowledge of Seller, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default by Seller or its Subsidiaries thereunder; and

(b) Seller or one of its Subsidiaries has good and valid title to each material item of owned Purchased Equipment, free and clear of any and all Liens other than Tangible Personal Property Permitted Liens.

Section 4.13. Intellectual Property. (a) Schedule 4.13(a) sets forth a true and complete list and description of (i) all Registered Acquired Intellectual Property and (ii) all Intellectual Property used in the operation of the Business that constitutes Excluded IP Assets.

(b) As of the date hereof, there are no Legal Proceedings decided, settled, pending or, to the Knowledge of Seller, threatened, by or against Seller or any of its Subsidiaries that concern any Acquired Intellectual Property or Business Data, including any such Legal Proceedings involving claims of infringement or other violation, validity, enforceability, ownership or the right to use any of the foregoing.

(c) To Seller’s Knowledge, the operation of the Business and the use of the Acquired Intellectual Property are not, and during the immediately preceding two years were not, infringing or otherwise in violation, in any material respect, of any Intellectual Property of any other Person.

(d) To Seller’s Knowledge, no Person is infringing or otherwise in violation, in any material respect, of any of the Acquired Intellectual Property in connection with the operation of the Business.

(e) Schedule 4.13(e) sets forth a true and complete list of all material IP Licenses. There are no Legal Proceedings decided, settled, pending, or to the Knowledge of Seller, threatened, by or against Seller or any of its Subsidiaries, concerning any material IP License, including any Legal Proceeding concerning a claim or position that Seller or any of its Subsidiaries or another party thereto has breached any material IP License or that any material IP License is invalid or unenforceable. Seller and its Subsidiaries are in compliance with, and have conducted their business so as to comply with, all material terms of all material IP Licenses. There exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a material breach or default by Seller or any of its Subsidiaries or another party under any material IP License. No party to any material IP License has given Seller or any of its Subsidiaries notice of its intention to cancel, terminate or fail to renew any material IP License.

(f) To the Knowledge of Seller, (i) the Acquired Intellectual Property is valid, subsisting and enforceable and (ii) Seller and each Acquired Company has timely made in all material respects all filings, payments and ownership recordations with the appropriate foreign and domestic agencies required to maintain in subsistence, in the name of Seller or one of its Subsidiaries, all Acquired Intellectual Property.

(g) All Intellectual Property of Seller and its Subsidiaries, except the Excluded IP Assets, used in the operation of the Business will be transferred to Purchaser (or one of its Subsidiaries) at Closing and such Intellectual Property will be available to Purchaser (or one of its Subsidiaries) immediately after Closing on the same terms and conditions under which it was available to Seller and its Subsidiaries prior to the Closing (except to the extent that any consent is required by any licensor of licensed Intellectual Property in connection with the transactions contemplated by this Agreement). The Seller Name and the other Trademarks, designs or logos used in the operation of the Business that do not constitute part of the Acquired Intellectual Property will remain available for use by Purchaser, without restriction and without infringing on the rights of any other Person, in the operation of the Business after Closing in the manner and to the extent provided in Section 7.7 hereof.

(h) Seller and each of its Subsidiaries have taken reasonable measures to protect the secrecy, confidentiality and value of all the Trade Secrets Related to the Business, and to Seller’s Knowledge, no unauthorized disclosure of any such Trade Secrets has occurred.

(i) The Computer Hardware Related to the Business as of the Closing Date is in good working condition (normal wear and tear excepted). Other than those errors and defects inherent in Computer Hardware that are generally known within the information technology industry, there has not been any material and recurring malfunction with respect to such Computer Hardware since January 1, 2002 that has not been remedied or replaced in all material respects.

(j) Schedule 4.13(j) sets forth a true and complete list of all Computer Software that is (i) Purchased Seller Software; (ii) owned by Seller or any of its Subsidiaries (other than the Acquired Companies) and used in the Business but not contained within the definition of the term “Related to the Business” (“Included Seller Software”); (iii) Purchased Third Party Software; or (iv) licensed by Seller or any of its Subsidiaries (other than the Acquired Companies) and used in the Business but not contained within the definition of the term “Related to the Business” (“Included Third Party Software”).

(k) All Business Software is transferred or made available to Purchaser and/or one or more of its Designated Affiliates hereunder on an “AS IS” basis as currently used in the Business. Without limiting the foregoing, to the Knowledge of Seller, the Business Software: (i) is in machine readable form and is in good working condition (normal wear and tear excepted); (ii) contains no Disabling Devices, and (iii) other than those errors and defects inherent in Computer Software that are generally known within the information technology industry, has not suffered from any material and recurring malfunctions since January 1, 2002 that have not been remedied in all material respects.

(l) To the Knowledge of Seller, the use of the Business Data by Seller or its Subsidiaries prior to the Closing Date does not infringe or violate the rights of any Person, or otherwise violate any United States Law.

Section 4.14. Contracts. Schedule 4.14 sets forth a true, complete and correct list, as of the date hereof (or if not in writing, a description thereof), of each of the following Contracts related to the Business to which Seller or any of its Subsidiaries is a party or by which it is bound:

(a) Contracts for, or setting forth any of the terms or conditions relating to, the employment or termination of employment of any officer, consultant or employee whose basic annual compensation (including bonus and/or commission) is in excess of $150,000, other than any Contract that is terminable within 90 days without the Business incurring any penalty or fee;

(b) (i) Contracts for the purchase, or the sale, supply or provision, of merchandise, steam, materials, energy, supplies or services, including operating, land management and resource management and repair and timber hauling or cutting; (ii) Contracts for the purchase or lease of equipment, or (iii) Contracts relating to franchise, distributorship or sale agency arrangement, in each case ((i), (ii) or (iii)) not capable of being fully performed or not terminable by Seller or its Subsidiaries without penalty or premium within a period of 90 calendar days and involving annual payments in excess of (A) $5,000,000, in the case of Contracts with customers and merchant distributors of the Business; (B) $2,500,000, in the case of Contracts with suppliers to the Business, including pulp and timber Contracts and Contracts regarding the purchase or sale of energy, steam, and power, and (C) $2,000,000 in the case of all other Business contracts;

(c) Contracts for the purchase or sale of any of its assets in excess of $2,500,000, other than in the Ordinary Course, or any shares of its subsidiaries or interests in its businesses or joint ventures;

(d) Contracts relating to any partnership or joint venture involving payments by the Business in excess of $1,000,000 in the aggregate;

(e) Contracts that contain a non-compete or customer non-solicitation covenant or similar obligation (excluding any such Contracts which do not restrict the Business in any material respect and which would not apply to the shareholder(s) of Purchaser or any other entities or businesses owned by such shareholder(s) as a result of Purchaser’s acquisition of the Business);

(f) Contracts that contain any material indemnification obligation by or for the benefit of the Seller or any of its Subsidiaries, other than agreements entered into in the Ordinary Course;

(g) Collective Bargaining Agreements;

(h) Real Property Leases;

(i) Intercompany Contracts; and

(j) Contracts relating to Indebtedness (including any Guarantees and any Hedging Agreements) ((a) through (j) being referred to collectively, the “Material Business Contracts”).

True and correct copies of all Material Business Contracts have been provided to Purchaser prior to the date hereof, together with any amendments, supplements, exhibits, schedules or addendums thereto. Seller and its Subsidiaries have performed, in all material respects, all of the obligations required to be performed by them to date, and are not in material default under, any of the Material Business Contracts, and, to the Knowledge of Seller, no other party to one of the Material Business Contracts is in material default thereunder. Each Material Business Contract is in full force and effect and constitutes the valid and legally binding obligation of the Seller or its applicable Subsidiary and, to the Knowledge of Seller, each other party thereto, enforceable in accordance with its terms, extent as may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 4.15. Employee Benefits. (a) Schedule 4.15(a)(i) sets forth a true and correct list, as of the date hereof, of each Employee Benefit Plan providing benefits to Acquired Company Employees and Business Employees at an annual cost to Seller and its Affiliates in excess of $200,000. For purposes of this Agreement, “Employee Benefit Plan” means each written employee benefit plan, and any other written incentive compensation or employee benefit plan, arrangement or agreement (including pension benefit, welfare benefit, retention, change in control, severance, disability, fringe benefit, deferred compensation, bonus or other incentive compensation and stock option, purchase or other equity based plans, agreements and arrangements, but excluding payroll practices and plans, agreements and arrangements that are mandated by Law) (“Plans”) that are sponsored or maintained by Seller or any of its Subsidiaries, to which Seller or any of its Subsidiaries contributes or is obligated to contribute, in any such case, for the benefit of Acquired Company Employees and Business Employees, including those Plans listed on Schedule 4.15(a)(i)(B) that are applicable to Acquired Company Employees and Business Employees who are employed outside the United States. Schedule 4.15(a)(ii) identifies each Plan that is sponsored, maintained or contributed to or required to be contributed to solely by one or more of the Acquired Companies, or to which solely the Acquired Companies are required to contribute (collectively, the “Acquired Company Plans”) and each employment, change-in-control or severance agreement between Seller or any of its Subsidiaries, on the one hand, and any Business Employee or Acquired Company Employee, on the other hand (the “Individual Agreements”).

(b) Except as would not reasonably be expected to have a Material Adverse Effect, each Employee Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations.

(c) True and correct copies of the Employee Benefit Plans and the most recent plan summaries, if any, and all amendments or supplements thereto, with respect to each of the Employee Benefit Plans (as applicable) have been made available by Seller to Purchaser. Except as would not reasonably be expected to result in material liability to the Business, there are no pending or, to the Knowledge of Seller, threatened Legal Proceedings, audits or investigations against or involving any Acquired Company Plan, the assets of any such plan or the plan administrator or fiduciary of any Acquired Company Plan (other than routine benefit claims).

(d) Schedule 4.15(d) sets forth a true and correct list, as of the date of this Agreement, of each Employee Benefit Plan that is a defined contribution pension plan in which Acquired Company Employees or Business Employees participate (the “Seller Savings Plans”) or a defined benefit pension plan in which Acquired Company Employees or Business Employees participate (the “Seller Pension Plans”). The Internal Revenue Service has issued a favorable determination letter with respect to each Seller Savings Plan and each Seller Pension Plan and the related trust that has not been revoked, and, to the Knowledge of Seller, there are no existing circumstances and no events have occurred that could be reasonably expected to adversely affect the qualified status of any Seller Savings Plan or any Seller Pension Plan or the related trust. No “reportable event” as defined in Section 4043(c) of ERISA has occurred with respect to any Seller Pension Plan (other than an event for which the 30-day notice-period has been waived).

(e) Schedule 4.15(e) sets forth a true and correct list, as of the date of this Agreement, of each Plan sponsored by Seller or any of its Subsidiaries under which Former Acquired Company Employees or Former Business Employees and their respective beneficiaries and dependents receive post-retirement medical, health and life insurance benefits (other than Cobra Coverage) (the “Retiree Medical Plans”). Seller has used its reasonable best efforts to provide to Purchaser each written communication to Acquired Company Employees, Former Acquired Company Employees, Business Employees and Former Business Employees that, to the Knowledge of Seller, describe the terms and conditions for receipt of Retiree Medical Benefits under the Retiree Medical Plans by Acquired Company Employees. The obligation to provide benefits for Non-Represented Employees under the Retiree Medical Plans may be amended or terminated at any time for any reason.

(f) Schedule 4.15(f) sets forth a true and correct list, as of the date of this Agreement, of each Employee Benefit Plan providing medical, dental, life insurance, disability and other welfare benefits to Acquired Company Employees or Business Employees (the “Seller Welfare Plans”).

(g) Except for severance benefits provided under the terms of any Collective Bargaining Agreement, Schedule 4.15(g) sets forth a true and correct list, as of the date of this Agreement, of each Employee Benefit Plan under which Acquired Company Employees or Business Employees are eligible for severance benefits (the “Severance Plans”).

(h) With respect to each of the Employee Benefit Plans referred to in Sections 4.15(d) – (g) (the “Specified Seller Plans”), Seller has made available to Purchaser a true, correct and complete copy of: (i) each writing constituting a part of such Specified Seller Plan, including without limitation all plan documents, employee communications that to the Knowledge of Seller describe the terms and conditions for receipt of benefits, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any; and (iv) the most recent annual financial report, if any. Seller has delivered or made available to Purchaser a true, correct and complete copy of each Individual Agreement. Except as specifically provided in the foregoing documents made available to Purchaser, there are no amendments to any Specified Seller Plan or Individual Agreement that have been adopted or approved nor has Seller or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Specified Seller Plan or Individual Agreement.

(i) Except as set forth on Schedule 4.15(i), and except as required by Law or relating to the vesting of benefits under the MeadWestvaco Corporation Retirement Plan for Salaried and Non-Bargained Hourly Employees, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (whether alone or together with any other event or events) (i) entitle any Acquired Company Employee or Business Employee to any increase in any compensation or benefits (including any cash or equity award or benefit), (ii) accelerate the time at which any compensation, benefits or award may become payable, vested or required to be funded in respect of any Acquired Company Employee or Business Employee, (iii) entitle any Acquired Company Employee or Business Employee to any additional compensation, benefits or award, or (iv) constitute a “change of control” as defined in any Employee Benefit Plan or Individual Agreement.

(j) No Acquired Company Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States

(k) Except as set forth on Schedule 4.15(k), neither the Seller nor any ERISA Affiliate is required to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or, during the six years prior to the date hereof, has withdrawn from any multiemployer plan where such withdrawal has resulted in or would result in any “withdrawal liability” (within the meaning of Section 4201 of ERISA).

Section 4.16. Labor. (a) Set forth on Schedule 4.16(a) is a true and correct list, as of the date hereof, of each labor or collective bargaining agreement to which Seller or its Subsidiaries are a party that apply to Acquired Company Employees or Business Employees (each, a “Collective Bargaining Agreement”).

(b) No labor organization representing any Acquired Company Employees or Business Employees or group of Acquired Company Employees or Business Employees has made a written demand against Seller or any of its Subsidiaries for recognition; and there are no representation proceedings or written petitions seeking a representation proceeding presently pending against Seller or any of its Subsidiaries involving any Acquired Company Employees or Business Employees or, to the Knowledge of Seller, threatened in writing to be brought or filed against Seller or any of its Subsidiaries Related to the Business with the United States National Labor Relations Board or other labor relations tribunal. To the Knowledge of Seller, there is no ongoing organizing activity involving Acquired Company Employees or Business Employees pending or, to the Knowledge of Seller, threatened by any labor organization or group of Acquired Company Employees or Business Employees.

(c) Except as set forth on Schedule 4.16(c), as of the date hereof there are no (i) strikes, work stoppages, slowdowns or lockouts, (ii) grievances or other labor disputes or proceedings pending or threatened in writing against or involving any Acquired Company Employees or Business Employees (except as would not reasonably be expected to have a Material Adverse Effect), or (iii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any Acquired Company Employees or Business Employees (except as would not reasonably be expected to have a Material Adverse Effect).

(d) To the Knowledge of Seller, except as would not reasonably be expected to result in material liability to the Business, the Acquired Companies are in substantial compliance with all Laws and Orders affecting the Business relating to the employment of their respective employees, including all such Laws and Orders relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, occupational safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social contribution taxes and similar Taxes.

(e) Except as set forth on Schedule 4.16(e), from January 1, 2003 through the date hereof there has been no event that has caused or required Seller to issue a notice under the Worker Adjustment and Retraining Notification Act or any similar Law with respect to any Acquired Company Employees, Business Employees, Former Acquired Company Employees or Former Business Employees. Seller has provided Purchaser with a list of (x) the Former Acquired Company Employees and/or Former Business Employees who have suffered an “employment loss” (as defined under WARN) within a ninety (90) day period prior to the date hereof and (y) the Acquired Company Employees and Business Employees who have been notified that they will incur an “employment loss,” within a ninety (90) day period prior to the date hereof.

Section 4.17. Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened in writing against Seller or any of its Subsidiaries that challenges, or questions the validity of, this Agreement, any Seller Document or any action taken or to be taken by Seller and its Subsidiaries in connection with, or which seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby or thereby. Schedule 4.17 sets forth a true and correct list, as of the date hereof, of all material pending or, to the Knowledge of Seller, threatened Legal Proceedings Related to the Business, the Assets or the Assumed Liabilities, the Acquired Company Employees or the Business Employees in which Seller or any of its Subsidiaries or any officer or director thereof (in such capacity) is a party. There is no Legal Proceeding pending or, to Seller’s Knowledge, threatened against Seller or any of Seller’s Subsidiaries or any of their respective assets or properties that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of Seller nor any of its Subsidiaries (with respect to the Business) nor the Assets is subject to any Order except for regulatory decrees and orders of general applicability to both the Business and others conducting similar businesses in the affected jurisdiction which do not and could not reasonably be expected to materially impair the operation of the Business or materially detract from the value of the Business.

Section 4.18. Compliance with Other Laws/Permits. With respect to the Business conducted by it and its Subsidiaries (including the Business conducted by Seller and its Subsidiaries at the Mill Sites and Distribution Centers), Seller and each Subsidiary of Seller is and has been since January 1, 2002 in compliance with all applicable Laws and all Orders and Permits of or from Governmental Bodies, except for instances of noncompliance or possible noncompliance that (i) are within the scope of Section 4.13 (Intellectual Property), 4.14 (Contracts), 4.15 (Employee Benefits), 4.16 (Labor) or 4.19 (Environmental Matters), or (ii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Seller, CP and the Acquired Companies have all Permits that are material to the operation of the Business (other than environmental Permits, which are covered by Section 4.19), a true and complete list of which is contained in Schedule 4.18, required for the ongoing conduct of the Business where and as it is currently being conducted, including at the Mill Sites and Distribution Centers. To Seller’s Knowledge, there is no pending or threatened Legal Proceeding before any Governmental Body to suspend, revoke, materially modify (other than modifications made in connection with a normal renewal of an expiring Permit) or cancel any such material Permit, or any claims by or before any Governmental Body alleging or investigating any violation of Law with respect to any such material Permit.

Section 4.19. Environmental Matters. Except as set forth on Schedule 4.19 or as would not reasonably be expected to have a Material Adverse Effect: (a) to the Knowledge of Seller, the Business as currently operated is being conducted by Seller and its Subsidiaries in compliance with all applicable Environmental Laws (it being understood that Seller makes no representation or warranty pursuant to this Section 4.19 as to conditions or activities that do not originate from or otherwise relate to the Business), (b) to the Knowledge of Seller, the Business as currently operated is in possession of and in compliance with all necessary Environmental Permits, (c) to the Knowledge of Seller, there have been no Releases of Hazardous Materials in violation of applicable Environmental Laws at, on or under the Business Facilities, (d) to the Knowledge of Seller, as of the date hereof, there are no Environmental Claims have been asserted or threatened in writing against Seller or any of its Subsidiaries in connection with the Business, (e) to the Knowledge of the Seller, no Environmental Claims have been asserted in writing against facilities that received Hazardous Materials Handled by the Business which are reasonably likely to result in Environmental Liabilities, and (f) to the Knowledge of the Seller, there are no violations of Environmental Law or any Releases of Hazardous Materials at any of the woodyards used in the Business on the Closing Date which are reasonably likely to result in Environmental Liabilities.

Section 4.20. Ownership of Necessary Assets and Rights. (a) Except for the (a) Excluded Assets referred to in Sections 1.3(a), (c), (d), (f), (g), (j) and (k), and (b) those assets and services to be provided pursuant to the terms of the Transition Agreements, the Assets to be transferred to Purchaser on the Closing Date are in all material respects sufficient for the conduct of the Business immediately following the Closing in substantially the same manner as conducted on the date hereof.

(b) Seller, CP and/or one or more of the Acquired Companies have, and will at Closing convey to the Purchaser, good and valid title to (or valid leasehold interest in) the Assets (other than Real Property and Timberlands, which are addressed in Sections 4.9. 4.10 and 4.11), free and clear of all Liens (other than Tangible Personal Property Permitted Liens).

Section 4.21. Distributors, Customers, Licensees and Suppliers. Schedule 4.21 contains a list of each of the top ten customers, distributors and suppliers of the Business, on the basis of revenues generated or expenditures made, as applicable, during the twelve months ended on the Balance Sheet Date. From the Balance Sheet Date to the date hereof, none of the customers, distributors or suppliers listed on Schedule 4.21 has canceled, terminated or materially and adversely modified or, to the Knowledge of Seller, threatened to cancel, terminate or materially and adversely modify, its relationship with the Business and the relationship with each such customer, distributor or supplier has not changed in any materially adverse respect.

Section 4.22. Absence of Certain Business Practices. During the two years immediately preceding the date hereof, none of the Seller nor any of its Subsidiaries, nor any officer, director, employee, consultant or agent thereof acting on their respective behalf has directly or indirectly (as it relates to the Business), (a) made any contribution or gift which contribution or gift is in material violation of any applicable Law, (b) in material violation of applicable Law, made any bribe, rebate, payoff, influence payment, kickback or other payment to any Governmental Body (or representative or official thereof) or made any bribe, rebate, payoff, influence payment, kickback or other payment to any Person other than a Governmental Body, in each case, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained for or in respect of the Business, or (c) established or maintained, directly or indirectly, any fund or asset for the purpose of making any payment described in the foregoing clauses (a) and (b). In addition to, and not in limitation of, the foregoing, none of Seller nor any of its Subsidiaries, nor any officer, director, employee, consultant or agent thereof acting on their respective behalf has made (as it relates to the Business), directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to: (x) any foreign official (as such term is defined in the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a foreign government, or any agency or subdivision thereof; or (y) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign government or agency or subdivision thereof, in the case of both (x) and (y) above in order to assist the Business to obtain or retain business for or direct business to Seller or any of its Subsidiaries and under circumstances which would subject the Business to liability under the FCPA or any corresponding foreign Laws.

Section 4.23. Potential Conflicts of Interest. Except as set forth on Schedule 4.23, none of Seller nor any of its Subsidiaries (other than the Acquired Companies) nor, to the Knowledge of Seller, any executive officer of Seller or of the Business:

(a) owns, directly or indirectly, any interest in (excepting not more than five percent stock holdings held solely for investment purposes in securities of any Person which is listed on any national securities exchange or regularly traded in the over-the-counter market) or is an owner, sole proprietor, stockholder, partner, director, officer, employee, consultant or agent of any Person which is a lessor, lessee, customer, licensee, or supplier of the Business (other than pursuant to arrangements on terms that would be obtained on an arms’ length basis and other than Contracts entered into by the Seller for the benefit of the Business and the Seller’s other businesses); or

(b) owns, directly or indirectly, in whole or in part, any tangible property, patent, trademark, service mark, trade name, copyright, franchise, invention, permit or license which is used and necessary for the operation of the Business.

Section 4.24. Power/Natural Gas. (a) The power generating stations used in the Business, including but not limited to the operations conducted by Rumford Cogeneration, Inc. and Rumford Falls Power Company (the “Generating Stations”), have been maintained in good repair and working order consistent with customary practice in the industry. Seller, CP and the Acquired Companies have made all necessary repairs, renewals, replacements, betterments and improvements of the Generating Stations, all as may be necessary so that the operations carried on in connection therewith may be conducted at all times in accordance with applicable Law. To Seller’s Knowledge, there are no conditions existing in respect of the Generating Stations which would require Seller, CP or any Acquired Company to incur any capital expenditures relating thereto which are materially in excess of the amounts budgeted by Seller in the Capital Budgets for maintenance, repair or renewal of the Generating Stations. For the avoidance of doubt, (i) nothing in this Section 4.24(a) shall be read to be a representation as to environmental matters which shall be exclusively governed by Section 4.19, and (ii) notwithstanding anything to the contrary, indemnification for any Environmental Condition related to the Generating Stations shall be governed exclusively by Sections 11.4 and 11.5.

(b) With respect to any pipelines owned or operated by the Seller, CP and/or an Acquired Company and Related to the Business, all fee, leasehold, easement or other rights as may be necessary for the operation of any such pipeline in the location and manner in which it is currently operated and in material compliance with all applicable Laws have been obtained by Seller, CP or such Acquired Company, as applicable, from the owner(s) of each of the tracts or parcels of land and the bodies of water, or portions thereof, necessary for the use of such pipeline (either voluntarily or through condemnation).

Section 4.25. Brokers. Except for Goldman, Sachs & Co. and UBS Investment Bank and Greenhill & Co., LLC, no Person has acted directly or indirectly as a broker, finder or financial advisor for Seller in connection with the negotiations relating to or the transactions contemplated hereby and no Person is entitled to any fee or commission or like payment in respect thereof from Purchaser based in any way on any agreement, arrangement or understanding made by or on behalf of Seller. Seller is solely responsible for the fees and expenses of Goldman, Sachs & Co. and UBS Investment Bank and Greenhill & Co., LLC, payable under engagements by Seller (which do not include the provision of the Acquisition Financing) in connection with the transactions contemplated hereby.

Section 4.26. Disclaimers of Seller. (a) EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY TRANSITION AGREEMENT OR IN ANY OTHER AGREEMENT OR INSTRUMENT ENTERED INTO IN CONNECTION HEREWITH, (A) SELLER EXCLUDES AND DISCLAIMS ALL WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR

PURPOSE, WITH RESPECT TO THE BUSINESS OR THE PURCHASED ASSETS, (B) SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE MEMORANDA, PRESENTATIONS, REPORTS, OR ANY FINANCIAL FORECASTS OR PROJECTIONS OR OTHER INFORMATION FURNISHED BY SELLER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, (C) SELLER UNDERTAKES NO LIABILITY FOR ANY DAMAGE, LOSS, EXPENSE OR CLAIM OR OTHER MATTER RELATING TO ANY CAUSE WHATSOEVER ARISING UNDER OR PURSUANT HERETO (WHETHER SUCH CAUSE BE BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE) AND IN NO EVENT SHALL SELLER BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES THAT ARE NOT REASONABLY FORESEEABLE BY SELLER NOR FOR ANY EXEMPLARY OR PUNITIVE DAMAGES RESULTING FROM ANY SUCH CAUSE, (D) SELLER SHALL NOT BE LIABLE FOR, AND PURCHASER ASSUMES LIABILITY FOR, ALL PERSONAL INJURY AND PROPERTY DAMAGE CONNECTED WITH THE HANDLING, TRANSPORTATION, POSSESSION, PROCESSING, FURTHER MANUFACTURE OR OTHER USE OR RESALE OF ANY OF THE PURCHASED ASSETS AFTER THE CLOSING DATE, WHETHER SUCH PURCHASED ASSETS ARE USED OR RESOLD ALONE OR IN COMBINATION WITH OTHER ASSETS OR MATERIALS, AND (E) PURCHASER ACKNOWLEDGES THAT THE PURCHASED ASSETS ARE BEING SOLD IN THEIR PRESENT STATE AND CONDITION, “AS IS, WHERE IS,” WITH ALL FAULTS, AND PURCHASER IS PURCHASING AND ACQUIRING SUCH PURCHASED ASSETS ON THAT BASIS PURSUANT TO PURCHASER’S OWN INVESTIGATION AND EXAMINATION AFTER HAVING BEEN PROVIDED WITH AN ADEQUATE OPPORTUNITY AND ACCESS TO SUCH PURCHASED ASSETS TO COMPLETE SUCH INVESTIGATION OR EXAMINATION.

(b) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY TRANSITION AGREEMENT OR IN ANY OTHER AGREEMENT OR INSTRUMENT ENTERED INTO IN CONNECTION HEREWITH, WITH RESPECT TO THE TIMBERLANDS, PURCHASER ACKNOWLEDGES AND AGREES THAT (A) SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, GUARANTIES, COMMITMENTS, PROMISES OR AGREEMENTS OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE TIMBERLANDS, INCLUDING, WITHOUT LIMITATION, GOVERNMENTAL REGULATIONS, REQUIREMENTS OR CONSTRAINTS, SITE OR PHYSICAL CONDITIONS, CONDITION OF THE TIMBERLANDS, ACCESS TO AND FROM THE TIMBERLANDS, MATTERS AFFECTING USE OR OCCUPANCY, PROFITABILITY, VOLUMES, AGE CLASSES, SPECIES, MERCHANTABILITY, YIELDS, ACREAGE, ACCESS, AVAILABILITY, QUANTITY OR QUALITY OF WATER, ENVIRONMENTAL COMPLIANCE, ENVIRONMENTAL CONDITION, PROSPECTS FOR FUTURE IMPROVEMENTS OR FUTURE DEVELOPMENT, ECONOMIC FEASIBILITY, MARKETABILITY OR ANY OTHER MATTER RELATING TO THE TIMBERLANDS; AND (B) PURCHASER IS ACQUIRING THE TIMBERLANDS PURSUANT TO PURCHASER’S OWN INDEPENDENT INVESTIGATIONS AND EXAMINATIONS RELATING TO THE TIMBERLANDS.

Section 4.27. No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or in any Transition Agreement or in any other agreement or instrument entered into in connection herewith, none of Seller, any Affiliate of Seller or any other Person makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by Seller or any Affiliate of Seller, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Seller Document, the transactions contemplated hereby or the Business, notwithstanding the delivery or disclosure to Purchaser or its representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to Seller that, except as set forth in the applicable Schedules to this Agreement delivered by Purchaser to Seller and dated as of the date hereof:

Section 5.1. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 5.2. Authorization of Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated hereby or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (all of such agreements, documents, instruments and certificates required to be executed by Purchaser and any of its Subsidiaries being hereinafter referred to, collectively, as the “Purchaser Documents”), and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement and by Purchaser of each Purchaser Document has been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been, and each of Purchaser Documents will be, on or prior to the Closing Date, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement constitutes, and each of Purchaser Documents when so executed and delivered will constitute, the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

Section 5.3. No Conflicts; Consents of Third Parties. None of the execution and delivery by Purchaser of this Agreement and Purchaser Documents, the consummation of the transactions contemplated hereby or thereby or the compliance by Purchaser with any of the provisions hereof or thereof will (a) result in the breach of, any provision of the certificate or articles of incorporation, by-laws or similar organizational documents of Purchaser or (b) violate, result in the breach of, or constitute a default under any Order by which Purchaser or any of their properties or assets is bound or subject. No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or Purchaser Documents, the consummation of the transactions contemplated hereby and thereby or the compliance by Purchaser with any of the provisions hereof or thereof, except for compliance with the applicable requirements of the HSR Act and other applicable merger control or similar Laws and the receipt of appropriate Permits by Purchaser to conduct the business and operate the Assets.

Section 5.4. Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the knowledge, after due investigation, of Purchaser, threatened in writing against Purchaser that challenges, or questions the validity of, this Agreement, the Purchaser Documents or any action taken or to be taken by Purchaser in connection with, or that seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby or thereby.

Section 5.5. Financing. Schedule 5.5 sets forth true, accurate and complete copies of debt and equity commitment letters and related term sheets (collectively, excluding any engagement and fee letters associated therewith, the “Financing Commitments”) to be used in connection with the transaction contemplated hereby (the “Acquisition Financing”). As of the date hereof, the Financing Commitments are in full force and effect, have not been withdrawn or terminated or otherwise amended or modified in any respect, and, as of the date hereof, Purchaser has no reason to believe that the Financing Commitments will not lead to the Acquisition Financing contemplated thereby. The proceeds from such Acquisition Financing constitute all of the financing required to be provided by Purchaser for the consummation of the transactions contemplated hereby. The Financing Commitments (other than the engagement and fee letters entered into in connection therewith) constitute, as of the date hereof, the entire and complete agreement between the parties thereto with respect to the financing contemplated thereby, and, to the Purchaser’s knowledge, there are no conditions precedent or other contingencies related to the funding of the Acquisition Financing other than as set forth in the Financing Commitments.

Section 5.6. Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for Purchaser in connection with the negotiations relating to or the transactions contemplated hereby and no Person is entitled to any fee or commission or like payment in respect thereof from Seller based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser.

Section 5.7. Electric Power. Neither Purchaser nor any of its Affiliates is engaged in the generation or sale of electric power, or has any ownership or operating interest, directly or indirectly, in any electric facilities other than qualifying facilities (as defined in the Public Utility Regulatory Policies Act of 1978 and the Federal Energy Regulatory Commission’s regulations promulgated thereunder), power marketers, facilities of foreign utility companies under section 33 of the Public Utility Holding Company Act of 1935, as amended, and eligible facilities of exempt wholesale generators (as defined in section 32 of the Public Utility Holding Company Act of 1935, as amended).

Section 5.8. No Inducement or Reliance; Independent Assessment. (a) With respect to the Purchased Assets, the Business or any other rights or obligations to be transferred hereunder or under the Transition Agreements or pursuant hereto or thereto, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller, any Affiliate of Seller, or any agent, employee, attorney or other representative of Seller representing or purporting to represent Seller that are not expressly set forth herein, any other Seller Documents or in the Transition Agreements (including the Schedules and Exhibits hereto and thereto and any other Seller Documents), whether or not any such representations, warranties or statements were made in writing or orally, and none of Seller, any Affiliate of Seller, or any agent, employee, attorney, other representative of Seller or other Person shall have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including management presentations and investment banker books relating to the Business and any information, documents or material made available in any “data rooms” or management presentations or in any other form in expectation of the transactions contemplated hereby.

(b) Purchaser acknowledges that it has made its own assessment of the present condition and the future prospects of the Business and is sufficiently experienced to make an informed judgment with respect thereto. Purchaser acknowledges that, except as explicitly set forth herein and in the other Seller Documents, neither Seller nor any of its Affiliates has made any warranty, express or implied, as to the prospects of the Business or its profitability for Purchaser, or with respect to any forecasts, projections or business plans prepared by or on behalf of Seller and delivered to Purchaser in connection with Purchaser’s review of the Business and the negotiation and the execution of this Agreement.

ARTICLE VI

COVENANTS OF SELLER

From and after the date hereof and until the Closing (except with respect to Sections 6.1(c), 6.3(b), 6.6, 6.8, 6.9, 6.13 and 6.14 which shall survive the Closing in accordance with their terms), Seller hereby covenants and agrees that:

Section 6.1. Access to Documents; Access to Assets; Opportunity to Ask Questions.

(a) Prior to the Closing, Sellers shall, and shall cause its Subsidiaries to, permit Purchaser and its financing sources and representatives to have reasonable access, during regular business hours and upon reasonable advance notice, and without undue interruption to Seller’s business, to the Assets, the Business, the Acquired Company Employees and Business Employees and Seller’s outside accountants and other advisors and to the Business’ customers, suppliers and others with whom it has material commercial dealings (provided that Seller shall have the right to participate in any meetings or discussion with any customers, suppliers, employees or others with whom it has material commercial dealings), and shall furnish, or caused to be furnished, to Purchaser and its financing sources and representatives any financial and operating data and other information that is available with respect to the Business, the Assets, the Assumed Liabilities, the Acquired Company Employees and Business Employees as

Purchaser shall from time to time reasonably request (excluding confidential portions of personnel and medical records) and subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation); provided, that in each case, such access shall be given at reasonable times and upon reasonable notice and without undue interruption to Seller’s business or personnel. Such access to the Assets shall include, without limitation, access to the Timberlands for cruises as provided in Section 4.11(m), environmental testing as provided in Section 11.5(h) and lender appraisals as contemplated in Section 6.1(b). All requests for access (including with respect to any meetings or discussion with any Business customers, suppliers, employees or others with whom it has material commercial dealings) shall be made to such representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and access thereunder.

(b) In addition to and not by way of limitation of the foregoing, Seller shall cooperate with Purchaser in connection with the financing contemplated by the Financing Commitment, including using (and causing its Subsidiaries to use) commercially reasonable efforts to satisfy all conditions precedent to be satisfied by Seller and its Subsidiaries in the Financing Commitments (or conditions within the control of Seller and its Subsidiaries), providing information to and permitting the financing sources and their representatives access to, the Assets, the Business, the Acquired Company Employees and Business Employees and Seller’s outside accountants and other advisors, as provided in Section 6.1(a) hereof, participating in meetings with prospective investors and participating (and permitting members of its senior management of the Business to participate) in “road shows” in connection with the financing, participating in meetings with rating agencies, participating in drafting sessions related to the offering materials for the debt financing of Purchaser and its Subsidiaries contemplated by the Financing Commitments, causing the present and former independent accountants for Seller to participate in drafting sessions related to the offering materials for the debt financing contemplated by the Financing Commitments and making work papers available to Purchaser, the underwriters or placement agents for the debt financing and their respective representatives; provided that Purchaser shall endeavor to minimize the interference with the ability of such senior management of the Business to carry out their normal responsibilities for ongoing management of the Business resulting from such participation in drafting sessions and the road show.

(c) Seller shall, and shall cause its Subsidiaries to, afford to Purchaser’s representatives, upon reasonable notice and without undue interruption to Seller’s business, access during normal business hours to the books and records of Seller pertaining to the operations of the Business prior to the Closing Date for a period of eight years following the Closing Date in connection with financial statements and U.S. Securities and Exchange Commission reporting obligations, Assumed Liabilities, Purchased Assets, assets and liabilities of Acquired Companies, and other reasonable business purposes provided that nothing herein shall limit Purchaser’s rights of discovery. Seller agrees to hold all of the books and records of the Business existing on the Closing Date or included in the Purchased Assets in accordance with Seller’s standard record retention policies.

Section 6.2. Conduct of Business. Until the Closing Date, Seller shall, and shall cause its Subsidiaries to, solely with respect to the operation of the Business (unless

Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or except as otherwise contemplated hereby or by any Transition Agreement or as disclosed on Schedule 6.2), to the extent permitted by applicable Law:

(a) use it reasonable best efforts to: (i) operate the Business in the Ordinary Course, (ii) preserve its present material business operations, organization and goodwill, (iii) keep available the services of its present officers and key employees, (iv) preserve its present relationships with Persons having business dealings with it, (v) maintain all Permits necessary for the operation of the Business and (vi) except for changes resulting from transactions in the Ordinary Course or from the seasonality of the Business, keep the level of its inventories, supplies, accounts receivable and accounts payables reasonably consistent in all material respects with past practice;

(b) not incur, guarantee or assume any Indebtedness in connection with the Business, other than Indebtedness in an amount in excess of U.S.$20 million in the aggregate, in each case only to the extent such Indebtedness may be prepaid without penalty or premium at any time and does not result in any Lien on the Assets that will not be eliminated at Closing (unless otherwise agreed to by Purchaser);

(c) not dispose of or otherwise transfer, or incur, create or assume any Lien (other than Permitted Exceptions) on any asset of the Business, other than (i) sales of inventory and standing timber, (ii) dispositions of worn out or obsolete assets in an amount not in excess of $1,000,000 in the aggregate, in the case of each of (i) and (ii) in the Ordinary Course and not inconsistent with the Harvesting Plan, or (iii) sales of Timberlands pursuant to the Timberlands sales set forth on Schedule 6.2(c);

(d) not enter into, amend, terminate, renew or supplement any contract that constitutes (or, in the case of contracts not in existence on the date hereof, would constitute) a Material Business Contracts, except in the Ordinary Course;

(e) not engage in any transactions with, or enter into any Business Contracts with, any Affiliate of Seller in connection with the Business, except for any such transactions or Business Contracts in the Ordinary Course on terms no less favorable than would be obtained in an arms’ length third-party transaction and that are terminable at will by Seller, CP or the Acquired Company party thereto at any time without penalty or premium upon not greater than 30 days’ notice;

(f) not enter into, adopt, amend, renegotiate or terminate any (A) Employee Benefit Plan or plan that would be an Employee Benefit Plan if in effect on the date hereof or (B) Business Contract relating to the compensation, benefits or severance entitlement of any Acquired Company Employee or Business Employee, except (i) to the extent required by Law or any existing Business Contracts or Employee Benefit Plans, (ii) for any such actions taken in the Ordinary Course and which would not result in an increased annual cost to the Business in excess of $1,000,000 and (iii) for increases applicable to Corporate Business Employees that would not result in increased annual liability to the Business in excess of $150,000 in the aggregate;

(g) except to the extent required by Law, including any bargaining obligations imposed by the National Labor Relations Act, or the terms of the applicable Collective Bargaining Agreements, (i) not enter into any new collective bargaining agreements, or amend or modify any existing Collective Bargaining Agreements, that would materially affect the Purchaser’s interests following the Closing Date, provided, that following consultation with the Purchaser, Seller may commence negotiations on the Collective Bargaining Agreements relating to the Chillicothe site if the Closing has not occurred by May 31, 2005, and thereafter enter into new collective bargaining agreements relating to the Chillicothe site and (ii) during any and all negotiations of new collective bargaining agreements or existing Collective Bargaining Agreements, advise the Purchaser of the status and details of the negotiations on a reasonable basis, as dictated by such negotiations (or at such times that Purchaser in writing reasonably requests of Seller the status and details of such negotiations), and in advance of execution of any agreement, and allow a designated representative of Purchaser to consult on such negotiations;

(h) not enter into any Contract pursuant to which it agrees to indemnify any Person in any material respect (except in the Ordinary Course) or to refrain from competing with any Person or from engaging in any business or carrying on any business in any geographic area or during any period of time;

(i) not revalue any portion of its assets, properties or businesses including, without limitation, any write-down of the value of inventory or other assets or any write-off of notes or accounts receivable, except as required by GAAP or in connection with the preparation and delivery of the Regulation S-X Financial Statements;

(j) not change, in any material respect, any of their accounting principles, practices, methodologies or policies (including any reserving and depreciation methodologies, practices and policies) used in connection with the Business, the Assets and Assumed Liabilities;

(k) except as otherwise required by GAAP, not release any material non-cash reserves;

(l) not issue or sell, or authorize for issuance or sale, or grant any rights with respect to, the securities of any Acquired Company, or alter any term of any of the outstanding securities of any Acquired Company;

(m) not institute or settle any Legal Proceeding that would have a material adverse impact on the operation of the Business or impose any material non-monetary obligation on the Business after Closing;

(n) not institute any material change in the methods of purchase, sale, lease or other accounting or engage in any activity which would accelerate the collection of accounts receivable, accelerate or delay the payment of the accounts payable, or increase, reduce or otherwise affect the amount of inventory (including raw material, packaging, work-in-process, or finished goods) on hand, other than as a result of the seasonality of the Business;

(o) continue to establish reserves with respect to workers’ compensation, litigation, environmental matters and other contingent Liabilities in accordance with GAAP;

(p) maintain levels of insurance covering the operations of the Business and the Assets in full force and effect, with at least such policy limits, deductible amounts and overall scopes of coverage as are in effect on the date hereof, consistent with past practice;

(q) (i) use its commercially reasonable efforts to maintain the Assets in accordance with its normal and customary maintenance practices and (ii) make capital expenditures substantially in the amounts and at the times set forth in the 2004 and 2005 capital budgets of the Business attached to Schedule 6.2(q) (the “Capital Budgets”), other than capital expenditures relating to information technology at Business locations;

(r) not enter into commitments for new capital expenditures in excess of $5 million in the aggregate to the extent not otherwise contemplated substantially in the amounts and at the times set forth in the Capital Budgets;

(s) not acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any Person or division or material assets thereof, whether or not engaged in a business similar to the Business;

(t) not sell, transfer, or grant licenses of Intellectual Property to any Person outside the Ordinary Course or allow any material registered Intellectual Property to lapse, expire, or become abandoned;

(u) not amend the organizational documents of any Acquired Company;

(v) with respect to state and local Taxes of any Acquired Company for a Straddle or Post-Closing Tax Period, not (i) make or change any Tax election, (ii) change an annual Tax accounting period, (iii) adopt or change any Tax accounting method except as required by applicable Law, (iv) file any amended Tax Return, (v) enter into any Tax closing agreement, (vi) settle any material tax claim or assessment, (vii) surrender any right to claim a Tax refund, or (viii) consent to the extension or waiver of any limitation period applicable to any material Tax claim or assessment;

(w) operate the Timberlands in the Ordinary Course, including (i) conducting their ongoing timber harvest operations on the Timberlands substantially in accordance with the Harvesting Plan, and (ii) performing maintenance of roads, drainage systems, fire protection and prevention as well as stand establishment activities consistent with past practice; and

(x) not agree to take any action or actions prohibited by any of the foregoing clauses (a) through (v).

Section 6.3. Consents and Conditions. (a) Seller shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Purchaser in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, but not limited to: (i) obtaining all necessary consents, approvals or waivers from, and giving any necessary notifications to, third parties; provided, however, that such efforts shall not require Seller or any of its Subsidiaries to make any payment to obtain any such consent, approval or waiver or to give such notice, except as specifically provided in the Transition Agreements and except to the extent provided in Section 6.13(b); including any consents, approvals or waivers with respect to the assignment or conveyance of any of the Purchased Assets or Permits or to the extent the transactions contemplated by this Agreement constitute a “change in control” transaction under any Business Contract; (ii) making all registrations and filings with, and obtaining all necessary actions or non-actions, waivers, consents and approvals from, all Governmental Bodies (including those in connection with the HSR Act) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Body; (iii) defending any Legal Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Body vacated or reversed and (iv) causing each Acquired Company which holds any assets which are Excluded Assets to transfer such assets to Seller or one of its Subsidiaries that is not an Acquired Company; and cause each Acquired Company which has any obligations constituting Excluded Liabilities to assign such obligations to Seller or one of its Subsidiaries that is not an Acquired Company, and Seller (or such other Subsidiary) will assume such Excluded Liabilities.

(b) If any consent of a third party that is required in order to assign or transfer any Contract or Permit, or any claim, right or benefit arising thereunder or resulting therefrom, is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the ability of Seller to convey its interest in question to Purchaser, Seller will cooperate with Purchaser in any lawful arrangement to provide that Purchaser shall receive the interest of Seller in the benefits and obligations under any such Contract or Permit until such consent is obtained.

(c) Seller shall keep Purchaser reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing Purchaser with copies of notices or other communications received by Seller or by any of its Subsidiaries from any third party and/or any Governmental Body with respect to the transactions contemplated hereby. Seller shall promptly furnish to Purchaser such necessary information and reasonable assistance as Purchaser may request in connection with the foregoing and shall promptly provide counsel for Purchaser with copies of all filings made by Seller, and all correspondence between Seller (and its advisors) with any Governmental Body and any other information supplied by Seller and its Affiliates to a Governmental Body in connection herewith and the transactions contemplated hereby, provided, however, that Seller may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to Purchaser as “outside counsel only,” and materials may be redacted (i) to remove references concerning the valuation of the Business and (ii) as necessary to comply with contractual arrangements. Materials designated as for “outside counsel only” and the information contained therein shall be given only to the outside legal counsel of Purchaser and will not be disclosed by such outside counsel to employees, officers or directors of Purchaser unless express permission is obtained in advance from Seller or its legal counsel. Seller shall, subject to applicable Law, permit counsel for Purchaser reasonable opportunity to review in advance, and consider in good faith the views of Seller in connection with, any proposed written communication to any Governmental Body. Seller agrees not to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection herewith and the transactions contemplated hereby unless it consults with Purchaser in advance and, to the extent not prohibited by such Governmental Body, gives Purchaser the opportunity to attend and participate.

(d) Seller shall promptly, but in any event within seven (7) Business Days after having Knowledge thereof, (i) notify Purchaser of any representation or warranty made hereunder ceasing to be true in any material respect, or any material breach of any covenant or agreement made hereunder, (ii) notify Purchaser of any emergency or other change in the normal course of the Business or in the condition of the Assets or the Assumed Liabilities or the operation of the Business and of any pending or threatened Legal Proceeding relating to the Business, the Assets, the Assumed Liabilities or the Acquired Company Employees or Business Employees that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.4. Public Statements. Before Seller shall issue any press release or otherwise make any public statement concerning this Agreement or the transactions contemplated hereby, Seller shall so advise and cooperate with Purchaser and shall not release such information without Purchaser’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such information is otherwise publicly available other than as a result of a disclosure by Seller made in breach of this Section 6.4 or (b) the release thereof is, in the reasonable judgment of Seller, required by any Law (including any rule of any securities exchange on which Seller’s securities are traded) or Order to which Seller is bound or subject, in which case Seller shall consult with Purchaser in advance to the extent reasonably practicable.

Section 6.5. Intercompany Accounts. Effective as of the Closing Date, except as otherwise contemplated hereby or by any Transition Agreement or as contemplated by Schedule 1.3(l) or Schedule 1.5(e), all intercompany receivables, payables, loans and investments then existing between Seller or any of its Subsidiaries that is not an Acquired Company, on the one hand, and the Acquired Companies, on the other hand, shall be settled, including by way of capital contribution (with respect to intercompany payables or loans due to Seller or any of its Subsidiaries that is not an Acquired Company) or by way of dividend in kind (with respect to intercompany payables or loans owed by Seller or any of its Subsidiaries that is not an Acquired Company or investments by the Acquired Companies).

Section 6.6. Litigation Support. In the event and for so long as Purchaser actively is contesting or defending against any action, investigation, charge, claim, or demand by a third party in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Business, Seller will cooperate with Purchaser and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of Purchaser (unless Purchaser is entitled to indemnification therefor under Article XI).

Section 6.7. [Reserved].

Section 6.8. Further Actions. Seller, whether before, at or after the Closing, shall execute and deliver such instruments and take such other actions as may reasonably be required to (a) carry out the intent hereof and of the Transition Agreements and (b) consummate the transactions contemplated hereby and thereby, including the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as possible.

Section 6.9. Delivery of Additional Financial Data.

(a) As soon as practicable, but in any event no later than 30 days after each calendar month-end following the date hereof that occurs prior to the Closing Date, Seller will deliver to Purchaser a copy of Seller’s normal, internal operating balance sheet and internal profit and loss statement (as such internal reports are currently generated in the Business) for each of the Papers Business and the Timber Business on a stand-alone basis (the “Subsequent Financial Statements”).

(b) As soon as reasonably practicable, but in no event later than the earlier of (i) March 15, 2005 and (ii) 45 days prior to the Closing, Seller shall furnish the following financial statements for the Business, on a combined basis, each in a form meeting the requirements of Regulation S-X of the Securities Act of 1933, as amended (“Regulation S-X”): (x) the audited combined balance sheets of the Business as of December 31, 2003 and December 31, 2002, together with the related audited combined statements of operations and combined statements of cash flows for the twelve-month periods ended December 31, 2003 and December 31, 2002 (collectively, “Historical Combined Audited Financial Statements”) and (y) the audited combined balance sheets of the Business as of December 31, 2004 and December 31, 2003, together with the related audited combined statements of operations and combined statements of cash flows for the twelve-month periods ended December 31, 2004 and December 31, 2003 (collectively, “2004 Combined Audited Financial Statements”).

(c) As soon as reasonably practicable, but in no event later than the earlier of (i) March 15, 2005 and (ii) 45 days prior to the Closing, Seller shall furnish the following financial statements for the Timber Business, on a stand-alone basis, each in a form meeting the requirements of Regulation S-X: (x) the audited balance sheet of the Timber Business as of December 31, 2003, together with the related audited statement of operations and cash flows for the twelve-month period ended December 31, 2003 (“Historical Timber Audited Financial Statements”) and (y) the audited balance sheet of the Timber Business as of December 31, 2004 and December 31, 2003, together with the related audited statement of operations and statement of cash flows for the twelve-month periods ended December 31, 2004 and December 31, 2003 (collectively, “2004 Timber Audited Financial Statements”).

(d) As soon as reasonably practicable, but in no event later than the earlier of (i) March 15, 2005 and (ii) 45 days prior to the Closing, Seller shall furnish the following financial statements for the Paper Business, on a stand-alone basis, each in a form meeting the requirements of Regulation S-X: (x) the audited balance sheets of the Paper Business as of December 31, 2003 and December 31, 2002, together with the related audited statement of operations and of cash flows for the twelve-month periods ended December 31, 2003 and December 31, 2002 (collectively, “Historical Paper Audited Financial Statements”) and (y) the audited balance sheets of the Paper Business as of December 31, 2004 and December 31, 2003,

together with the related audited statements of operations and statements of cash flows for the twelve-month periods ended December 31, 2004 and December 31, 2003 (collectively, “2004 Paper Audited Financial Statements” and, together with the 2004 Combined Audited Financial Statements and the 2004 Timber Audited Financial Statements, the “2004 Audited Financial Statements”).

(e) Whether or nor the Closing has occurred, Seller shall furnish the following financial statements for the Business, on a combined basis, each in a form meeting the requirements of Regulation S-X as follows (collectively referred to herein as the “Stub Period Combined Financial Statements”): (i) as soon as reasonably practicable, but in no event later than March 31, 2005, the unaudited combined balance sheets of the Business as of March 31, 2004 together with the related unaudited combined statement of operations and combined statement of cash flows for each of the quarterly periods then ended, (ii) as soon as reasonably practicable, but in no event later than April 30, 2005, the unaudited combined balance sheets of the Business as of June 30, 2004 together with the related unaudited combined statement of operations and combined statement of cash flows for each of the quarterly periods then ended and (iii) as soon as reasonably practicable, but in no event later than April 30, 2005 the unaudited combined balance sheets of the Business as of September 30, 2004 together with the related unaudited combined statement of operations and combined statement of cash flows for each of the quarterly periods then ended.

(f) Whether or not the Closing has occurred, Seller shall furnish the following financial statements for the Timber Business, on a stand-alone basis, each in a form meeting the requirements of Regulation S-X as follows (collectively referred to herein as the “Stub Period Timber Financial Statements”): (i) as soon as reasonably practicable, but in no event later than March 31, 2005, the unaudited combined balance sheets of the Timber Business as of March 31, 2004 together with the related unaudited combined statement of operations and combined statement of cash flows for each of the quarterly periods then ended, (ii) as soon as reasonably practicable, but in no event later than April 30, 2005, the unaudited combined balance sheets of the Timber Business as of June 30, 2004 together with the related unaudited combined statement of operations and combined statement of cash flows for each of the quarterly periods then ended and (iii) as soon as reasonably practicable, but in no event later than April 30, 2005, the unaudited combined balance sheets of the Timber Business as of September 30, 2004 together with the related unaudited combined statement of operations and combined statement of cash flows for each of the quarterly periods then ended.

(g) Whether or not the Closing has occurred, Seller shall furnish the following financial statements for the Paper Business, on a stand-alone basis, each in a form meeting the requirements of Regulation S-X as follows (collectively referred to herein as the “Stub Period Paper Financial Statements” and, together with the Stub Period Combined Financial Statements and the Stub Period Timber Financial Statement, the “Stub Period Financial Statements”): (i) as soon as reasonably practicable, but in no event later than March 31, 2005, the unaudited combined balance sheets of the Paper Business as of March 31, 2004 together with the related un-audited combined statement of operations and combined statement of cash flows for each of the quarterly periods then ended, (ii) as soon as reasonably practicable, but in no event later than April 30, 2005, the unaudited combined balance sheets of the Paper Business as of June 30, 2004 together with the related unaudited combined statement of operations and combined statement of cash flows for each of the quarterly periods then ended and (iii) as soon as reasonably practicable, but in no event later than April 30, 2005, the unaudited combined balance sheets of the Paper Business as of September 30, 2004 together with the related unaudited combined statement of operations and combined statement of cash flows for each of the quarterly periods then ended.

(h) In addition, as soon as reasonably practicable upon reasonable request, Seller shall provide to Purchaser such other financial data as may be reasonably requested by Purchaser, including reasonably requested financial data on a combined basis for the Business, on a stand-alone basis for each of the Timber Business and the Paper Business, or any combination of the foregoing, in connection with the debt financing contemplated by the Financing Commitments, including any offering memorandum, prospectus, or registration statement required to be delivered or filed in connection therewith (collectively, the “Additional Financial Data”).

(i) The financial statements and financial data in this Section 6.9 (other than the Subsequent Financial Statements) are collectively known as the “Regulation S-X Financial Statements.” Seller will prepare, or cause the Regulation S-X Financial Statements to be prepared, in accordance with GAAP and in a form meeting the requirements of Regulation S-X for Purchaser’s or its Subsidiaries’ offering memorandum, prospectus, registration statement and any amendments thereto in connection with the debt financing contemplated by the Financing Commitments and any updated filings. Seller shall furnish to Purchaser any information or documents requested by Purchaser, which is in Seller’s possession or to which Seller has access, constituting, or necessary or desirable for the completion of, the Regulation S-X Financial Statements or any updated filings or amendments thereto, and Seller agrees to execute any reasonably necessary management representation letters to permit Purchaser or its Subsidiaries’ independent accountants to issue unqualified reports with respect to the Regulation S-X Financial Statements to be included in the offering memorandum, prospectus, registration statement and any updated filings or amendments thereto. Seller shall furnish to Purchaser any available drafts of the Regulation S-X Financial Statements as they become available and shall consider in good faith any reasonable suggestions Purchaser may have regarding the Regulation S-X Financial Statements.

(j) Seller shall use its reasonable best efforts to obtain prior to the Closing the consent of PricewaterhouseCoopers LLP (“PWC”) to permit the use of the Regulation S-X Financial Statements in connection with offerings of securities by Purchaser and/or one or more of its Subsidiaries as contemplated by the Financing Commitments. In addition, Seller will use reasonable best efforts to cause PWC to provide a comfort letter in accordance with SAS 72 for any such offering.

Section 6.10. Title Reports; Title Policies.

(a) Purchaser and Seller have ordered preliminary title reports from First American Title Insurance Company and Fidelity National Title Insurance Company (collectively, the “Title Company”) on (i) the Mills, other than any Leased Real Property that is not material to the operation of the Mills or the Business conducted at the Mills, (ii) the Chillicothe Distribution Center, and (iii) the Timberlands (collectively, the “Titled Property”).

Seller and its Subsidiaries shall provide full cooperation to Purchaser and the Title Company in connection with the compilation, review and examination of the title to the Titled Property. Such cooperation by Seller and its Subsidiaries shall include providing Purchaser reasonable access to (and access to make copies of) any (and to use reasonable efforts to provide copies of reasonably requested specific) existing surveys, maps, GIS data (including GIS-based compartment maps), aerial photographs, existing Contracts relating to the Titled Properties and title reports in Seller’s possession pertaining to the Titled Property, access to its forestry personnel and providing the Title Company with full and complete (subject to reasonable restrictions so as not to unreasonably interfere with Seller’s business) access to (A) Seller’s existing title records pertaining to the Titled Property, and (B) the Titled Property itself for purposes of preparation of Express Maps.

(b) Purchaser and Seller shall cooperate with the Title Company and use commercially reasonable efforts so that Purchaser will obtain (a) no later than forty five (45) days prior to the Closing Date, a commitment from the Title Company for an ALTA Owner’s (or, if applicable, Leasehold) Title Insurance Policy (and a commitment for a corresponding lender’s policy), 1992 Form (or other ALTA form currently used in the applicable jurisdiction), together with a copy of all underlying title documents referenced therein (including any amendments, modifications or supplements thereto, the “Title Commitments”), and (b) at Closing, title insurance policies from the Title Company (which may be in the form of a mark-up of a pro forma of the Title Commitments) in accordance with the Title Commitments, insuring Purchaser’s fee simple title (or a valid leasehold interest with respect to any material Leased Real Property relating to the Mills, as the case may be) to the Titled Properties (without blanket exceptions for matters that would be addressed or eliminated with delivery of a survey), with gap coverage through the date of recording, and (except as provided in Section 6.12) subject only to the Permitted Exceptions, in such amounts as Purchaser and the Title Company shall reasonably determine (the “Title Policies”). The Title Policies will include affirmative insurance and/or title insurance indorsements (in customary form and if available in the applicable jurisdiction) with respect to (1) commercial vehicular access to the Titled Property from public roads; (2) the separate tax parcels that comprise the Titled Property (in the case of the Timberlands, based upon a forest as a whole); (3) the Titled Property being the “same as” shown on the applicable Express Map; (4) non-imputation coverage regarding the Acquired Company Owned Real Property (or Acquired Company Leased Real Property, if applicable), (5) the Titled Property being the “same as” the real property listed on the applicable Owned Real Property Schedules attached hereto, subject to modifications thereto as may be required under Section 4.10(a)(iv) or Section 7.11; (6) “tie-in” coverage; (7) subsequent purchasers (through a “future purchaser” indorsement); and (8) such other customary title insurance indorsements as may be reasonably required by Purchaser’s lender. Seller shall execute (or shall cause its Subsidiary that is the owner of any Titled Property to execute) at Closing such customary title affidavits with respect to the Titled Property as shall be reasonably required by the Title Company. The premiums, fees, costs and expenses charged by the Title Company for the Title Commitments and Title Policies shall be borne by Purchaser. Notwithstanding anything to the contrary in this Agreement, from and after the date hereof and through the date that is ninety (90) days after the Closing Date, Seller and its Subsidiaries shall use commercially reasonable and good faith efforts to resolve, remove and/or cure Title Defects, which efforts shall in include (i) delivering affidavits to the Title Company (including indemnifications customarily contained in title affidavits) containing factual statements within Seller’s knowledge with respect to the Titled Property, (ii) retaining outside counsel as may be reasonable and appropriate to assist in resolving, removing and/or curing such Title Defects (as hereinafter defined), and (iii) making available all appropriate internal resources, including James Hill and other forestry division personnel, to address and attempt to resolve, remove and/or cure such Title Defects, provided that (except as contemplated by subsection (ii) above) Seller or its Subsidiaries shall not be required to pay consideration to third parties to resolve, remove or cure such matters. During the ninety (90) day period subsequent to the Closing, Purchaser shall reasonably cooperate with Seller and its Subsidiaries in connection with Seller’s efforts to resolve, remove and/or cure such Title Defects.

(c) Purchaser and Seller have ordered an express map (an “Express Map”) from the Title Company for each Titled Property (and, with respect to the Chillicothe Distribution Center, Purchaser and Seller have ordered a survey), which Express Map (or, with respect to the Chillicothe Distribution Center, survey) shall (i) indicate all perimeter boundaries of the Titled Properties, (ii) be sufficient to remove any survey exceptions from the Title Policies in respect of such properties, (iii) be certified to Seller, Purchaser, Purchaser’s financing sources and the Title Company, and (iv) indicate no encroachments or other title defects other than Permitted Exceptions. Seller shall fully cooperate and shall cause its Subsidiaries to cooperate (as contemplated in Section 6.10(a)) in connection with the preparation of the Express Maps (and with respect to the Chillicothe Distribution Center, the survey). The fees, costs and expenses with respect (i) to Express Maps for any Mills (and the survey with respect to the Chillicothe Distribution Center) shall be borne by Seller, and (ii) to Express Maps for any Timberlands shall be borne by 50% by Seller and 50% by Purchaser. Any references in the definition of Permitted Exceptions set forth herein to “any state of facts which a visual inspection or an accurate survey of the property would disclose” (or other references in such definition relating to matters shown or disclosed in a survey or visual inspection of real property) shall not modify Purchaser’s rights with respect to obtaining Express Maps (and, with respect to the Chillicothe Distribution Center, a survey) and the deletion of survey exceptions on the Title Policies as set forth in this Section 6.10.

Section 6.11. Objections to Title. Up until the date that is thirty (30) days from the receipt of a Title Commitment and copies of all material underlying title documents, together with Purchaser’s receipt of and opportunity to inspect such maps, surveys and diagrams of the Titled Properties as are in Seller’s (or its Subsidiaries’) possession and the applicable Express Maps (or the survey, in the case of the Chillicothe Distribution Center) (the “Title Review Period”), Purchaser shall have the right to object to any matter set forth in a Title Commitment which is not a Permitted Exception, by giving written notice to Seller of Purchaser’s objection and the basis (in reasonable detail) for Purchaser’s position that such matter is not a Permitted Exception (any such matter that is not a Permitted Exception, a “Title Defect”). Purchaser shall also have the right to object to any title exceptions created or suffered by Seller (or its Subsidiaries), or first made known to Purchaser, between the date of the applicable Title Commitment obtained by Purchaser and the date of Closing, which is not a Permitted Exception, by written notice to Seller on or before the Closing Date. Purchaser shall not be entitled to object to any Liens or other title exceptions (and the same shall not constitute Title Defects or any breach of Seller’s representations hereunder, but shall instead be deemed to be Permitted Exceptions) (i) over which the Title Company is willing to insure (without additional cost to Purchaser or where Seller elects to pay such cost for Purchaser’s account), (ii) against which the Title Company is willing to provide affirmative insurance (without additional cost to Purchaser or where Seller elects to pay such cost for Purchaser’s account), or (iii) which will be extinguished upon the transfer of the Property. Seller shall have the right, but not the obligation, to cure or remove at or prior to Closing, any Title Defects; provided, however, that Seller will cause any deed to secure debt, any deed of trust, any mortgage or any monetary lien encumbering any Titled Property to be satisfied or otherwise released on or before the Closing. In the event that a Title Defect exists and Purchaser gives a timely notice of objection to such Title Defect and Seller fails to cure or remove such exception at or prior to Closing, Purchaser shall have the rights set forth in Section 6.12 hereof (with respect to the Timberlands), in addition to any other applicable rights set forth in this Agreement.

Section 6.12. Defect Notices; Deleted Parcels.

(a) In addition to Purchaser’s right to give Seller notice during the Title Review Period of a Title Defect with respect to the Timberlands as provided in Section 6.11, Purchaser shall have the right to deliver to Seller a written objection notice if there shall be any Environmental Condition affecting the Timberlands or any portion thereof (an “Environmental Defect”), which notice shall be given by Purchaser to Seller within thirty (30) days after Purchaser shall have obtained knowledge of the material facts and circumstances concerning such Environmental Condition. Any written objection notice from Purchaser to Seller shall set forth, in reasonable detail, the basis for Purchaser’s claim that a defect exists, and the particular portion of the Timberlands that is subject to such alleged Title Defect or Environmental Defect (any Timberlands parcel on which such defect exists being referred to herein as a “Defective Parcel,” which parcel shall only be the portion of the Timberlands which is actually affected by such defect, and may be less than a deeded or legal tract). Notwithstanding anything to the contrary contained in this Agreement, any buffer zones or other areas within the Timberlands that are not harvested pursuant to applicable Law, Sustainable Forestry Initiative Program standards or applicable state forestry Best Management Practices shall not be deemed to be Defective Parcels due to the fact that commercial harvesting of timber is not performed thereon.

(b) With respect to a Defective Parcel that has an Environmental Defect (an “Environmentally Defective Parcel”), Seller has the right, but not the obligation to remediate such Environmental Defect and if, by the Closing Date, Seller has cured or remediated such defect, the Environmentally Defective Parcel shall remain part of the Timberlands to be conveyed by Seller to Purchaser at Closing and shall not be deemed to be a Deleted Parcel (as hereinafter defined). If Seller refuses or fails to remediate, in a manner reasonably satisfactory to Purchaser, any Environmental Defect prior to Closing, Purchaser shall have the option upon written notice delivered to Seller at least ten (10) days prior to Closing of: (i) waiving the Environmental Defect and accepting title to the Environmentally Defective Parcel at Closing with no adjustment to the Purchase Price therefor (in which event Purchaser shall acquire the Environmentally Defective Parcel subject to the Environmental Defect, further subject to the applicable provisions of Article XI), or (ii) by written notice to Seller, electing not to purchase the Environmentally Defective Parcel at Closing, in which event (A) Seller shall not convey such Environmentally Defective Parcel to Purchaser at Closing, (B) the applicable Deleted Parcel shall be excluded from this transaction at Closing and shall be retained by Seller, and (C) the Purchase Price shall be reduced by an amount equal to $300 per acre of the Deleted Parcel if such parcel is in the Escanaba forest, and $400 per acre of the Deleted Parcel for any other Timberlands.

(c) Notwithstanding anything to the contrary herein, in the event that any Title Commitment for any portion of the Timberlands in the Escanaba Forest shall not provide for Access Insurance (as hereinafter defined) with respect to such portion of the Timberlands for which Seller has represented that it has had legal or historical access (i.e., all the Timberlands in the Escanaba Forest other than the acres in such forest (estimated by Seller in good faith to be approximately 13,635 acres) for which Seller has not had such access and to which the provisions of this Section 6.12 concerning Defective Parcels shall be applicable), the Purchaser shall give Seller prompt written notice thereof, and if Seller shall be unable to cause the Title Company (whether by delivery of an affidavit or otherwise) to provide affirmative insurance and/or indorsement (in customary form), with respect to commercial vehicular access to the applicable Timberlands property from public roads (the “Access Insurance”) in the Title Policy delivered at Closing with respect to such property (which Title Policy may also include an exception on Schedule B thereto with respect to lack of documented access, to the extent that same is the subject of such Access Insurance), then (provided that such property is not otherwise a Defective Parcel for reasons other than lack of documented access) such property shall be conveyed to Purchaser at Closing and shall be deemed not to be a Defective Parcel, provided that Purchaser shall receive a credit at Closing in the amount of $200 multiplied by the number of acres in the Escanaba Forest for which Seller has represented that it has had legal or historical access and Access Insurance shall not have been obtained at Closing. If, within ninety (90) days after the Closing, Seller shall cause the Title Company to deliver to Purchaser Access Insurance for any such property in the Escanaba Forest for which Purchaser received such credit at Closing (and Purchaser shall reasonably cooperate with any efforts of Seller in this regard), then Purchaser, within fifteen (15) days after receipt of such Access Insurance, shall pay to Seller the amount of such credit received at Closing with respect to such property. Purchaser’s rights to a $200 per acre credit under this Section 6.12(c) shall not be modified or affected by any provisions of the definition of “Permitted Exceptions” that refer to lack of access, access restrictions or similar matters.

(d) With respect to Defective Parcels which are the subject of a Title Defect, Purchaser shall be required to purchase such Defective Parcels at Closing without adjustment in the Purchase Price, provided that if the aggregate acreage of such Defective Parcels exceeds (i) 45,220 acres in the Escanaba Forest, (ii) 7,700 acres in the Wickliffe Forest, or (iii) 10,360 acres in the Chillicothe Forest (each such number of acres, a “Threshold Amount”), then Purchaser shall be entitled to a Purchase Price Credit (as hereinafter defined) at Closing with respect to the number of acres of Defective Parcels in a forest that exceeds the Threshold Amount for such forest, provided that, if within ninety (90) days after the Closing, Seller shall have cured any Title Defect with respect to a Defective Parcel (and Purchaser shall reasonably cooperate with Seller in this regard), then Purchaser, within fifteen (15) days after such cure shall have been completed and Seller shall have given Purchaser written notice thereof, shall pay to Seller the amount of the Purchase Price Credit that Purchaser shall have received at Closing with respect to the applicable Defective Parcel.

(e) In addition, if Seller (or its Subsidiaries) shall own on the Closing Date and convey to Purchaser at Closing in accordance with the terms hereof less than 647,000 acres of Timberlands in the Escanaba Forest, 149,000 acres of Timberlands in the Chillicothe Forest, or 108,000 acres of Timberlands in the Wickliffe Forest (as determined by Seller’s GIS data), Purchaser shall be entitled to a credit equal to $300 per acre (with respect to the Escanaba Forest)

or $400 per acre (with respect to the Chillicothe or Wickliffe Forests) for each acre of Timberlands owned and conveyed by Seller (or its Subsidiaries) at Closing that is less than the applicable minimum acreage (with the acreage of any Deleted Parcels being deducted from such applicable minimum acreage amount for purposes of determining such credit).

(f) As used in this Section 6.12, the term (i) “Purchase Price Credit” for each Defective Parcel (excluding any Environmentally Defective Parcel) that exceeds the applicable Threshold Amount shall equal $200 per acre with respect to such Defective Parcel, provided that the Purchase Price Credit with respect to all Defective Parcels (excluding any reduction in the Purchase Price on account of an Environmentally Defective Parcel pursuant to Section 6.12(b) hereunder and any Purchase Price credit provided pursuant to Sections 6.12(c) or 6.12(e) hereunder) shall not exceed $20 million in the aggregate, and (ii) “Deleted Parcel” shall mean, (A) the Environmentally Defective Parcel, if such Environmentally Defective Parcel is either an entire separate legal or deeded tract, or (if not) can be subdivided by the execution and recordation of a deed (in which event Purchaser and Seller, each acting reasonably, shall mutually agree on the boundaries and configuration of such Deleted Parcel, provided that such Deleted Parcel shall be configured to be merchantable timberlands and to not adversely affect the ability of Purchaser or its successors to operate and harvest the Timberlands contiguous thereto), or (B) otherwise, the full deeded or legal tract or tracts in which such Environmentally Defective Parcel is located (regardless of how much larger the Deleted Parcel is than the Environmentally Defective Parcel).

(g) At Closing, Purchaser shall grant to Seller, without cost, access easements over and across the Timberlands upon reasonable terms and over reasonable routes as may be necessary for Seller’s access to any Deleted Parcels, and Seller shall grant to Purchaser, without cost, access easements over and across the Deleted Parcels upon reasonable terms and over reasonable routes as may be necessary for Purchaser’s access to the Timberlands. The grantor of any such easements shall have the right to relocate the easements, from time to time, at grantor’s expense, so long as adequate access shall be assured to the grantee.

(h) Notwithstanding anything to the contrary in this Section 6.12, if within ninety (90) days after the Closing, Seller completes the remediation of the Environmental Defect on a Deleted Parcel in a manner reasonably acceptable to Purchaser, and notifies Purchaser thereof in writing, Purchaser shall purchase the Deleted Parcel from Seller at a price equal to the value by which the Purchase Price was reduced because of the Deleted Parcel (and otherwise on the terms set forth in this Agreement), provided that the Deleted Parcel is in substantially the same condition, reasonable wear and tear excluded, as it was as of the date of Closing, and provided that Seller shall not have harvested timber (other than to a de minimis extent) on such Deleted Parcel since the Closing Date. The parties shall close the purchase and sale of any such Deleted Parcel on a date that is on or about thirty (30) days after Seller so notifies Purchaser that the cure or remediation has been completed (or on such other date as Purchaser and Seller may agree), and at such closing the parties shall take the actions (and bear the costs) with respect to the purchase and sale of such Deleted Parcel that would have been taken (or borne) by such party under this Agreement had the Deleted Parcel been included in the Property, and such closing thereafter shall be considered the “Closing” with respect to such parcel for all purposes of this Agreement.

(i) If Seller objects to any timely notice from Purchaser raising a Title Defect, then Seller, within fifteen (15) days after receipt of Purchaser’s notice, shall send to Purchaser a written notice setting forth, in reasonable detail, the basis of Seller’s objection to Purchaser’s notice. If Seller and Purchaser have not resolved, within ten (10) days after such written response by Seller to Purchaser’s delivery of written notice of objection within the applicable time period provided herein (prior to the Closing), any dispute between them with respect to any alleged Title Defect, then either Seller or Purchaser shall have the right by written notice (“Resolution Notice”) given within five (5) days thereafter to submit such dispute for determination (“Expedited Resolution”) by an independent appraiser experienced in commercial timberlands, to be mutually approved by Seller and Purchaser, which approval shall not be unreasonably withheld or delayed (each, the “Forestry Expert”), whose decision as to whether the applicable title matter constitutes a Title Defect or a Permitted Exception (and/or as to the particular acreage affected by any such Title Defect, if such question cannot first be resolved by the Title Company to the satisfaction of Seller and Purchaser) shall be final, unappealable and binding on the parties. Seller and Purchaser may each submit all relevant written materials (including affidavits) for consideration by the Forestry Expert within ten (10) days after the Resolution Notice, and the Forestry Expert shall render his written decision within fifteen (15) days after the Resolution Notice. The Forestry Expert shall make his determination based on the particular relevant provisions of this Agreement, the materials submitted by the parties hereunder and such other materials that such Forestry Expert may deem to be relevant to its determination as described above. The parties shall each pay one-half (1/2) of the fees and expenses of the Forestry Expert and shall otherwise bear their own costs and expenses of any Expedited Resolution. Notwithstanding the foregoing, it is acknowledged and agreed that the following limitations shall apply to the duties of, and matters subject to review and determination by, a Forestry Expert hereunder: (i) prior to the approval of any Forestry Expert, all material relationships, affiliations and business dealings that such proposed Forestry Expert currently has or has had during the three (3) year period prior to the date hereof with Purchaser, Seller and each of their respective Affiliates must be disclosed to each party hereto, and the Forestry Expert and each party hereto (to the extent applicable to it) must certify to such statement; and (ii) if Seller takes a position that the instrument, document, agreement or other matter that is the subject of the alleged Title Defect no longer exists or no longer affects the Timberlands, then Seller shall cause the Title Company to remove such alleged Title Defect and such dispute shall not be subject to the review or determination of the Forestry Expert.

(j) If (x) any parcel of the Timberlands is an Environmentally Defective Parcel, (y) the relevant Environmental Defect on such Environmentally Defective Parcel existed prior to the Closing Date or there is no credible evidence that the applicable Environmental Defect first occurred subsequent to the Closing Date, and (z) Purchaser did not have actual knowledge of the material facts and circumstances concerning such Environmental Defect on or prior to the date that is ten (10) days prior to the Closing Date, then, in addition to Purchaser’s rights pursuant to Section 6.12(a) and Section 6.12(b) hereunder, Purchaser shall also have the right after the Closing Date up until the date that is six (6) months after the Closing Date to give Seller written notice of such Environmental Defect, which notice shall be in reasonable detail, whereupon (i) Seller shall have the right to remediate such Environmental Defect at Seller’s cost, and Purchaser shall reasonably cooperate with Seller’s efforts in such regard, and (ii) if Seller shall fail to remediate such Environmental Defect, in a manner reasonably satisfactory to Purchaser, within ninety (90) days after Seller’s receipt of Purchaser’s notice with respect to such Environmental Defect, then Purchaser, within sixty (60) days after the expiration of such ninety (90) day period, may elect to convey back to Seller the applicable Timberlands parcel subject only to title matters that existed as of the Closing Date, and which parcel shall conform to the requirements set forth in the definition of “Deleted Parcel” in Section 6.12(f)(ii) and Seller shall pay to Purchaser, at the closing of such re-conveyance, the applicable amount set forth in Section 6.12(b)(ii)(C). Any such parcel reconveyed by Purchaser to Seller in accordance with this Section 6.12(j) shall be deemed to be a Deleted Parcel hereunder.

(k) Notwithstanding anything to the contrary in this Section 6.12, Purchaser’s rights to any credits against the Purchase Price pursuant to Sections 6.12(b), 6.12(c), 6.12(d) and 6.12(e) shall be applicable only in the event the Closing occurs in accordance with this Agreement and shall not modify or affect the provisions of Article VIII with respect to the conditions to Purchaser’s obligation to close or to Seller’s obligations under Section 6.2.

(l) The parties hereto agree that the measurement of “acre” and “acreage” as used in this Agreement has been, and shall be, calculated in accordance with the GIS method, absent manifest error.

(m) This Section 6.12 shall survive the Closing.

Section 6.13. Computer Software; Data.

(a) Included Seller Software. Seller hereby conveys to Purchaser and its Affiliates and designees, effective as of the Closing, a perpetual, royalty-free, fully-paid, non-exclusive license (with the right to sublicense) to use, modify and make derivative works of the Included Seller Software.

(b) Included Third Party Software and Purchased Third Party Software. Seller hereby agrees to obtain for Purchaser and its Designated Affiliates the right to operate the Included Third Party Software and the Purchased Third Party Software as it was operated by or for the benefit of the Business (including all configurations and customizations thereof) prior to the Closing (the “Necessary IT Licenses”). Notwithstanding anything to the contrary in Section 6.3 (relating to obtaining consents for the assignment of Contracts), Purchaser shall pay the costs or fees required to obtain the Necessary IT Licenses (the “IT Transfer Fees”) up to $8,000,000. If the IT Transfer Fees exceed $8,000,000, then Seller and Purchaser shall share equally in the payment of same up to a maximum of $16,000,000 in the aggregate. Seller shall pay all IT Transfer Fees in excess of $16,000,000.

(c) Shared Data. Seller and Purchaser shall be co-owners, without any rights or obligations of accounting, of any and all Business Data that was used by Seller or any of its Subsidiaries (other than the Acquired Companies), and not solely used by the Business, prior to the Closing Date.

Section 6.14. Intellectual Property.

(a) Subject to Section 12.1(b), Seller hereby grants to Purchaser, its Affiliates and designees, effective as of the Closing, a perpetual, royalty-free, fully-paid, non-exclusive license (with the right to sublicense) to use, practice, lease, license, reproduce, modify and make derivative works of, and to make, sell and distribute goods and services utilizing or incorporating, the Copyrights, Patents, Invention Records and Trade Secrets owned or licensed by Seller or any of its Subsidiaries (other than the Acquired Companies) to the extent necessary to perform the processes performed in, and otherwise conduct, the Business as of the Closing Date and not otherwise part of the Acquired Intellectual Property, including without limitation the Intellectual Property listed on Schedule 6.14 (the “Licensed Seller IP”). For the avoidance of doubt, if Intellectual Property listed on Schedule 1.3(d) is not listed on Schedule 6.14, such Intellectual Property is not included in the Licensed Seller IP. Such license is transferable in connection with the sale or transfer of the Business or the portion of the Business to which such Intellectual Property relates, and does not require Purchaser to account for or share revenues resulting from such use.

(b) Seller shall have the initial right to prosecute and control the prosecution of, and make all requisite filings for maintaining, all applications and payment of any fees related to any Licensed Seller IP.

(c) Within sixty (60) days of any prosecution deadline or fee due date for any Licensed Seller IP, Seller will notify Purchaser if it intends to abandon such Licensed Seller IP by failing to meet such deadline or pay such fee. Upon receiving such notice, Purchaser may, in its discretion, pursue and control such Licensed Seller IP at its own expense.

(d) In the event that either party has reason to believe that any person may be infringing any of the Licensed Seller IP, such party will promptly notify the other party by providing all information in its possession, custody or control to permit the other party to determine whether such infringement is occurring.

(e) Seller shall have the sole right to bring or defend any action to enforce the Licensed Seller IP and protect against infringement or unauthorized use thereof, and may join Purchaser in any such action. Purchaser will cooperate with Seller in any such enforcement efforts at Seller’s expense. In the event that Seller, in the exercise of its reasonable business judgment, elects not to enforce the Licensed Seller IP, through legal action or otherwise, Purchaser may bring legal action or otherwise take any action to enforce the Licensed Seller IP unless Seller reasonably believes that doing so would be likely to adversely affect Seller’s business interests and provides notice to Purchaser indicating the basis for such belief. Seller will cooperate with Purchaser in such permitted enforcement efforts at Seller’s expense.

(f) Each party agrees that it will have no right or interest in any new developments, enhancements or improvements to the Licensed Seller IP developed by the other party or its Affiliates.

Section 6.15. Compliance with Environmental Transfer Statutes. Seller shall, at its own cost and expense, be responsible for complying with the notice requirements of any Environmental Laws regarding the sale or transfer of the Business Facilities, including, but not limited to, in each case, to the extent possible, prior to the Closing Date.

ARTICLE VII

COVENANTS OF PURCHASER

From and after the date hereof and until the Closing (except with respect to Sections 7.4, 7.5, 7.6, 7.7, 7.8, 7.9 and 7.10 which shall survive the Closing in accordance with their terms), Purchaser hereby covenants and agrees that:

Section 7.1. Opportunity to Participate in Q&A. In accordance with Purchaser’s exercise of its rights under Section 6.1, Purchaser shall abide by the obligations imposed on Purchaser set forth in such Section 6.1, including permitting Seller to participate in any meetings or discussions with any Business customers, suppliers, employees or others with whom it has material commercial dealings.

Section 7.2. Public Statements. Before Purchaser shall issue any press release or otherwise make any public statement concerning this Agreement or the transactions contemplated hereby, Purchaser shall so advise and cooperate with Seller and shall not release such information without Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such information is otherwise publicly available other than as a result of a disclosure by Purchaser made in breach of this Section 7.2 or (b) the release thereof is, in the reasonable judgment of Purchaser, required by any Law (including any rule of any securities exchange on which Purchaser’s securities are traded) or Order to which Purchaser is bound or subject, or is otherwise necessary for the consummation of the Acquisition Financing.

Section 7.3. Consents and Conditions. (a) Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Seller in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, including, but not limited to: (i) obtaining all necessary consents, approvals or waivers from, and giving any necessary notifications to, third parties; (ii) making all registrations and filings with, and obtaining all necessary actions or non-actions, waivers, consents and approvals from, all Governmental Bodies (including those in connection with the HSR Act and comparable requirements in foreign jurisdictions) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Body; and (iii) defending any Legal Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order or preliminary or permanent injunction entered by any Governmental Body vacated or reversed.

(b) [Intentionally Omitted]

(c) Purchaser shall keep Seller reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing Seller with copies of notices or other communications received by Purchaser or by any of its Subsidiaries from any third party and/or any Governmental Body with respect to the transactions contemplated hereby. Purchaser shall promptly furnish to Seller such necessary information and reasonable assistance as Seller may request in connection with the foregoing and shall promptly provide counsel for Seller with copies of all filings made by Purchaser, and all correspondence between Purchaser (and its advisors) with any Governmental Body and any other information supplied by Purchaser and its Affiliates to a Governmental Body in connection herewith and the transactions contemplated hereby; provided, however, that Purchaser may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to Seller as “outside counsel only,” and materials may be redacted (i) to remove references concerning the valuation of the Business and (ii) as necessary to comply with contractual arrangements. Materials designated as for “outside counsel only” and the information contained therein shall be given only to the outside legal counsel of Seller and will not be disclosed by such outside counsel to employees, officers or directors of Seller unless express permission is obtained in advance from Purchaser or its legal counsel. Purchaser shall, subject to applicable Law, permit counsel for Seller reasonable opportunity to review in advance, and consider in good faith the views of Seller in connection with, any proposed written communication to any Governmental Body. Purchaser agrees not to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection herewith and the transactions contemplated hereby unless it consults with Seller in advance and, to the extent not prohibited by such Governmental Body, gives Seller the opportunity to attend and participate.

Section 7.4. Seller’s Access to Documents. Purchaser shall, and shall cause its Subsidiaries to, afford to Seller’s representatives, upon reasonable notice and without undue interruption to Purchaser’s business, access during normal business hours to the books and records of Purchaser pertaining to the operations of the Business prior to the Closing Date for a period of eight years following the Closing Date in connection with financial statements and U.S. Securities and Exchange Commission reporting obligations, Excluded Liabilities, Excluded Assets and other reasonable business purposes; provided that nothing herein shall limit Seller’s rights of discovery. Purchaser agrees to hold all of the books and records of the Business (other than records relating to Taxes, which shall be governed by Section 14.5) existing on the Closing Date or included in the Purchased Assets in accordance with Purchaser’s standard record retention policies; provided that Purchaser shall not destroy, alter or dispose of any of such books and records for a period of eight years from the Closing Date or such longer time as may be required by Law without first offering in writing at least 90 calendar days prior to such destruction or disposition to surrender them to Seller.

Section 7.5. Further Actions. Purchaser, whether before, at or after the Closing, shall execute and deliver such instruments and take such other actions as may reasonably be required to (a) carry out the intent hereof and of the Transition Agreements and (b) consummate the transactions contemplated hereby and thereby including the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as possible. Purchaser shall use its reasonable best efforts to secure the Acquisition Financing pursuant to the Financing Commitments. If Purchaser’s financing source notifies Purchaser that it is unwilling or unable to provide the Acquisition Financing on the terms and conditions set forth in the Financing Commitments, then Purchaser shall so notify the Seller of such fact and then Purchaser shall use its reasonable best efforts to secure alternative financing with its original and any other nationally recognized financial institutions; provided that such alternative financing is on terms and conditions that in the aggregate are no less favorable to the Purchaser than the terms and conditions contemplated by the original Financing Commitments and in no event shall Purchaser be required to enter into any alternative financing arrangements pursuant to which the cost of capital to Purchaser shall exceed the cost of capital contemplated by the original Financing Commitments.

Section 7.6. Guarantees; Letters of Credit. Purchaser shall use commercially reasonable efforts to cause itself or one or more of its Affiliates to be substituted in all respects for Seller or any of its Subsidiaries that is not an Acquired Company, effective as of the Closing Date, in respect of all obligations of Seller and any such Subsidiary that is not an Acquired Company under each of the guarantees, surety bonds, letters of credit, letters of comfort, bid bonds, performance bonds and other financial assurance arrangements or commitments obtained or entered into by Seller or any of its Subsidiaries that is not an Acquired Company for the benefit of the Business (and Seller and its Subsidiaries shall be released from any such obligations), including those guarantees, surety bonds, letters of credit, letters of comfort, bid bonds and performance bonds are set forth in Schedule 7.6 (the “Guarantees”). To the extent such substitution contemplated by the first sentence of this Section 7.6 has been effected, Seller and its Subsidiaries that are not Acquired Companies shall from and after the Closing cease to have any obligation whatsoever arising from or in connection with the Guarantees. To the extent such substitution contemplated by the first sentence of this Section 7.6 has not been effected, Purchaser shall (i) use commercially reasonable efforts to affect such substitution as soon as practicable following the Closing, but in any event within 6 months thereof, and (ii) indemnify Seller and its Subsidiaries that are not Acquired Companies with respect to any such Guarantees in accordance with Article XI; provided, however, that notwithstanding anything in the foregoing, with respect to any of the Guarantees set forth in Schedule 7.6, Seller and its Subsidiaries may at any time following the six month anniversary of the Closing terminate one or more of such Guarantees and thereafter cease to have any obligation whatsoever arising from or in connection with any such terminated Guarantee.

Section 7.7. Use of Seller’s Name. Purchaser agrees that, subject to the terms of the Transition Agreements:

(a) within six months after the Closing Date, Purchaser shall remove “MeadWestvaco,” the MeadWestvaco logo and any other similar mark (the “Seller Name”) and any other Trademark, design or logo previously or currently used by Seller or any of its Affiliates that is not part of the Acquired Intellectual Property from all buildings, signs and vehicles of the Business;

(b) except for use of the MeadWare name in the presently existing MeadWare product line for one year, as set forth in Schedule 6.14(6), within six months after the Closing Date, Purchaser shall cease using the Excluded IP Assets and the Seller Name and any other Trademark, design or logo previously or currently used by Seller or any of its Affiliates that is not part of the Acquired Intellectual Property in all invoices, letterhead, domain names and web sites, advertising and promotional materials, office forms and business cards;

(c) Purchaser will (i) within twelve months after the Closing Date, remove the proprietary MeadWestvaco packaging from the inventory of packaging materials of the Business that is in existence as of the Closing Date (“Existing Inventory”) and (ii) will use its best efforts to remove within six months after the Closing Date the Seller Name, and any other Trademark, design or logo previously or currently used by Seller that is not part of the Acquired Intellectual Property, from those assets of the Business that are not Existing Inventory, including those assets (such as, but not limited to, tools, molds and machines) used in association with the manufacture of the products of the Business or otherwise reasonably used in the conduct of the Business after the Closing Date (such assets, “Other Marked Assets”);

(d) At the Closing, Seller will grant to Purchaser a limited right to use the Seller Name and associated Trademarks, designs and logos with regard to the Existing Inventory and Other Marked Assets, and any other Trademarks forming a part of the Excluded IP Assets, in accordance with the terms and conditions set forth in this Section 7.7;

(e) In no event shall Purchaser or any Affiliate of Purchaser advertise or hold itself out as Seller or an Affiliate of Seller at any time before, on or after the Closing Date; and

(f) As soon as reasonably practicable after the Closing Date, but in no event later than three months following the Closing Date, Purchaser shall change the name of the Acquired Companies, to the extent applicable, to delete any references to “MeadWestvaco.”

Section 7.8. Litigation Support. In the event and for so long as Seller actively is contesting or defending against any action, investigation, charge, claim, or demand by a third party (other than Purchaser or any of its Affiliates) in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, Purchaser will cooperate with Seller and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole control, cost and expense of Seller (unless Seller is entitled to indemnification therefor under Article XI).

Section 7.9. Patent License.

(a) Subject to Section 12.1(a), Purchaser and/or one or more of its Designated Affiliates hereby grant(s) to Seller, its Affiliates and designees, effective as of the Closing, a perpetual, royalty-free, fully-paid, non-exclusive license (with the right to sublicense) to make, use or sell products or services based upon, and practice, the Patents and Invention Records set forth on Schedule 7.9 (the “Licensed Purchaser Patents”). For the avoidance of doubt, if Patents listed on Schedule 1.2(g) are not listed on Schedule 7.9, such Patents are not included in the Licensed Purchaser Patents. Such license is transferable in connection with the sale or transfer of Seller’s business to which such Patents relate, and does not require Seller to account for or share revenues resulting from such use.

(b) Purchaser shall have the initial right to prosecute and control the prosecution of, and make all requisite filings for maintaining, all applications and payment of any fees related to any Licensed Purchaser Patents.

(c) Within sixty (60) days of any prosecution deadline or fee due date for any Licensed Purchaser Patents, Purchaser will notify Seller if it intends to abandon such Licensed Purchaser Patents by failing to meet such deadline or pay such fee. Upon receiving such notice, Seller may, in its discretion, pursue and control such Licensed Purchaser Patents at its own expense.

(d) In the event that either party has reason to believe that any person may be infringing any of the Licensed Purchaser Patents, such party will promptly notify the other party by providing all information in its possession, custody or control to permit the other party to determine whether such infringement is occurring.

(e) Purchaser shall have the sole right to bring or defend any action to enforce the Licensed Purchaser Patents and protect against infringement or unauthorized use thereof, and may join Seller in any such action. Seller will cooperate with Purchaser in any such enforcement efforts at Purchaser’s expense. In the event that Purchaser, in the exercise of its reasonable business judgment, elects not to enforce the Licensed Purchaser Patents, through legal action or otherwise, Seller may bring legal action or otherwise take any action to enforce the Licensed Purchaser Patents unless Purchaser reasonably believes that doing so would be likely to adversely affect Purchaser’s business interests and provides notice to Seller indicating the basis for such belief. Purchaser will cooperate with Seller in such permitted enforcement efforts at Purchaser’s expense.

(f) Each party agrees that it will have no right or interest in any new developments, enhancements or improvements to the Licensed Purchaser Patents developed by the other party or its Affiliates

Section 7.10. Bulk Sales Law. Purchaser hereby waives compliance by Seller, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk sales law; provided that, Seller shall indemnify Purchaser for any Losses arising from such non-compliance under Article XI.

Section 7.11. Unidentified Properties. Seller shall use its reasonable best efforts from and after the date hereof to identify any real property (whether leased or owned) of the Seller or any of its Subsidiaries that is Related to the Business (other than the Timberlands) and that has not been identified in Seller’s Disclosure Schedule as real property that comprises part of the Assets to be conveyed hereunder (each, an “Undisclosed Business Property”). As promptly as practicable, but in no event more than fifteen (15) Business Days, after becoming aware of the existence of any Undisclosed Business Property, Seller shall deliver to Purchaser a written description of such Undisclosed Business Property, the location and approximate acreage thereof and the basis on which such Undisclosed Business Property is Related to the Paper Business. Seller shall afford Purchaser and its representatives full access for a period of 45 days after delivery of any written notification of the existence of such Undisclosed Business Property to the Undisclosed Business Property and all information, data, reports, surveys and other written materials (including any correspondence or written communications with Governmental Authorities relating to the Undisclosed Business Property), including the right to conduct Phase I environmental surveys with respect to such Undisclosed Business Property. If during such 45-day period, Purchaser notifies Seller in writing either (i) that Purchaser’s environmental consultant has determined that Environmental Liabilities associated with such Undisclosed Business Property exceed $250,000 or (ii) that the fair market value of such Undisclosed Business Property is less than the amount of Environmental Liabilities associated with such Undisclosed Business Property, Purchaser, at its option, may treat such Undisclosed Business Property as an Asset to be conveyed under this Agreement or may treat such Undisclosed Business Property as an Excluded Property, and such determination by Purchaser shall be final, binding and conclusive for all purposes of this Agreement. Absent such notification by Purchaser within such 45-day period, such Undisclosed Business Property shall become part of the Assets to be conveyed pursuant to the terms of this Agreement (including, if such Undisclosed Business Property is part of the Mills, Chillicothe Distribution Center or the Timberlands, Sections 6.10, 6.11 and 6.12).

ARTICLE VIII

CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS

The obligation of Purchaser to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction (or, if permitted, waiver by Purchaser in its sole discretion) of each of the following conditions:

Section 8.1. Accuracy of Representations and Warranties. (i) Each of the representations and warranties of Seller contained herein that is qualified as to Material Adverse Effect shall be true and correct in all respects at and as of the Closing Date, with the same force as if made on and as of the Closing Date, and (ii) each of the representations and warranties of Seller contained herein that is not so qualified shall be true and correct in all respects (disregarding materiality qualifications contained therein, except in the case of Section 4.6) with the same force as if made on and as of the Closing Date, except for any such failure to be true and correct as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (except, in each case, to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be, subject to the qualifications set forth above, true and correct as of such specific date).

Section 8.2. Performance of Covenants. Seller shall have performed and complied with the covenants and provisions hereof required to be performed or complied with by it between the date hereof and the Closing Date, other than any such nonperformance or noncompliance that would not, individually or in the aggregate, reasonably be expected to result in a material diminution of value to the Purchaser with respect to the transactions contemplated by this Agreement.

Section 8.3. Antitrust Laws. Any applicable waiting periods under the HSR Act and other applicable foreign requirements relating to the transactions contemplated by this Agreement shall have expired or been terminated and, any other approvals of any Governmental

Body related to antitrust or competition laws shall have been obtained, except in each case for such approvals the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

Section 8.4. No Injunctions. No preliminary or permanent injunction, restraining order or decree of any nature of any court of competent jurisdiction or Governmental Body restraining or prohibiting the consummation of the transactions contemplated hereby shall be in effect.

Section 8.5. Debt Financing Condition. Purchaser shall have obtained the debt portion of the Acquisition Financing from such sources and in such amounts and on such terms and conditions as set forth in the Financing Commitments or similar letters relating to any alternative financing contemplated by Section 7.5.

Section 8.6. Third Party Consents. Seller shall have obtained (i) the written consents, in form and substance reasonably satisfactory to Purchaser, listed on Schedule 8.6(i) and (ii) such other written consents, in form and substance reasonably satisfactory to Purchaser, the failure of which to obtain would, individually or in the aggregate, have a Material Adverse Effect.

Section 8.7. Guarantees. All guarantees of any Indebtedness of Seller or any of its Affiliates (other than any Acquired Companies) by any Acquired Company shall have been released to the reasonable satisfaction of Purchaser.

Section 8.8. Absence of Material Adverse Change. There shall not have occurred after the date hereof any event or circumstance (or series of events or circumstances) that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect.

Section 8.9. Officer’s Certificate. Purchaser shall have received a certificate from Seller to the effect set forth in Sections 8.1, 8.2 and 8.8, dated the Closing Date, signed on behalf of Seller by the Chief Executive Officer, Chief Financial Officer or any Vice President of Seller.

Section 8.10. Title Policies. Purchaser shall have obtained the Title Policies and (to the extent required pursuant to Section 6.10 hereof) Express Maps (or a survey, in the case of the Chillicothe Distribution Center) for each of the Titled Properties.

Section 8.11. Business IRBs. Purchaser shall have received evidence reasonably satisfactory to it that the Business IRBs shall have been repaid or legally defeased in full pursuant to agreements and instruments reasonably satisfactory to Purchaser, that all Liens securing obligations thereunder shall have been released or terminated, and that each Leased Real Property which shall have been the subject of a lease relating thereto shall have been reconveyed to Seller or the applicable Seller Subsidiary or Acquired Company prior to Closing.

ARTICLE IX

CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

The obligation of Seller to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction (or, if permitted, waiver by Seller in its sole discretion) of each of the following conditions:

Section 9.1. Accuracy of Representations and Warranties. Each of the representations and warranties of Purchaser contained herein shall be true and correct in all respects (disregarding any materiality qualifications contained therein) with the same force as if made on and as of the Closing Date, except for any such failures to be true and correct as would not reasonably be expected, individually or in the aggregate, to materially and adversely affect Purchaser’s ability to consummate the transactions contemplated hereunder or to perform its obligations under any agreement contemplated hereby (except to the extent any such representation and warranty speaks as of a specific date, in which case such representation and warranty shall be, subject to the qualifications set forth above, true and correct as of such specific date).

Section 9.2. Performance of Covenants. Purchaser shall have performed and complied, in all material respects, with the covenants and provisions hereof required herein to be performed or complied with by it between the date hereof and the Closing Date.

Section 9.3. Antitrust Laws. Any applicable waiting periods under the HSR Act and other applicable foreign requirements relating to the transactions contemplated by this Agreement shall have expired or been terminated and, any other approvals of any Governmental Body related to antitrust or competition laws shall have been obtained, except in each case for such approvals the failure of which to obtain would not reasonably be expected to expose Seller or any of its Subsidiaries to any material liability, including criminal liability in any jurisdiction.

Section 9.4. No Injunctions. No preliminary or permanent injunction, restraining order or decree of any nature of any court of competent jurisdiction or Governmental Body restraining or prohibiting the consummation of the transactions contemplated hereby shall be in effect.

Section 9.5. Officer’s Certificate. Seller shall have received a certificate from Purchaser to the effect set forth in Sections 9.1 and 9.2, dated the Closing Date, signed by officers corresponding to those signing on behalf of Seller.

ARTICLE X

ADDITIONAL POST-CLOSING COVENANTS

Section 10.1. Certain Employment Matters. (a) Transferred Employees. (i) Offers of Employment. The parties hereto intend that there will be a continuity of employment for all Acquired Company Employees and Business Employees following the Closing Date, except as specifically provided in this Section 10.1(a). At least five days prior to the Closing Date, Purchaser shall, or shall cause one or more of its Designated Affiliates to, make a general offer of employment, effective as of the Closing Date, through a general notice of transfer (pursuant to methodologies mutually agreed upon by Seller and Purchaser) to each Business Employee (including any individuals on maternity leave, short-term disability leave or another approved leave of absence). In the case of each Business Employee whose terms of employment are governed by a Collective Bargaining Agreement (“Represented Employees”), such offer shall be on terms and conditions satisfying the requirements of the applicable Collective Bargaining Agreement (as set forth in Section 10.1(a)(ii) below concerning Purchaser’s (or one or more of its Designated Affiliates’) assumption of the Collective Bargaining Agreements). In the case of each other Business Employee (“Non-Represented Employees”), such offer shall be at the same base salary or base hourly wage rate as in effect immediately before the Closing Date. Each Business Employee will be deemed to have accepted such offer, unless (A) the Business Employee expressly rejects such offer before the Closing Date or (B) the Business Employee otherwise indicates by his or her actions that such offer of employment has not been accepted and Purchaser or one or more of its Designated Affiliates notifies Seller within 30 days following the Closing Date of such non-acceptance of the offer. The Business Employees who are deemed to have accepted such offer, and all Acquired Company Employees, are collectively referred to as the “Transferred Employees.” The parties will cooperate to comply with legal and regulatory requirements to accomplish the employment transfers described in this Section 10.1.

(ii) Collective Bargaining Agreements. As of the Closing, Purchaser shall, or shall cause one or more of its Designated Affiliates to, assume all Collective Bargaining Agreements and Seller’s obligations under the Collective Bargaining Agreements (which specifically shall require Purchaser or one or more of its Designated Affiliates to establish employee benefit plans with the same benefit levels, benefit design and, if applicable, employee contribution rates as in effect under each of the Employee Benefit Plans in which Represented Employees are entitled to participate under the Collective Bargaining Agreements).

(b) Post-Closing Compensation and Benefits Generally. (i) Benefit Plans Generally. Effective as of the Closing, Seller shall cause the Acquired Companies to cease to be participating employers in the Seller Employee Benefit Plans and, as of the Closing Date, all Transferred Employees shall cease to accrue benefits under and otherwise to participate as active participants in the Seller Employee Benefit Plans. Purchaser agrees that, from the Closing Date until December 31, 2005, it shall, or shall cause one or more of its Designated Affiliates and/or the Acquired Companies to, maintain employee benefit and compensation (including incentive bonus opportunity but excluding (i) post-employment health and life benefits (other than Cobra Coverage), (ii) defined benefit pension benefits for Non-Represented Employees, (iii) equity-based or related compensation, (iv) supplemental executive retirement benefits and (v) deferred compensation arrangements) plans, programs and arrangements for the benefit of the Non-Represented Employees that, when taken as a whole, are comparable to those provided to such Non-Represented Employees immediately before the Closing.

(ii) Service Credit; Benefit Transition. For all purposes under the employee benefit plans of Purchaser and its Designated Affiliates providing benefits to any Non-Represented Employees after the Closing (the “New Plans”), each Non-Represented Employee shall be credited with his or her years of service with Seller and its Subsidiaries (including the Acquired Companies) as of the Closing Date (and any additional service credited under the Employee Benefit Plans), to the same extent as such Non-Represented Employee was entitled, before the Closing, to credit for such service under any similar Employee Benefit Plans, except to the extent such credit would result in a duplication of benefits, and except for purposes of benefit accrual under any defined benefit pension plan. In addition, and without limiting the generality of the foregoing: (A) each Non-Represented Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Employee Benefit Plan in which such Non-Represented Employee previously participated (such plans, collectively, the “Old Plans”); and (B) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Non-Represented Employee, Purchaser shall, or shall cause one or more of its Designated Affiliates to, cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, to the extent such exclusions and requirements were waived with respect to the Non-Represented Employee under comparable Old Plans, and Purchaser shall, or shall cause one or more of its Designated Affiliates to, cause any eligible expenses incurred by such Non-Represented Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Non-Represented Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Non-Represented Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Certain Specific Compensation and Benefits. (i) Severance. Purchaser will maintain, or cause one or more of its Designated Affiliates and/or the Acquired Companies to maintain, for the benefit of Non-Represented Employees whose employment terminates at any time from the Closing Date through December 31, 2005, a severance plan or plans providing benefits, terms and conditions that are not less favorable to such employees than those provided under the MeadWestvaco Corporation Severance Pay Plan for Salaried and Non-Union Hourly Employees as in effect on the Closing Date.

(ii) Other Welfare Benefits. (A) Without in any way limiting Purchaser’s (or its Designated Affiliates’ or, following Closing, the Acquired Companies’) obligations under Section 10.1(a)(ii), Seller, the Acquired Companies, and Purchaser shall cooperate so that there shall be in effect, as of Closing, medical, life insurance, disability and other welfare plans sponsored by the Acquired Companies, Purchaser, and/or one or more of its Designated Affiliates (“New Welfare Plans”), that provide Transferred Employees with benefits that, when taken as a whole, are comparable to the benefits provided under the Seller Welfare Plans immediately prior to Closing (such benefits being collectively referred to as “Welfare Benefits”). Seller and its Subsidiaries (other than the Acquired Companies) shall be responsible for, and shall retain all Liability and indemnify and hold Purchaser, its Subsidiaries and Designated Affiliates harmless with respect to all medical, life insurance and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such employees or their covered dependents prior to the Closing Date, including providing Cobra Coverage from and after the Closing Date for Former Acquired Company Employees, Former Business Employees and their respective beneficiaries and dependents. Purchaser shall, or shall cause one or more of its Designated Affiliates to, be responsible for, and shall assume all Liability and indemnify and hold Seller, its Subsidiaries and Affiliates harmless with respect to (x) all medical, life insurance and other welfare plan expenses and benefits for each Acquired

Company or Business Employee with respect to claims incurred by such employees or their covered dependents on or after the Closing Date, (y) providing any required notices regarding Cobra Coverage for all Transferred Employees and their beneficiaries and dependents with respect to qualifying events that occur on or after the Closing Date, and (z) providing Cobra Coverage from and after the Closing Date for Transferred Employees and their beneficiaries and dependents, regardless of whether the applicable qualifying event occurred or occurs before, on or after the Closing Date, to the extent such coverage was being provided under the Seller Employee Benefit Plans. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs and, in the case of a hospital stay, when the employee first enters the hospital. Notwithstanding anything to the contrary in this Section 10.1(c)(ii)(A), Liabilities in respect of Retiree Medical Benefits and long term disability shall be treated in accordance with the provisions of Sections 10.1(c)(ii)(B) and 10.1(c)(ii)(C), respectively.

(B) Following the Closing Date, Purchaser or one or more of its Designated Affiliates that employs the Transferred Represented Employees (as defined below) shall assume all liabilities, obligations and responsibilities to provide post-retirement medical, health and life insurance benefits (“Retiree Medical Benefits”) for Transferred Employees who are Represented Employees (the “Transferred Represented Employees”) pursuant to the terms of any Retiree Medical Plan. Seller shall retain all liabilities, obligations and responsibilities to provide Retiree Medical Benefits to all employees other than Transferred Represented Employees.

(C) Notwithstanding anything herein to the contrary, any individual who has, as of the Closing, met the conditions to receive long-term disability benefits under Seller Employee Benefit Plan that is a long-term disability plan of Seller and its Subsidiaries as of Closing shall receive such benefits under such Seller Employee Benefit Plan in accordance with its terms after Closing, and neither Purchaser nor any of its Designated Affiliates nor any Acquired Company shall assume any Liabilities for providing such benefits to such individuals, provided, that any such individual does not return to service within twelve (12) months of the Closing Date and (ii) any Transferred Employee who is in a long-term disability waiting period prior to the Closing Date (including a Transferred Employee receiving short-term disability from the Purchaser or one or more of its Designated Affiliates after the Closing Date for injuries or illnesses occurring prior to the Closing Date) and becomes “Disabled” (as defined under Seller’s long-term disability plan) after the Closing Date as a result of such injuries or illnesses, shall be entitled to benefits under Seller’s long-term disability plan, provided, that such employee does not return to service.

(D) As of the Closing Date, (i) Seller’s flexible spending account plan (“Seller’s Flex Plan”) shall transfer and a plan under Section 125 of the Code established or maintained by Purchaser or one or more of its Designated Affiliates (“Purchaser’s Flex Plan”) shall accept the transfer of all of the account balances (whether positive or negative) (the “Transferred Account Balances”) under Seller’s Flex Plan of the Transferred Employees, (ii) the elections, contribution levels and coverage levels of the Transferred Employees shall apply under Purchaser’s Flex Plan in the same manner as under Seller’s Flex Plan; and (iii) the Transferred Employees shall be reimbursed from Purchasers’ Flex Plan for claims incurred at any time during the plan year of Seller’s Flex Plan in which the Closing Date occurs submitted to

Purchaser’s Flex Plan from and after the Closing Date on the same basis and the same terms and conditions as under Seller’s Flex Plan. As soon as practicable after the Closing Date, and in any event within 10 Business Days after the amount of the Transferred Account Balances is determined, Seller shall pay Purchaser or one or more of its Designated Affiliates the net aggregate amount of the Transferred Account Balances, if such amount is positive, and Purchaser shall, or shall cause one or more of its Designated Affiliates to, pay Seller the net aggregate amount of the Transferred Account Balances, if such amount is negative.

(iii) Savings Plans. (A) Transferred Employees shall not be entitled to make contributions to or to benefit from matching or other contributions under the Seller Savings Plans on and after the Closing Date.

(B) Purchaser shall, or shall cause one or more of its Designated Affiliates to, take all action necessary and appropriate to ensure that, as soon as practicable after the Closing Date and effective as of the Closing Date, Purchaser or one or more of its Designated Affiliates (including the Acquired Companies) has in effect one or more savings plans (hereinafter referred to in the aggregate as the “Purchaser Savings Plans” and individually as the “Purchaser Savings Plan”) meeting the following requirements: (I) each Purchaser Savings Plan is a qualified, single-employer individual account plan under Section 401(a) of the Code; (II) each Transferred Employee is eligible to participate in a Purchaser Savings Plan that permits him or her to make before-tax contributions (under Section 401(k) of the Code) and to take participant loans on a basis at least as favorable as under the applicable Seller Savings Plan; and (III) each Purchaser Savings Plan in which Represented Employees are eligible to participate satisfies any applicable requirements of the relevant Collective Bargaining Agreement(s).

(C) The terms of the Purchaser Savings Plans, or each such Purchaser Savings Plan, shall provide that each Transferred Employee shall have the right to make a direct rollover to a Purchaser Savings Plan of his or her account in a Seller Savings Plan, including a direct rollover of any notes evidencing loans made to such Transferred Employee; provided that each Transferred Employee who elects to roll over an account in a Seller Savings Plan must roll over his or her entire account balance (including a rollover of any notes evidencing loans made to such Transferred Employee).

(D) As soon as practicable after the Closing Date, Seller shall deliver to Purchaser or one or more of its Designated Affiliates a list of the Transferred Employees covered by the Seller Savings Plans, together with each Transferred Employee’s service under each of the Seller Savings Plans as of the Closing Date.

(iv) Annual Bonus. Each Transferred Employee who is eligible for an annual bonus under any of the Employee Benefit Plans for the year in which the Closing occurs shall be paid such an annual bonus, to the extent earned and payable under the terms of the applicable Employee Benefit Plan (without regard to any requirement of service through (x) the end of the plan year or (y) the applicable date of payment), and pro-rated through the Closing Date. Seller shall pay or cause to be paid such bonuses that are payable to Corporate Business Employees. Purchaser shall, or shall cause one or more of its Designated Affiliates to, pay or cause to be paid such bonuses to all other Transferred Employees; provided, that in no event shall the aggregate amount of the bonuses so paid by Purchaser or one or more of its Designated Affiliates be greater than the amount accrued for such bonuses on the Final Closing Date Working Capital.

(v) Vacation. To the extent applicable Law requires the payment in cash of the vacation entitlements that Transferred Employees have, under the applicable policies of Seller and the Acquired Companies, accrued but not used through Closing (“Accrued Vacation”), Purchaser shall, or shall cause one or more of its Designated Affiliates to, pay or cause to be paid such amounts to Transferred Employees at or promptly following Closing. Purchaser shall permit Transferred Employees to carry over, and to use after Closing, all other Accrued Vacation in accordance with the applicable policies of Seller and the Acquired Companies as in effect as of the Closing Date, subject to the requirements of any applicable Collective Bargaining Agreement and to such reasonable limitations and conditions as Purchaser may impose. In no event shall Purchaser or one or more of its Designated Affiliates be liable for payments or accruals with respect to Accrued Vacation which exceeds the amount accrued for Accrued Vacation on the Final Closing Date Working Capital.

(vi) Workers’ Compensation. Notwithstanding anything herein to the contrary, Purchaser and its Designated Affiliates shall be solely responsible (including where Seller remains primarily liable as a matter of law) for claims for workers’ compensation that are incurred with respect to any Business Employee or Acquired Company Employee or any Former Acquired Company Employee or Former Business Employee prior to, on or after the Closing Date.

(vii) Defined Benefit Pension Plans. (A) Purchaser shall, or shall cause one or more of its Designated Affiliates to, establish a defined benefit pension plan (“Purchaser’s Bargained Pension Plan”) for Transferred Represented Employees who are participants in the MeadWestvaco Corporation Retirement Plan for Bargained Hourly Employees (“Seller’s Bargained Pension Plan”) effective as of the Closing Date.

(B) Subject to Section 10.1(c)(vii)(E), as soon as practicable following the Closing Date, Seller will direct that the trustee of Seller’s Bargained Pension Plan transfer to the Purchaser’s Bargained Pension Plan an amount (the “Pension Transfer Amount”) in cash or readily marketable securities (to the extent determined by the fiduciaries of Seller’s Bargained Pension Plan; provided, that such fiduciaries shall inform and discuss with the trustee of Purchaser’s Bargained Pension Plan as to the nature of any non-cash amounts to be transferred prior to such transfer; it being understood that the final mix of cash or readily marketable securities to be transferred shall be determined by the fiduciaries of Seller’s Bargained Pension Plan in their sole discretion), calculated in accordance with the following formula:

W = X minus Y

where:
W	=	the amount to be transferred to Purchaser’s Bargained Pension Plan under this clause 10.1(c)(vii)(B);
X	=	the assets in Seller’s Bargained Pension Plan with a value equal to the amount required to be transferred under Section 414(l) of the Code (using ERISA Section

4044 safe harbor assumptions and where an assumption is not defined under Section 4044 relying on the assumptions used in Seller’s most recent actuarial valuation prior to the date of this Agreement calculated by or on behalf of Seller in accordance with FAS 87 prior to the date of this Agreement) as of the first Business Day after the Closing Date (the “Measurement Date”); and

Y	=	any benefits paid by Seller’s Bargained Pension Plan to or in respect of the Transferred Represented Employees after the Closing Date and prior to the date of such transfer under this Section 10.1 (c)(vii)(B).

(C) All determinations of the amount of assets of Seller’s Bargained Pension Plan to be transferred under Section 10.1(c)(vii)(B) will be made by the actuary for Seller’s Bargained Pension Plan. Purchaser or one or more of its Designated Affiliates may retain its designated actuary to perform the determinations under Section 10.1(c)(vii)(B). The actuary for Seller’s Bargained Pension Plan shall provide all information to the actuary for Purchaser’s Bargained Pension Plan as such actuary, acting reasonably and in good faith, determines is reasonably necessary to perform the transfer calculation. If there is a dispute between those actuaries, then Seller and Purchaser (or one or more of Purchaser’s Designated Affiliates) will agree on a third actuary to resolve the dispute. The independent actuary shall act on the following bases, as applicable:

(i)	the independent actuary shall not act as an arbitrator;

(ii)	Seller and Purchaser shall (or Purchaser shall cause one or more of its Designated Affiliates to) each provide the independent actuary with all information relating to the dispute which the independent actuary reasonably requires; and

(iii)	any findings or reports prepared by the independent actuary will be provided to both Seller and Purchaser (or one or more of its Designated Affiliates) at the same time.

The decision of the independent actuary will be, in the absence of fraud or manifest error, final and binding on the parties. Seller and Purchaser shall each pay one-half of the independent actuary’s costs.

(D) In connection with matters addressed in this Section 10.1(c)(vii), Purchaser and Seller will cooperate in:

(i)	the filing by Seller of any IRS Forms 5310-A required with respect to the transfer of assets and liabilities described in this Section 10.1(c)(vii);

(ii)	the parties hereto making all other filings required under the Code or ERISA and any applicable securities laws;

(iii)	implementing all appropriate communications with participants;

(iv)	transferring appropriate records;

(v)	taking all such other actions as may be necessary and appropriate to implement the provisions of this Section 10.1(c)(vii) in a timely manner; and

(vi)	transferring all information to enable the enrolled actuaries for Seller’s Bargained Pension Plan and Purchaser’s Bargained Pension Plan to issue the certifications required by Section 6058(b) of the Code (Form 5310-A).

(E) The transfer referred to in Section 10.1(c)(vii)(B) will not take place until the “Transfer Date”, which shall be the date that is as soon as practicable after the latest of:

(i)	the expiration of the 30-day period following the filing of any required notices with the IRS pursuant to Section 6058(b) of the Code;

(ii)	the date Seller has delivered to Purchaser (or one or more of its Designated Affiliates) at Seller’s option (with respect to the Seller’s Bargained Pension Plan) either:

(a)	a copy of the most recent determination letter from the IRS to the effect that the Seller’s Bargained Pension Plan is qualified under Section 401(a) of the Code, together with documentation (in a form and substance satisfactory to Purchaser (or one or more of its Designated Affiliates) acting reasonably) evidencing the due adoption of any amendments to the Seller’s Bargained Pension Plan required by the IRS as a condition to such qualification and a certificate from Seller that no events have occurred that would adversely affect the continued validity of such determination letters (apart from the enactment of any law for which the remedial amendment period under Section 401(b) of the Code has not yet expired); or

(b)	an opinion of Seller’s attorneys (in form and substance satisfactory to Purchaser (or one or more of its Designated Affiliates) acting reasonably) that the Seller’s Bargained Pension Plan is qualified under Section 401(a) of the Code as of the date of transfer; and

(iii)	the date Purchaser (or one or more of its Designated Affiliates that is the sponsor of Purchaser’s Bargained Pension Plan) has delivered to Seller at Purchaser’s option (with respect to Purchaser’s Bargained Pension Plan) either:

(a)	a copy of the most recent determination letter from the IRS to the effect that Purchaser’s Bargained Pension Plan is qualified under Section 401(a) of the Code, together with documentation (in a form and substance satisfactory to Seller acting reasonably) evidencing the due adoption of any amendments to Purchaser’s Bargained Pension Plan required by the IRS as a condition to such qualification and a certificate from Purchaser (or one or more of its Designated Affiliates that is the sponsor of Purchaser’s Bargained Pension Plan) that no events have occurred that would adversely affect the continued validity of such letters (apart from the enactment of any law for which the remedial amendment period under Section 401(b) of the Code has not yet expired); or

(b)	an opinion of Purchaser’s attorneys (or of the attorneys for one or more of Purchaser’s Designated Affiliates that is the sponsor of Purchaser’s Bargained Pension Plan) (in form and substance satisfactory to Seller acting reasonably) that Purchaser’s Bargained Pension Plan is qualified under Section 401(a) of the Code as of the date of transfer.

The parties agree to pursue the receipt of the items described in this Section 10.1(c)(vii)(E) as soon as reasonably practicable following the Closing Date. If Purchaser’s Bargained Pension Plan is newly created, Purchaser will (or will cause one or more of its Designated Affiliates that is the sponsor of Purchaser’s Bargained Pension Plan to) provide Seller with written evidence (in form and substance satisfactory to Seller acting reasonably) of: (x) the adoption of Purchaser’s Bargained Pension Plan; and (y) the creation of the trust under Purchaser’s Bargained Pension Plan.

(F) With respect to Transferred Employees who are Non-Represented Employees, Seller shall fully vest, as of the Closing Date, the accrued benefit of such employees under the MeadWestvaco Corporation Retirement Plan for Salaried and Non-Bargained Hourly Employees based on their service with the Seller or any of its Subsidiaries prior to the Closing Date.

(d) General. (i) Seller’s Retained Liabilities. Except as specifically provided in this Section 10.1, Seller shall remain solely responsible for any and all Liabilities and obligations arising under, in connection with or in respect of the Seller Employee Benefit Plans, and neither Purchaser nor any Designated Affiliate (including, after the Closing Date, the Acquired Companies) shall have any responsibility or obligation in respect of any such plan, including, but not limited to, any severance pursuant to the terms of the MeadWestvaco Corporation Severance Pay Plan for Salaried and Non-Union Hourly Employees. Except with respect to Sections 10.1(c)(ii)(D), 10.1(c)(iii) and 10.1(c)(vii), no assets held in trust for any Seller Employee Benefit Plan will be transferred to Purchaser or one or more of its Designated Affiliates or to any employee benefit plan adopted or maintained by Purchaser or any of its Subsidiaries.

(ii) Purchaser’s Assumed Liabilities. Effective as of the Closing Date, and except as specifically provided in this Section 10.1, Purchaser shall (and shall cause its Designated Affiliates, including, as of the Closing Date, the Acquired Companies to) be solely responsible for any and all Liabilities and obligations arising under, in connection with or in respect of the Acquired Company Plans and neither Seller nor any of its Subsidiaries (other than the Acquired Companies) shall have any responsibility or obligation in respect of any such plan. Without limiting the generality of Section 1.4, and except as specifically provided in this Section 10.1, Purchaser shall (and shall cause its Designated Affiliates, including the Acquired Companies to) be solely responsible for any Liabilities arising out of the employment of any Transferred Employee before, on or after the Closing Date, including without limitation accrued obligations for salaries, wages and other compensation payable after the Closing Date, personal days and floating holidays and sick pay of the Transferred Employees, and Liabilities relating to, arising out of or resulting from any Collective Bargaining Agreement, and including, effective upon the transfer of assets under Section 10.1(c)(vii) above, all liabilities for benefits under the Seller’s Bargained Pension Plan with respect to Transferred Represented Employees.

(e) WARN. Seller retains sole responsibility for any obligations or liabilities to any Former Acquired Company Employees, Former Business Employees, Acquired Company

Employees and Business Employees under WARN and any other state, local or provincial law regarding notice of employment termination in respect of the termination of employment of any such employees effective prior to the Closing Date, and indemnifies and agrees to hold Purchaser, its Designated Affiliates and Affiliates harmless for same. Purchaser assumes (or shall cause one or more of its Designated Affiliates to assume) sole responsibility for any obligations or liabilities to any Transferred Employees under WARN and any other state, local or provincial law regarding notice of employment termination in respect of the termination of employment of any Transferred Employee effective on or following the Closing Date. Any indemnification pursuant to this Section 10.1(e) shall cover, but shall not be limited to, any claim for back pay, front pay, notice pay, benefits, or compensatory or punitive damages, any claim by any Governmental Body for penalties regarding any issue of prior notification (or any lack thereof) of any plant closing or mass layoff, as well as defense costs, including attorneys’ fees, in defending any such claim.

(f) Actions of Purchaser. Until the Closing Date, except as required by applicable Law or permitted by the terms of this Agreement, Purchaser will not, and will cause its Designated Affiliates and Affiliates and its and their representatives not to, take any intentional action to cause or influence any Acquired Company Employee(s) or Business Employee(s) to take any actions (or fail to take actions) to adversely affect the Business, the financial condition of the Business, or the results of operations of the Business.

Section 10.2. Cooperation. After the Closing, Purchaser and Seller (and their Subsidiaries and Affiliates) will each mutually cooperate in providing the other party access to and/or copies of relevant data and employment records of Transferred Employees (including personnel files, workers’ compensation claim files and other employee books and records pertaining to Transferred Employees) to the extent (a) permitted by applicable law and (b) reasonably necessary to administer the benefits of Acquired Company Employees and Business Employees under any Seller Employee Benefit Plan or any New Plan, as applicable, or otherwise concerning the employment relationship of Transferred Employees.

Section 10.3. Transition Agreements. Effective at the Closing, Purchaser and Seller, or such of their respective Subsidiaries as appropriate, shall enter into agreements substantially in the form of Exhibits H, I, J, K, L and M, each as listed on Schedule 10.3 (collectively, the “Transition Agreements”). The Parties agree that to the extent any Transition Agreement explicitly provides that the Parties shall agree prior to the Closing on a specific matter described in such agreement, the Parties shall negotiate in good faith to reach a reasonable resolution with respect to such specified matter in accordance with the guidelines, if any, specified with respect to such matter in such agreement.

Section 10.4. Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties. (a) From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Subsidiaries or Designated Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser, and the retention or assumption of the Liabilities intended to be retained or assumed by Seller and/or its Subsidiaries, under this Agreement and the Transition Agreements and to assure fully to Seller and its Subsidiaries and their successors and assigns, the assumption of the Liabilities intended to be assumed by Purchaser under this Agreement and the Transition Agreements, and to otherwise make effective the transactions contemplated hereby and thereby (including (i) transferring back to Seller or the applicable Subsidiary any asset or Liability not contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which asset or Liability was transferred to Purchaser at the Closing, (ii) transferring back to Seller any asset or Liability of the Acquired Companies not related to the Business and (iii) transferring to Purchaser any asset or Liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which was not transferred to Purchaser at the Closing).

(b) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. Seller shall, and shall cause its Subsidiaries to, use reasonable best efforts to obtain such consents promptly; provided, however, that, such cooperation shall not require Seller or any of its Subsidiaries to remain secondarily liable or to make any payment to obtain any such consent with respect to any Nonassignable Asset, except to the extent provided in Section 6.13(b).

(c) Purchaser and Seller shall use their respective reasonable best efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate all obligations under any and all Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Seller and its Subsidiaries so that, in any such case, Purchaser and its Subsidiaries shall be solely responsible for such Liabilities. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller or the applicable Subsidiaries of Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Seller’s or such Subsidiaries’ name and all benefits and obligations existing thereunder shall be for Purchaser’s account. Seller shall take or cause to be taken at Purchaser’s expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Subsidiaries of Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets.

(d) As of and from the Closing Date, Seller on behalf of itself and its Subsidiaries authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Seller or its Subsidiaries under the Nonassignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf or in the name of the applicable Subsidiary of Seller and on such Subsidiary’s behalf with respect thereto.

(e) Notwithstanding anything in this Agreement to the contrary, unless and until any consent or approval with respect to any Nonassignable Asset is obtained, such Nonassignable Asset shall not constitute a Purchased Asset and any associated Liability shall not constitute an Assumed Liability for any purpose under this Agreement.

Section 10.5. Historical Off-Site Environmental Liabilities Limitations. Purchaser agrees that, with regard to Historical Off-Site Environmental Liabilities, neither Purchaser nor any of its Affiliates shall undertake any non-subsurface sampling or analysis, subsurface investigation, or any communication with any Governmental Body by or on behalf of Purchaser or its Affiliates after the Closing Date unless such sampling, analysis, investigation, or communication is (1) required by any Environmental Law; (2) in response to a request of a Governmental Body; or (3) during the normal course of business arising out of repairs, modifications, maintenance or construction activities that are conducted consistent with normal industrial practices (provided, however, any such sampling or analysis, subsurface investigation, or communication with a Governmental Body shall not be considered “required by Environmental Law” if such sampling, analysis, investigation or communication occurs as a result of: (a) a Change at a Business Facility; or (b) due diligence conducted by a future purchaser or financing source). Subject to the limitations set forth in Section 11.1(d), Seller shall have the right to recover for Losses from Purchaser for a breach of this provision, notwithstanding the status of Historical Off-Site Environmental Liabilities as Excluded Liabilities, if and solely to the extent that the action taken constituting the breach of this provision was taken by an employee of the Purchaser or its Designated Affiliates who, at the time of such action, was (i) a managerial employee, (ii) a person whose principal responsibility is environmental compliance, (iii) an officer of Purchaser or its Designated Affiliates, or (iv) any person acting at the request, or with the authorization, of any of the foregoing. In the event of a sale of the Business or change in control involving the Business, the foregoing limitation shall apply to a comparable employee or agent of any successor entity or its Affiliates. For the avoidance of doubt, Seller’s right to pursue a contractual claim to recover any Losses from Purchaser caused by a breach of this provision by Purchaser shall in no way affect Seller’s and Purchaser’s rights or obligations under Article XI with respect to Historical Off-Site Environmental Liabilities, and any amount paid by Purchaser as damages resulting from such a breach shall not be considered a Loss that is subject to indemnification by Seller under Section 11.2.

Section 10.6. Environmental Reports. Seller agrees to transfer with the Business all material environmental reports, studies, investigations and correspondence regarding Environmental Liabilities of the Business in the possession of the Seller, or its counsel and environmental consultants on the Closing Date or, on request, within a reasonable period thereafter.

ARTICLE XI

SURVIVAL, INDEMNIFICATION AND RELATED MATTERS

Section 11.1. Survival. (a) All representations and warranties contained herein, in any Seller Document or in any Purchaser Document, and the right to commence any claim with respect thereto, shall terminate at the close of business on the date that is eighteen months after the Closing Date, except that (i) the representations and warranties contained in Sections 4.1 (Organization and Good Standing), 4.2 (Capital Structure of Acquired Companies), and 4.4 (Authorization of Agreement) hereof and the right of Purchaser to seek indemnification with respect thereto shall survive indefinitely, (ii) the representations and warranties contained in Section 4.8 (Taxes) hereof and the right of Purchaser to seek indemnification with respect thereto shall survive until the expiration of the statute of limitations applicable to the matters described therein (including extensions thereof), (iii) the representations and warranties contained in Sections 4.15 (Employee Benefits) and 4.16 (Labor) hereof and the right of Purchaser to seek indemnification with respect thereto shall terminate at the close of business on the date that is five years after the Closing Date, (iv) the representations and warranties contained in Section 4.19 (Environmental Matters) hereof shall terminate at the close of business on the date that is eight years after the Closing Date (it being understood that any indemnity obligation of the Seller with respect to such representations and warranties shall be governed exclusively in the manner provided for in the proviso to Section 11.2(a)(i)), and (v) the representations and warranties contained in Sections 4.9, 4.10 and 4.11 with respect to title to the Owned Real Property, Leased Real Property and Timberlands shall terminate as of the Closing Date with respect to such properties for which Purchaser has obtained a Title Policy pursuant to Section 6.10 hereof and has received any Purchase Price Credit to which Purchaser may be entitled pursuant to Section 6.12, and neither Purchaser nor Seller nor their respective Subsidiaries shall have any Liability whatsoever with respect to such representations or warranties after each such date as applicable (other than as to claims properly asserted under the appropriate provisions of this Article XI). For purposes of clarity, the obligations of Seller to indemnify the Purchaser Indemnified Group for Excluded Assets, Historical Off-Site Environmental Liabilities and Excluded Liabilities shall be without limitation as to duration; provided, however, that Seller’s obligation to indemnify the Purchaser Indemnified Group for Historical On-Site Environmental Liabilities shall terminate (other than as to claims properly asserted under Section 11.4 prior to such date) at the close of business on the date that is eight years after the Closing Date, and neither Seller nor its Subsidiaries shall have any Liability whatsoever under Sections 11.2(a)(v) and 11.4 after that date; provided, further, that Seller’s responsibility of its allocated share of Straddle Environmental Liabilities under Sections 11.2(a)(vii) and 11.5 shall terminate (other than as to claims properly asserted under Section 11.5 prior to such date) at the close of business on the date that is eight years after the Closing Date, and neither Seller nor its Subsidiaries shall have any Liability whatsoever under Sections 11.2(a)(vii) and 11.5 after that date. The covenants and agreements of the parties hereto contained herein, in any Seller Document and in any Purchaser Document (A) that contemplate actions to be taken after Closing shall survive the Closing and continue in effect in accordance with their terms and (B) that contemplate actions to be taken only on or prior to Closing shall terminate and cease to be obligations as of the Closing and no claim, action or proceeding with respect to such covenant or agreement may be brought after the Closing except with respect to breaches of such covenant or agreement occurring on or prior to Closing.

(b) Except as specifically set forth in this Agreement, effective as of the Closing, in the absence of fraud or willful misconduct on the part of either Seller or any of its Representatives in connection with the negotiation, execution or delivery of this Agreement or any of the Seller or Purchaser Documents or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby (to the extent determined by a final judgment by a court of competent jurisdiction), Purchaser (on behalf of itself and its Affiliates) waives any rights and claims it may have against either Seller or any of its Affiliates and their respective directors, officers, employees, Affiliates, controlling persons or Representatives, whether in law or in equity, relating to the transactions contemplated hereby, the Business or the assets thereof. The rights and claims waived pursuant to the immediately preceding sentence include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any Environmental Laws, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, subject to the foregoing, this Article XI will provide the exclusive remedy of the Purchaser and its Affiliates, and their respective successors and assigns for any breach of any representation or warranty or other claim arising out of this Agreement or any of the Ancillary Agreements or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby; provided, however, the foregoing shall not limit the right of either party hereto to seek specific enforcement for a breach of such covenants or agreements. Each Person entitled to indemnification hereunder shall use commercially reasonable efforts to mitigate Losses for which it seeks indemnification hereunder.

(c) In calculating any amount of Losses recoverable pursuant to this Section 11.1, the amount of such Losses shall be reduced by (i) any insurance proceeds actually received from any unaffiliated insurance carrier offsetting the amount of such Loss, net of any expenses incurred by the Indemnified Party in obtaining such insurance proceeds (provided that the Indemnified Party shall be obligated to reasonably seek any such proceeds to which it may be entitled) and (ii) any recoveries from third parties pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such third party payment. If any Losses for which indemnification is provided hereunder are subsequently reduced by any insurance payment or other recovery from a third party, the Indemnified Party shall promptly remit the amount of such reduction to the Indemnifying Party.

(d) Notwithstanding anything herein to the contrary, no party shall be liable to any Indemnified Party for special, incidental or consequential damages that are not reasonably foreseeable by the Indemnifying Party nor for any punitive or exemplary Losses.

(e) Anything in Article XI to the contrary notwithstanding, indemnification for any and all Tax matters and the procedures with respect thereto shall be governed exclusively by Article XIV, and the limitations set forth in the final paragraphs of Sections 11.2(a) and (b) shall not be applicable with respect to Tax matters.

Section 11.2. Indemnification. (a) Seller hereby agrees to indemnify and hold the Purchaser Indemnified Group harmless from and against any and all claims, judgments, causes of action, liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (including the reasonable fees and expenses of counsel) (collectively, “Losses”) arising out of or resulting from:

(i)

any inaccuracy of any representation or any breach of warranty on the part of Seller herein or in any Seller Document or any schedule or certificate which is delivered pursuant thereto (other than in the case of Section 4.6, the first sentence of Section 4.7 and Section

4.11(m), disregarding Material Adverse Effect and materiality qualifications contained in such representations and warranties, and in the case of the representations contained in Section 4.11(e) and in clause (A) of Section 4.11(m), disregarding the Knowledge qualifications therein), provided, however, that in the case of the representations contained in Section 4.19 (Environmental Matters) all indemnity obligations of the Seller will be governed exclusively by Sections 11.2(a)(v), 11.2(a)(vi), 11.2(a)(vii), 11.2(a)(viii), 11.4, 11.5, and 11.6, unless Purchaser establishes actual fraud on the part of the Seller in connection with the negotiation and execution of this Agreement (after taking into account the Material Adverse Effect and Knowledge qualifications contained in Section 4.19);

(ii)	any breach or non-fulfillment of any covenant, agreement or undertaking on the part of Seller herein or in any Seller Document;

(iii)	any Excluded Liability;

(iv)	the failure of Seller to comply with any applicable bulk sales law, except that this clause (iv) shall not affect the obligation of Purchaser to pay and discharge the Assumed Liabilities;

(v)	Historical On-Site Environmental Liabilities in excess of any amounts designated to cover Historical On-Site Environmental Liabilities specifically identified and reserved for in the balance sheet, reserves, capital expenditure budgets, accruals, transferred financial assurance instruments, working capital statements or operating budgets of the Business disclosed to Purchaser prior to the Closing as set forth on Schedule 11.2(a)(v), in accordance with and subject to the limitations and procedures set out below and in Section 11.4;

(vi)	Historical Off-Site Environmental Liabilities in accordance with and subject to the procedures set out below and in Section 11.4;

(vii)	Seller’s share of Losses arising from Straddle Environmental Liabilities allocated to Seller pursuant to Section 11.5, in accordance with and subject to the limitations and procedures set out below and in Section 11.5 and in excess of any amounts designated to cover Straddle Environmental Liabilities identified and reserved for in the balance sheet, reserves, capital expenditure budgets, accruals, transferred financial assurance instruments, working capital statements or operating budgets of the Business disclosed to Purchaser prior to Closing as set forth on Schedule 11.2(a)(vii) (“Straddle Environmental Liability Reserves”); and

(viii)	Seller’s responsibility Losses set forth in Schedule 11.2(a)(viii).

Notwithstanding anything in this Agreement to the contrary, (1) Seller shall not be liable for any Losses with respect to the matters set forth in Section 11.2(a)(i), unless (x) a claim is timely asserted during the survival period specified in Section 11.1(a) and (y) the aggregate of all Losses under Section 11.2(a)(i), exceeds, on a cumulative basis, 1% of the Initial Cash Consideration (and then only to the extent of such excess); (2) Seller shall not be liable for any Losses with respect to the matters set forth in Sections 11.2(a)(v) and 11.2(a)(vii) unless (x) a claim is timely asserted during the applicable survival period specified in Section 11.1(a) and (y) the aggregate of all indemnifiable Losses under Section 11.2(a)(v) and Seller’s allocated portion of indemnifiable Losses under Section 11.2(a)(vii) exceeds, on a cumulative basis, 1% of the Initial Cash Consideration (and then only to the extent of such excess), and (3) Seller shall not be required to pay an aggregate amount in excess of 15% of the Initial Cash Consideration in respect of all Losses for the matters set forth in Sections 11.2(a)(i), 11.2(a)(v) and 11.2(a)(vii). For the avoidance of doubt, (1) Seller shall not be liable for any Losses under Section 11.2(a) arising out of any breach of the representations contained in Section 4.19 (Environmental Matters) other than exclusively in the manner provided for in the proviso to Section 11.2(a)(i), and (2) the limitations in this paragraph do not apply to clauses (ii), (iii), (iv), (vi) or (viii) of Section 11.2(a).

Notwithstanding anything in this Agreement to the contrary, and consistent with Schedule 11.2(a)(viii), Seller shall have no indemnification obligations under Sections 11.2(a)(v) (subject to the limitations set forth in Section 11.4) and 11.2(a)(vii) (subject to the limitations set forth in Section 11.5) for any Losses resulting from changes in any Environmental Law occurring after the Closing Date, provided that any Remedial Action of Straddle Environmental Liabilities or Historical On-Site Environmental Liabilities may be governed by applicable post-Closing requirements for conducting Remedial Actions, so long as any Remedial Action is conducted in a Lowest-Cost Commercially Reasonable Manner.

(b) Purchaser hereby agrees to indemnify and hold the Seller Indemnified Group harmless from and against any and all Losses arising out of or resulting from:

(i)	any inaccuracy of any representation or any breach of warranty on the part of Purchaser herein or in any Purchaser Document or any schedule or certificate which is delivered pursuant thereto (disregarding Material Adverse Effect and materiality qualifications contained in such representations and warranties);

(ii)	any breach or non-fulfillment of any covenant, agreement or undertaking on the part of Purchaser herein or in any Purchaser Document, subject to the limitations and conditions contained therein;

(iii)	any Guarantee which Purchaser or one or more of its Affiliates is not able to assume in place of Seller or its Subsidiaries pursuant to Section 7.6;

(iv)	Purchaser’s and any of its Subsidiaries’ ownership or operation of the Business, the Acquired Companies or the Purchased Assets

from and after the Closing Date (excluding Excluded Liabilities or Liabilities for which Seller has agreed to indemnify Purchaser hereunder);

(v)	any Assumed Liabilities or the failure of any of the Acquired Companies (or their successors or assigns) to pay, perform and discharge when due any of their respective Liabilities except to the extent that the existence of such Liabilities constitutes a breach of any Seller representation or warranty or results from a breach of any of Seller’s covenants under this Agreement or any Seller Document;

(vi)	Reserved Pre-Closing Environmental Liabilities;

(vii)	Post-Closing Environmental Liabilities;

(viii)	Purchaser’s responsibility for Losses arising from Straddle Environmental Liabilities allocated to Purchaser pursuant to Section 11.5;

(ix)	any failure to satisfy Purchaser’s responsibilities as set forth in Schedule 11.2(a)(viii).

Purchaser shall not be liable for any Losses with respect to the matters set forth in Section 11.2(b)(i) unless (x) a claim is timely asserted during the survival period specified in Section 11.1(a) and (y) the aggregate of all Losses under Section 11.2(b)(i) exceeds, on a cumulative basis, 1% of the Initial Cash Consideration (and then only to the extent of such excess); provided, however, notwithstanding anything herein to the contrary, Purchaser shall not be required to pay an aggregate amount in excess of 15% of the Initial Cash Consideration in respect of Losses for the matters set forth in Section 11.2(b)(i). For the avoidance of doubt, the limitations in this paragraph do not apply to clauses (ii), (iii), (iv), (v), (vi), (vii), (viii) or (ix) of Section 11.2(b).

Section 11.3. Procedures for Indemnification. Subject to the following sentence, whenever a claim shall arise for indemnification under this Article XI (other than claims arising under (1) Sections 11.2(a)(v) and 11.2(a)(vi), which are governed by the limitations and procedures set out in Section 11.4, (2) Sections 11.2(a)(vii) and (b)(viii), which are governed by the limitations and procedures set out in Section 11.5, (3) Sections 11.2(b)(vi) and (vii), which are governed by the limitations and procedures set out in Section 11.6, and (4) Section 11.2(a)(viii) and 11.2(b)(ix), which is governed by the limitations and procedures set out in Schedule 11.2(a)(viii)), the party entitled to indemnification (the “Indemnified Party”) shall promptly notify the party from which indemnification is sought (the “Indemnifying Party”) of such claim and, when known, the facts constituting the basis for such claim; provided, however, that in the event of any claim for indemnification hereunder resulting from or in connection with any claim or Legal Proceeding by a third party, the Indemnified Party shall give such notice thereof to the Indemnifying Party not later than ten Business Days prior to the time any response to the asserted claim is required, if possible, and in any event within five Business Days following receipt of notice thereof. Notwithstanding the foregoing, in the case of claims for indemnification hereunder not arising in connection with any claim or Legal Proceeding by a third party, the Indemnified Party shall not submit such claims to the Indemnifying Party in increments aggregating less than $50,000. The Indemnified Party’s failure to give timely notice or to furnish the Indemnifying Party with any relevant facts in connection with any third party claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the Indemnifying Party. In the event of any such claim for indemnification resulting from or in connection with a claim or Legal Proceeding by a third party, the Indemnifying Party may, at its sole cost and expense, assume the defense thereof by written notice within 10 Business Days, using counsel that is reasonably satisfactory to the Indemnified Party. If an Indemnifying Party assumes the defense of any such claim or Legal Proceeding, the Indemnifying Party shall be entitled to take all steps necessary in the defense thereof including the settlement of any case that involves solely monetary damages without the consent of the Indemnified Party; provided, however, that the Indemnified Party may, at its own expense, participate in any such proceeding with the counsel of its choice without any right of control thereof. The Indemnifying Party, if it has assumed the defense of any claim or Legal Proceeding by a third party as provided herein, shall not consent to, or enter into, any compromise or settlement of (which settlement (i) commits the Indemnified Party to take, or to forbear to take, any action or (ii) does not provide for a full and complete written release by such third party of the Indemnified Party), or consent to the entry of any judgment that does not relate solely to monetary damages arising from, any such claim or Legal Proceeding by a third party without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article XI, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information, provided, that in each case, such access shall be given at reasonable times and upon reasonable notice and without undue interruption to such party’s business or personnel. So long as the Indemnifying Party is in good faith defending such claim or proceeding, the Indemnified Party shall not compromise or settle such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not assume the defense of any such claim or litigation in accordance with the terms hereof, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including settling such claim or litigation (after giving prior written notice of the same to the Indemnifying Party and obtaining the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed) on such terms as the Indemnified Party may reasonably deem appropriate, and the Indemnifying Party will promptly indemnify the Indemnified Party in accordance with the provisions of this Section 11.3.

Section 11.4. Limitations and Procedures Applicable to Indemnification for Historical Environmental Liabilities.

(a) Subject to the terms of this Section 11.4, whenever a claim shall arise for indemnification under Section 11.2(a)(v) or 11.2(a)(vi), the claim shall be submitted by the Indemnified Party to the Indemnifying Party in accordance with the timelines and procedures set out in Section 11.3.

(b) Indemnification Procedures Relating to Historical Off-Site Environmental Liabilities. In the event that Purchaser submits a claim for indemnification under Section 11.2(a)(vi) relating to an Historical Off-Site Environmental Liability, the Seller may, at its sole cost and expense, assume the defense and/or resolution (including, without limitation, undertaking Remedial Action) by written notice to Purchaser given within twenty (20) Business Days of receipt of Purchaser’s written notice of claim. If Seller assumes the defense and/or resolution of any Historical Off-Site Environmental Liability, Seller shall be entitled to take all steps necessary in the defense and/or resolution thereof. Where Remedial Action is required, Seller agrees to use commercially reasonable efforts to avoid (i) unreasonable interference with the operations of any Business Facilities provided there is no Change after the Closing Date or (ii) unreasonably restricting the ability to use any Business Facility for the use it was employed on the Closing Date or for substantially similar uses, without the consent of Purchaser or its Designated Affiliates, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser may, at its own expense, monitor any proceeding with counsel of its choice without any right of control thereof. If Seller does not assume the defense and/or resolution of any Environmental Claim relating to any Historical Off-Site Environmental Liability, then Purchaser may defend and/or resolve such Environmental Claim in a commercially reasonable manner, including settling claims or litigation (after giving prior notice of the same to the Seller and obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Indemnification Provisions Relating to Historical On-Site Environmental Liabilities. In the event that Purchaser submits a claim for indemnification under Section 11.2(a)(v) relating to an Historical On-Site Environmental Liability, the Seller shall assume the defense and/or resolution (including without limitation, undertaking Remedial Action) thereof. Seller shall be entitled to take all steps necessary in the defense and/or resolution thereof, including the settlement thereof (which settlement shall require the consent of Purchaser, such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that (i) Purchaser may, at its expense, monitor any proceeding with counsel of its choice without any right of control thereof, and (ii) Seller shall consult with Purchaser regarding the defense and resolution thereof, allowing Purchaser reasonable participation therein. “Reasonable participation” shall be broadly construed and shall include, by way of example and not limitation, being given reasonable advanced notice for conduct of investigations and an opportunity to participate in significant meetings or communications with any Governmental Body. Seller shall afford Purchaser or its designees with the opportunity to review draft documents prepared in connection with such matters and shall reasonably consider Purchaser’s comments. Seller shall provide all plans, reports, pleadings and other documents in draft form to Purchaser in a reasonable time prior to delivering such documents to a governmental entity or claimant, and Seller shall reasonably consider Purchaser’s comments thereon. Where an On-Site Remedial Action is required, Seller agrees to use commercially reasonable efforts to avoid (i) unreasonable interference with the operations of any Business Facilities provided there is no Change after the Closing Date or (ii) unreasonably restricting the ability to use any Business Facility for the use it was employed on the Closing Date or for substantially similar uses, without the consent of Purchaser or its Designated Affiliates, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Seller and Purchaser shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement, discharge or Remedial Action arising in connection with any claim in respect of which indemnity is sought, including, but not limited to, by providing the other party with reasonable access to: 1) employees and officers (including as witnesses); 2) other relevant information; and 3) facilities, provided, that in each case, such access shall be given at reasonable times and upon reasonable notice and without undue interruption to such party’s business or personnel. So long as Seller is in good faith defending and/or resolving a Historical Environmental Liability under this Section, Purchaser shall not compromise, settle or in any manner interfere with the defense or resolution of such Historical Environmental Liability. If Seller does not assume the defense and/or resolution of any such Historical Environmental Liability claim or litigation in accordance with the terms hereof, Purchaser may defend and/or resolve such Historical Environmental Liability in a commercially reasonable manner, including settling claims or litigation (after giving prior written notice of the same to the Seller and obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed).

(e) In connection with any Remedial Action covered by the indemnities in Sections 11.2(a)(v) and 11.2 (a)(vi), Seller shall only be required to undertake or reimburse Losses incurred in the course of Remedial Action conducted in a “Lowest-Cost Commercially Reasonable Manner,” which shall mean, the lowest cost methods permitted by applicable Environmental Law determined from the perspective of a reasonable business person acting without regard to the availability of indemnification hereunder to achieve compliance with Environmental Law (taking all relevant circumstances into consideration, including, without limitation, the lowest-cost method that would minimize exposure to additional Losses that would be subject to indemnification hereunder). Such Lowest-Cost Commercially Reasonable Manner shall include, where appropriate, the use of risk-based remedies, institutional or engineering controls, or deed restrictions, provided such remedies, controls, or restrictions do not: (1) unreasonably interfere with the operations of any Business Facilities provided there is no Change to such facilities after the Closing Date, or (2) unreasonably restrict the ability to use any Business Facility for the use it was employed on the Closing Date or for substantially similar uses, without the consent of Purchaser or its Designated Affiliates, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall have no indemnification obligations under Section 11.2(a)(v) to the extent Losses result from any Change after the Closing Date caused by Purchaser or any subsequent owner or operator of the Business Facilities. For purposes of this Article XI, “Change” means a material change in the use of a Business Facility after the Closing Date, provided that a material change in use does not include a cessation in operations other than a voluntary decommissioning or demolition (or involuntary decommissioning or demolition that is not required by Environmental Law) of all or substantially all of a Business Facility or the operations conducted thereon.

(f) Seller shall have no indemnification obligations under Section 11.2(a)(v) for Losses arising from any non-subsurface sampling or analysis, subsurface investigation, or any communication with any Governmental Body by or on behalf of Purchaser or any of its Affiliates after the Closing Date unless (and only to the extent) such sampling, analysis, investigation or communication is: (1) required by any Environmental Law; (2) in response to a request of a Governmental Body; or (3) during the normal course of business arising out of repairs, modifications, maintenance or construction activities that are conducted consistent with normal industrial practices; (provided, however, that any such sampling, analysis, investigation or communication with a Governmental Body shall not be considered “required by Environmental Law” for purposes of this Article XI if such sampling, analysis, investigation or communication occurs as a result of: 1) a Change at a Business Facility; or 2) due diligence conducted by a future purchaser or financing source.

(g) Seller shall have no indemnification obligations under Section 11.2(a)(v) to the extent that, as a result of any negligence or willful misconduct of Purchaser or its Affiliates after the Closing Date, the amount of Losses subject to indemnification by Seller is exacerbated.

(h) Purchaser or its designees agree to make commercially reasonable efforts to provide Seller with advance notice of repairs, modifications, maintenance or construction activities that might cause Losses related to Environmental Matters listed on Schedule 4.19 (to the extent that the location of the environmental matter is reasonably identified therein) for purposes of consultation with Seller. The Purchaser and Seller agree that any communications between the parties during such consultation are made without prejudice and shall be treated as confidential settlement discussions not to be used in evidence in any dispute.

Section 11.5. Procedures for Allocation of Responsibility for Straddle Environmental Liabilities

(a) A Party seeking to have responsibility for that Straddle Environmental Liability allocated pursuant to this Section 11.5 shall promptly notify the other party in writing of the matter and the facts constituting the basis for the notifying party’s belief that the matter qualifies as a Straddle Environmental Liability.

(b) For purposes of Section 11.2(a)(vii) and 11.2(b)(viii), responsibility for Losses arising from Straddle Environmental Liabilities will be allocated as follows.

(i)	Responsibility for Losses that are the subject of a Straddle Environmental Liability Claim Notice delivered by one party to another on or before the second anniversary of the Closing Date shall be allocated 70% to Seller and 30% to Purchaser.

(ii)	Responsibility for Losses that are the subject of a Straddle Environmental Liability Claim Notice delivered by one party to another after the second anniversary of the Closing Date and on or before the third anniversary of the Closing Date shall be allocated 60% to Seller and 40% to Purchaser.

(iii)	Responsibility for Losses that are the subject of a Straddle Environmental Liability Claim Notice delivered by one party to another after the third anniversary of the Closing Date and on or before the sixth anniversary of the Closing Date shall be allocated 50% to Seller and 50% to Purchaser.

(iv)	Responsibility for Losses that are the subject of a Straddle Environmental Liability Claim Notice delivered by one party to another after the sixth anniversary of the Closing Date and on or before the seventh anniversary of the Closing Date shall be allocated 40% to Seller and 60% to Purchaser.

(v)	Responsibility for Losses that are the subject of a Straddle Environmental Liability Claim Notice delivered by one party to another after the seventh anniversary of the Closing Date and on or before the eighth anniversary of the Closing Date shall be allocated 30% to Seller and 70% to Purchaser.

(vi)	Responsibility for any and all Losses arising from Straddle Environmental Liabilities incurred after the eighth anniversary of the Closing Date shall reside with Purchaser.

(c) Seller shall have the right to control the defense and/or resolution of any Straddle Environmental Liabilities covered by the allocation ratios set out in Sections 11.5(b)(i) and (b)(ii). Purchaser shall have the right to control the defense and/or resolution of any Straddle Environmental Liabilities covered by the allocation ratios set out in Sections 11.5(b)(iii), (b)(iv), (b)(v) and (b)(vi). The party controlling defense and/or resolution of a Straddle Environmental Liability under either of the two immediately preceding sentences (the “Controlling Party”) shall be entitled to take all steps necessary in the defense and/or resolution thereof including, without limitation, the settlement of any matter without the consent of the other party (the “Non-Controlling Party”) (so long as such settlement obtains for the Non-Controlling Party a complete release of future liability in connection with the subject matter); provided, however, that the Non-Controlling Party may, at its own expense, monitor any proceeding with the counsel of its choice without any right of control thereof. If the Controlling Party elects to control the defense and/or resolution of any Straddle Environmental Liabilities with respect to which it has such election right, the Controlling Party alone shall control all Remedial Action or other actions (including without limitation all communications with Governmental Bodies) undertaken in connection with the defense or resolution of the Straddle Environmental Liabilities for which it is responsible; provided however, that any Remedial Action responsibility for which is allocated under this Section 11.5 shall be conducted in a Lowest-Cost Commercially Reasonable Manner; provided further, that where any On-Site Remedial Action is required, Seller agrees to use commercially reasonable efforts to avoid (i) unreasonable interference with the operations of any Business Facilities provided there is no Change after the Closing Date or (ii) unreasonably restricting the ability to use any Business Facility for the use it was employed on the Closing Date or for substantially similar uses, without the consent of Purchaser or its Designated Affiliates, which consent shall not be unreasonably withheld, conditioned or delayed. The Controlling Party shall afford the Non-Controlling Party or its designees with the opportunity to review draft documents prepared in connection with such matters and shall reasonably consider such other party’s comments. The Controlling Party shall provide all plans, reports, pleadings and other documents in draft form to the Non-Controlling Party in a reasonable time prior to delivering such documents to a governmental entity or claimant, and the Non-Controlling Party and the Controlling Party shall each use its reasonable best efforts not to delay the filing or submission of such documents.

(d) Seller shall have no obligation under Section 11.2(a)(vii) to contribute its allocated share of Losses arising from any Straddle Environmental Liability to the extent such Losses result from: (1) any Change after the Closing Date caused by Purchaser or any subsequent owner or operator of the Business Facilities; (2) any Remedial Action not conducted in a Lowest-Cost Commercially Reasonable Manner; (3) any gross negligence or willful misconduct of Purchaser or its Affiliates after the Closing Date; or (4) any non-subsurface sampling or analysis, or any subsurface investigation, or any communication with any Governmental Body by or on behalf of Purchaser or any of its Affiliates after the Closing Date related thereto, unless (and only to the extent) such sampling, analysis, subsurface investigation or communication is: (X) required by any Environmental Law; (Y) in response to a request of a Governmental Body; or (Z) during the normal course of business arising out of repairs, modifications, maintenance or construction activities that are conducted consistent with normal industrial practices; provided further that any sampling or analysis, subsurface investigation, or communication with a Governmental Body shall not be considered “required by Environmental Law” for purposes of this Article XI if such sampling, analysis, investigation or communication occurs as a result of: (a) a Change at a Business Facility; or (b) due diligence conducted by a future purchaser or financing source.

(e) Purchaser or its designees agree to make commercially reasonable efforts to provide Seller with advance notice of repairs, modifications, maintenance or construction activities that might cause Losses related to Environmental Matters listed on Schedule 4.19 for purposes of consultation with Seller. The Purchaser and Seller agree that any communications between the parties during such consultation are made without prejudice and shall be treated as confidential settlement discussions not to be used in evidence in any dispute.

(f) Seller and Purchaser shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement, discharge or Remedial Action arising in connection with any claim covered by this Section 11.5. So long as the Controlling Party is in good faith defending and/or resolving a Straddle Environmental Liability under this Section, the Non-Controlling Party shall not compromise, settle or in any manner interfere with the defense or resolution of such Straddle Environmental Liability. If the Controlling Party does not assume the defense and/or resolution of any such Straddle Environmental Liability claim or litigation in accordance with the terms hereof, the Non-Controlling Party may defend and/or resolve such Straddle Environmental Liability in such manner as it may deem appropriate, including settling claims or litigation (after giving prior written notice of the same to the Controlling Party and obtaining the prior written consent of the Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed) on such terms as the Non-Controlling Party may reasonably deem appropriate, and the Controlling Party will promptly indemnify the Non-Controlling Party in accordance with the provisions of this Article XI.

(g) Schedule 11.5(g) includes, without limitation, identified items that the parties agree meet the definition of “Straddle Environmental Liability.” The inclusion of any matter on Schedule 11.5(g) shall not in any way be construed as an admission of the existence of any liability with respect to or breach of a representation or warranty.

(h) Notwithstanding anything to the contrary in Sections 11.4(f) and 11.5(d), Purchaser may undertake commercially reasonable non-subsurface sampling or analysis, and subsurface investigations to the extent necessary to give effect to the rights granted in Section 6.12 regarding Environmentally Defective Parcels. Purchaser may communicate to Seller the results of such sampling, analysis or investigations consistent with the provisions of Section 6.12, provided, however, Purchaser or any of its Affiliates will not communicate with any Governmental Body concerning the results of such sampling, analysis, or investigation unless: (1) required by any Environmental Law or (2) in response to a request of a Governmental Body (and then only to the extent so required). This Section 11.5(h) applies only to Timberlands and expires entirely six months after the Closing Date.

Section 11.6. Procedures Applicable to Indemnification by Purchaser for Pre-Closing Reserved Environmental Liabilities and Post-Closing Environmental Liabilities

(a) In the event that Seller submits a claim for indemnification under Section 11.2(b)(vi) or (vii), Purchaser may, at its sole cost and expense, assume the defense and/or resolution (including, without limitation, undertaking Remedial Action) thereof by written notice to Seller within 20 Business Days of receipt of Seller’s written notice of claim. If Purchaser assumes the defense and/or resolution of any Reserved Pre-Closing Environmental Liabilities or Post-Closing Environmental Liability, Purchaser shall be entitled to take all steps necessary in the defense and/or resolution thereof including, without limitation, the settlement of any matter without the consent of Seller (so long as such settlement obtains for Seller a complete release of future liability in connection with the subject matter); provided, however, that Seller may, at its own expense, monitor any proceeding with the counsel of its choice without any right of control thereof. If Purchaser elects to assume the defense and/or resolution of any Reserved Pre-Closing Environmental Liability or Post-Closing Environmental Liability, Purchaser alone shall control all Remedial Action or other actions (including without limitation all communications with Governmental Bodies) undertaken pursuant to the indemnity in Section 11.2(b)(vi) or (b)(viii); provided, however, that such Remedial Action and other actions shall be conducted in a Lowest-Cost Commercially Reasonable Manner.

(b) Seller and Purchaser shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement, discharge or Remedial Action arising in connection with any claim in respect of which indemnity is sought, including, but not limited to, by providing the other party with reasonable access to: 1) employees and officers (including as witnesses); 2) other relevant information; and 3) facilities, provided, that in each case, such access shall be given at reasonable times and upon reasonable notice and without undue interruption to such party’s business or personnel. So long as Purchaser is in good faith defending and/or resolving a Reserved Pre-Closing Environmental Liability or Post-Closing Environmental Liability under this Section, Seller shall not compromise, settle or in any manner interfere with the defense or resolution of such Reserved Pre-Closing Environmental Liability or Post-Closing Environmental Liability. If Purchaser does not assume the defense and/or resolution of any such Reserved Pre-Closing Environmental Liability or Post-Closing Environmental Liability in accordance with the terms hereof, Seller may defend and/or resolve such Reserved Pre-Closing Environmental Liability or Post-Closing Environmental Liability in a commercially reasonable manner, including settling claims or litigation (after giving prior written notice of the same to the Purchaser and obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed).

Section 11.7. Warranties in Deeds. Notwithstanding anything to the contrary set forth in this Agreement, (a) the grantor under any Deed shall not be liable to the grantee pursuant to any warranty set forth in such Deed if the grantee shall have obtained title insurance with respect to the applicable real property conveyed pursuant to such Deed, and (b) if the grantee under such Deed shall not have obtained title insurance with respect to such transfer, then any liability of the grantor under such Deed with respect to warranties of title set forth in such Deed shall be subject to and governed by the terms and conditions of this Article XI.

ARTICLE XII

NONCOMPETITION; NONSOLICITATION

Section 12.1. Noncompetition. (a) Subject to Section 12.1(c), Seller covenants and agrees that for a period of two (2) years following the Closing Date (the “Covenant Term”) it shall not, and shall cause its Subsidiaries not to engage in the manufacture or sale of products that are within the scope of the Business (a “Seller Competitive Business”) in direct or indirect competition with Purchaser, whether as employer, proprietor, partner, stockholder, consultant, agent, lender or guarantor or otherwise.

(b) Purchaser covenants and agrees that for the Covenant Term it shall not, and shall cause its Subsidiaries not to, engage in the manufacture or sale of paperboard or paperboard packaging products using the Mills acquired under this Agreement in direct or indirect competition with Seller’s retained paperboard or paperboard packaging businesses as of a time immediately after the Closing (each such retained business, a “Purchaser Competitive Business”), whether as employer, proprietor, partner, stockholder, consultant, agent, lender or guarantor or otherwise; provided that nothing in this Section 12.1(b) shall restrict Purchaser or its Subsidiaries from continuing to manufacture the paperboard and paperboard packaging products at the Wickliffe Mill as currently manufactured, or, with respect to the Enhanced Surface Cover Gradeline - C1S and C2S, as currently under development for manufacturing, and sell such products so manufactured.

(c) Notwithstanding anything to the contrary contained in Section 12.1(a):

(i)	in the event that during the Covenant Term Seller completes a business combination transaction with a Person that is engaged in any Seller Competitive Business, which transaction results in the holders of the voting securities of Seller outstanding immediately prior to the consummation of such transaction owning less than 50% of the voting power of the voting securities of Seller or the surviving entity in the transaction or any parent thereof (any such entity, an “Acquiror”) outstanding immediately after the consummation of such transaction, such Acquiror or any of its Subsidiaries or Affiliates may engage in any activity prohibited or restricted by Section 12.1(a);

(ii)	Seller may directly or indirectly hold interests in or securities of any Person to the extent that such investment does not directly or indirectly confer on Seller more than 15% of the voting power of such Person; and Seller does not have any representation on the board of directors or other managing body of such Person;

(iii)	Seller may maintain and continue, and Section 12.1(a) shall not be understood to restrict in any manner whatsoever, the operations of Seller and its Subsidiaries that are not being transferred to Purchaser hereunder in accordance with current and past practices and the normal expansion thereof, including the production, sale and distribution of all products and grades currently produced by Seller and its Subsidiaries that are not included within the Business;

(iv)	Seller may acquire interests in or securities of any Person as an investment by Seller’s pension funds or funds of any other benefit plan of Seller whether or not such Person is engaged in any Seller Competitive Business;

(v)	Seller may acquire interests in or securities of any Person that derived 25% or less of its total annual revenues in its most recent fiscal year from activities that constitute Seller Competitive Businesses;

(vi)	Subject to Section 12.1(e) hereof, Seller may acquire a business, assets and/or more than 50% of the outstanding capital stock or other equity interests in any Person (or any lesser percentage if, pursuant to contractual or other arrangements, Seller has the right to cause such Person to take the actions specified in the following proviso) that derived in excess of 25% of its total annual revenues in its most recent fiscal year from activities that constitute Seller Competitive Businesses; provided, however, that Seller shall use commercially reasonable efforts to divest that portion of such Person that engages in activities constituting Seller Competitive Businesses on commercially reasonable terms as soon as reasonably practicable and in any event within twelve months following the acquisition of such ownership or interest;

(vii)	Seller may acquire or use any product for internal uses or to conduct Seller’s or its Subsidiaries’ other businesses that consume, use, contain, depend upon or otherwise incorporate any such product; and

(viii)	Seller may perform any act or conduct any business contemplated hereby or the Transition Agreements.

(d) The parties hereto acknowledge and agree that nothing herein shall be deemed to require Seller to give notice to or obtain the consent of Purchaser in order to engage in any activity or transaction of the types described in Section 12.1(c) or otherwise.

(e) If at any time and from time to time during the Covenant Term, Seller engages in any acquisition or series of related acquisitions covered under Section 12.1(c)(vi) hereof (a “Permitted Competitive Acquisition”), Seller shall notify Purchaser of such Permitted Competitive Acquisition as promptly as practicable following the consummation of such acquisition. Not later than the ninetieth (90th) calendar day after the consummation of the Permitted Competitive Acquisition (or an earlier date, as determined by Seller), Seller shall provide Purchaser (or its designee) and its counsel, accountants, debt financing sources and other representatives reasonable access to the books, records, employees, officers, accountants, attorneys, representatives and properties of the Seller Competitive Business, for a period of sixty (60) calendar days from the date such access is first provided (such period, the “Due Diligence Period”), subject to any then existing confidentiality restrictions and limitations on access to competitively sensitive information required for compliance with antitrust Law and to Purchaser’s entry into a confidentiality agreement on substantially the same terms as those contained in the Confidentiality Agreement. Within sixty (60) days of the commencement of the Due Diligence Period, Purchaser (or its designee) may, but is not obligated to, make a final comprehensive written offer (the “Final Offer”) to Seller to acquire the Seller Competitive Business. In the event that Seller determines that Final Offer is acceptable, subject to completion of definitive documentation, the Purchaser (or its designee) and Seller shall engage in good faith negotiations following the delivery of such Final Offer to reach agreement on the definitive terms of such transaction. In the event that (a) Seller rejects such Final Offer in writing, (b) Purchaser (or its designee) fails to make any such Final Offer within such sixty (60) day period described above or notifies Seller that Purchaser (or its designee) does not intend to make any such Final Offer, or (c) Purchaser (or its designee) and Seller are unable to reach agreement on the definitive terms of such transaction within thirty (30) calendar days from the receipt of the Final Offer, Seller may engage in discussions regarding and consummate a divestiture of the Seller Competitive Business; provided that Seller may not enter into any definitive agreement concerning or consummate a divestiture of the Seller Competitive Business with any other third party on terms that are, in the aggregate, less favorable to Seller than those offered by Purchaser (or its designee), unless Purchaser (or its designee) has been provided a summary of the material terms of the offer made by any such third party, and Purchaser has not within a period of ten (10) calendar days following receipt of such third party offer notified Seller in writing that it is willing to acquire the Seller Competitive Business on the terms and conditions contained in such third party offer and within ten (10) calendar days following such written notification from Purchaser, Seller and Purchaser enter into definitive agreements on such terms and conditions. Seller agrees that from the consummation of a Permitted Competitive Acquisition until the earlier to occur of (a) the date on which Purchaser notifies Seller in writing that Purchaser (or its designee) does not intend to make a Final Offer, (b) the end of the Due Diligence Period, provided that Purchaser (or its designee) has failed to make a Final Offer within the Due Diligence Period, (c) the date on which Seller rejects such Final Offer in writing, and (d) the date which is 30 days after the end of the Due Diligence Period, Seller may not engage in discussions with, or provide confidential information to, a third party regarding the divestiture to such party of, or consummate such a divestiture of, the Seller Competitive Business.

Section 12.2. Nonsolicitation of Purchaser Employees. Seller covenants and agrees that, except to the extent otherwise mutually agreed between the parties hereto, for a period of one year following the Closing Date it shall not, and shall cause its Subsidiaries not to, (i) solicit any Acquired Company Employee or Transferred Employee (at a time when such person is an employee of Purchaser or any of its Subsidiaries or for a period of six months thereafter) to terminate his or her employment relationship with Purchaser or any of its Subsidiaries or (ii) hire or extend an offer to hire any employee of Purchaser or any of its Subsidiaries (at a time when such person is an employee of Purchaser or any of its Subsidiaries or for a period of six months thereafter).

Section 12.3. Nonsolicitation of Seller Employees. Purchaser covenants and agrees that, except (x) as expressly contemplated by this Agreement and (y) except to the extent otherwise mutually agreed between the parties hereto, for a period of one year following the Closing Date it shall not, and shall cause its Subsidiaries not to, (i) solicit any employee of Seller or any of its Subsidiaries (at a time when such person is an employee of Seller or any of its Subsidiaries or for a period of six months thereafter) to terminate his or her employment relationship with Seller or any of its Subsidiaries or (ii) hire or extend an offer to hire any employee of Seller or any of its Subsidiaries (at a time when such person is an employee of Seller or any of its Subsidiaries or for a period of six months thereafter).

Section 12.4. Remedies. Purchaser and Seller each acknowledge that the time, scope and other provisions of this Article XII have been specifically negotiated by sophisticated commercial parties and specifically hereby agree that such time, scope and other provisions are reasonable under the circumstances. It is further agreed that other remedies cannot fully compensate Purchaser or Seller, as the case may be, for a violation by Seller or Purchaser, as the case may be, of the terms of this Article XII and that Purchaser or Seller, as the case may be, shall be entitled to injunctive relief to prevent any such violation or continuing violation by Seller or Purchaser, as the case may be. It is the intent and understanding of each party hereto that if, in any Legal Proceeding, any term, restriction, covenant or promise herein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable.

ARTICLE XIII

TERMINATION

Section 13.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned any time prior to the Closing:

(a) upon the written agreement of Purchaser and Seller;

(b) by Purchaser, upon ten Business Days’ prior written notice to Seller, if any of the conditions set forth in Section 8.1 or 8.2 becomes incapable of fulfillment, other than as a result of actions or inactions by Purchaser in violation of this Agreement that render any such condition incapable of fulfillment;

(c) by Seller, upon ten Business Days’ prior written notice to Purchaser, if any of the conditions set forth in Section 9.1 or 9.2 becomes incapable of fulfillment, other than as a result of actions or inactions by Seller in violation of this Agreement that render any such condition incapable of fulfillment;

(d) by Purchaser or by Seller on or after June 30, 2005 if the Closing has not occurred prior to such date or at such earlier time if either a court of competent jurisdiction in the United States issues a preliminary injunction prohibiting closing; provided, that the right to terminate this Agreement under this Section 13.1(d) shall not be available to any party hereto whose failure to perform any covenant or obligation hereunder has caused or resulted into the failure of the Closing to occur on or before such date; or

(e) by Purchaser, on or after April 15, 2005, if (i) Seller has not delivered to Purchaser on or before such date the Historical Combined Audited Financial Statements and the Stub Period Combined Financial Statements in accordance with Section 6.9 hereof or (ii) the representation and warranty set forth in Section 4.6(d) shall not be true and correct such that the Historical Combined Audited Financial Statements or the Stub Period Combined Financial Statements reflect a material impairment in the value of the Business as evidenced by lower earnings before interest, tax, depreciation and amortization or tangible net worth, as compared to the earnings before interest, tax, depreciation and amortization or tangible net worth reflected in the corresponding Unaudited Historical Financial Statements or the corresponding Unaudited Financial Statements for the corresponding periods.

Section 13.2. Procedure and Effect of Termination. In the event of termination party under Section 13.1(b), (c), or (d), written notice thereof shall be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by either party, upon delivery of such notice, except that the Confidentiality Agreement shall survive in accordance with its terms and Sections 13.2, 15.3, 15.4 and 15.5 shall also survive such termination. Upon any termination hereof pursuant to Section 13.1, no party hereto shall thereafter have any further liability or obligation hereunder or under any Transition Agreement (except as expressly provided therein); provided, however, that no such termination shall relieve any party hereto or thereto of any liability for any willful breach of any term hereof prior to the date of such termination; provided further, however, that if the Agreement is terminated by Purchaser under Section 13.1(e), Seller shall, within ten Business Days of written request from Purchaser, reimburse Purchaser and its Affiliates for all specifically documented and invoiced, actual third party out-of pocket fees and expenses incurred by them in connection with the negotiation and execution of this Agreement and the agreements ancillary hereto (including those relating to the Acquisition Financing) and their due diligence investigations, including, without limitation, the fees and expenses of their legal counsel, engineers, auditors and other advisors and consultants; provided that Seller shall in no event be obligated to reimburse Purchaser for amounts in excess of $10 million pursuant to this Section 13.2.

ARTICLE XIV

TAX MATTERS

Section 14.1. Tax Indemnification. (a) Seller shall indemnify Purchaser and its Affiliates and hold them harmless from all liability for (A) Excluded Taxes (other than (i) the portion of Transfer Taxes required to be borne by Purchaser pursuant to Section 14.10 and (ii) Tax liabilities or Tax accruals taken into account in the calculation of Closing Date Working Capital), (B) the portion of Transfer Taxes required to be borne by Seller pursuant to Section 14.10 and (C) all reasonable costs and expenses, including reasonable legal fees and expenses, attributable to any item in clause (A) or (B).

(b) Purchaser shall indemnify Seller and its Affiliates and hold them harmless from all liability for (A) any and all Taxes imposed on or payable with respect to the Acquired Companies or the Business, other than Excluded Taxes, (B) the Transfer Taxes required to be borne by Purchaser pursuant to Section 1.6 and the portion of Transfer Taxes required to be borne by Purchaser pursuant to Section 14.10, and (C) all reasonable costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (A) and (B).

(c) Any indemnity payment to be made pursuant to Section 14.1 shall be paid no later than the later of (i) ten (10) days after the indemnified party makes written demand upon the indemnifying party and (ii) five (5) days prior to the date on which the underlying amount is required to be paid by the indemnified party.

(d) The indemnification provisions in this Section 14.1 shall survive the Closing until 90 days after the expiration of the applicable statute of limitations.

Section 14.2. Section 338(h)(10) Elections. (a) Seller and Purchaser shall jointly make timely and irrevocable elections under Section 338(h)(10) of the Code (and any corresponding elections under state or local tax law) (the “338(h)(10) Elections”) with respect to the Acquired Companies for which an election may be made under Section 338(h)(10) of the Code and the applicable Treasury Regulations thereunder (such Acquired Companies, the “338(h)(10) Election Entities”). Seller and Purchaser shall cause their respective subsidiaries and affiliates to (i) treat the 338(h)(10) Elections as valid, (ii) file all Tax Returns in a manner consistent with such 338(h)(10) Elections and (iii) take no position contrary thereto, except to the extent required to do otherwise pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local tax provision) (a “Determination”). Seller shall pay any Tax attributable to the making of the Section 338(h)(10) Elections and shall indemnify Purchaser and its Affiliates and hold them harmless from all liability arising out of any failure to pay such Tax.

Section 14.3. Allocation of Consideration. Within 90 calendar days following the determination of the Final Consideration, Purchaser and Seller shall attempt in good faith to agree upon the allocation of the Final Consideration among the Purchased Equity Interests and the Purchased Assets. The allocation of this amount shall be made in the manner required by Section 1060 of the Internal Revenue Code and the applicable Treasury Regulations thereunder. In the event that Purchaser and Seller are unable to reach an agreement within such 90 calendar day period, Purchaser and Seller shall each set forth in writing their positions regarding any remaining disagreed items and such positions shall be submitted to the Neutral Auditors for resolution in the next 20 days. The Neutral Auditors shall be instructed to determine whether the position maintained by Seller or by Purchaser is the more reasonable allocation of such difference in respect of any item in dispute and shall select one of the two positions. Each of Seller and Purchaser shall bear all fees and costs incurred by it in connection with such dispute, except that each party shall pay one-half (50%) of the fees and expenses of the Neutral Auditors. Once the allocation is agreed upon (or determined by the Neutral Auditors), the parties shall prepare and reflect such allocation on Schedule 14.3 which shall be attached to this agreement and become a part thereof. Except as otherwise required pursuant to a Determination, Purchaser and Seller agree to act in accordance with the allocations contained in Schedule 14.3, for all Tax purposes and that neither of them will (or will permit its Affiliates to) take any position inconsistent therewith in any Tax Returns or similar filings (including IRS Form 8594 or any similar form required to be filed under state, local or foreign Law), any refund claim, litigation, or otherwise. Purchaser and Seller each agree to provide the other party with any additional information reasonably required to complete IRS Form 8594 (or any similar form required to be filed under state, local or foreign Law) and with completed copies of such forms.

Section 14.4. Allocation of Purchase Price for the Purchased Equity Interests. Seller and Purchaser agree that the portion of the Final Consideration allocated to the Purchased Equity Interests pursuant to Section 14.3 shall be further allocated in the manner described in this Section. With respect to each 338(h)(10) Election, Seller and Purchaser shall agree within 90 calendar days following the determination of the Final Consideration on (i) the aggregate deemed sale price (as defined in Treasury Regulation § 1.338-4) (the “ADSP”) and (ii) the allocation of the ADSP among the assets of each of the 338(h)(10) Election Entities (collectively, the “338(h)(10) Election Allocations”). The 338(h)(10) Election Allocations shall be reasonable and shall be determined in accordance with Section 338(h)(10) of the Internal Revenue Code and the applicable Treasury Regulations thereunder. Purchaser and Seller shall jointly prepare, consistent with the 338(h)(10) Election Allocations (if any), any form or document required to effect a valid and timely 338(h)(10) Election. Except as may be required by a Determination, Seller and Purchaser shall file, or cause to be filed, all Tax Returns in a manner consistent with the 338(h)(10) Election Allocations (if any).

Section 14.5. Preparation and Filing of Tax Returns. (a) Seller shall timely prepare and file or shall cause to be timely prepared and filed (i) any combined, consolidated or unitary Tax Return that includes Seller or any of its Affiliates, and (ii) any Tax Return of the Acquired Companies for any Pre-Closing Tax Period and pay any Taxes due with respect to such Tax Returns. Purchaser shall not amend or revoke such Tax Returns (or any notification or election relating thereto). Seller shall prepare and submit to Purchaser, no later than three months after the Closing Date, blank Tax Return workpaper packages or questionnaires for Pre-Closing Tax Periods. Purchaser shall, and shall cause the Acquired Companies to, prepare in good faith and submit to Seller in accordance with past practice, within three months of receipt, all information as Seller shall reasonably request in such Tax Return workpaper packages or questionnaires.

(b) Purchaser shall, except to the extent that such Tax Returns are the responsibility of Seller under Section 14.5(a), timely prepare and file or shall cause to be timely prepared and filed all Tax Returns with respect to the Acquired Companies. For any Straddle

Period Tax Return of the Acquired Companies that is the responsibility of Purchaser under this Section 14.5(b), Purchaser shall, and shall cause its Affiliates to, prepare such Tax Return in a manner consistent with past practices of the Acquired Companies unless otherwise required by applicable Laws and Purchaser shall deliver to Seller for its review, comment and approval (which approval shall not be unreasonably withheld) a copy of such proposed Tax Return (accompanied, in the case of a Straddle Period Tax Return, by an allocation between the Pre-Closing Tax Period and the Post-Closing Tax Period of the Taxes shown to be due on such Tax Return) at least thirty Business Days prior to the due date (giving effect to any validly obtained extensions) thereof. Purchaser shall not unreasonably fail to reflect any comments received from Seller within ten Business Days following Seller’s receipt of such Tax Return and the failure of Seller to propose any changes within such ten Business Days shall constitute its approval thereof. Purchaser shall not amend or revoke any Straddle Period Tax Return (or any notification or election relating thereto). Purchaser shall promptly reimburse Seller for any overpayment of Taxes with respect to a Pre-Closing Tax Period, including by reason of the payment of any estimated Taxes by Seller or its Affiliates.

Section 14.6. Refunds, Credits and Carrybacks. (a) Seller shall be entitled to any refunds or credits of or against any Excluded Taxes. Purchaser shall, at Seller’s reasonable request and at Seller’s expense, cause the relevant entity to file for and use commercially reasonable efforts to obtain any refund to which Seller is entitled. Subject to Section 14.6(c), Purchaser shall be entitled to any refunds or credits of or against any Taxes other than refunds or credits of or against Excluded Taxes.

(b) Purchaser shall, and shall cause the Acquired Companies to, promptly forward to Seller or reimburse Seller for any refunds or credits of Taxes due Seller (pursuant to the terms of this Article XIV) after receipt thereof, and Seller shall promptly forward to Purchaser or reimburse Purchaser for any refunds or credits of Taxes due Purchaser (pursuant to the terms of this Article XIV) after receipt thereof.

(c) Purchaser shall cause the Acquired Companies to elect, where permitted by applicable Law, to carry forward any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date.

Section 14.7. Tax Contests. (a) If any taxing authority asserts a Tax Claim in respect of the Acquired Companies, then the party hereto first receiving notice of such Tax Claim shall provide written notice thereof to the other party or parties hereto within fourteen (14) calendar days; provided, however, that the failure of such party to give timely notice shall not relieve the other party of any of its obligations under this Article XIV, but the other party’s indemnity obligations shall be reduced (including the complete elimination thereof if applicable), but only to the extent of any liability under this Article XIV (or any increase thereof) incurred as a result of the delay or failure to receive such timely notice. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the taxing authority.

(b) Seller shall have the sole and absolute right to control any audit, examination, contest, litigation or other proceeding involving federal income Taxes of the Acquired Companies for all taxable periods that end on or before the Closing Date. Seller shall have the right to control, any audit, examination, contest, litigation or other proceeding by or against any state and local taxing authority (a “Tax Proceeding”) of the Acquired Companies for any taxable period that ends on or before the Closing Date; provided, that Seller shall not settle, compromise or abandon any such Tax Proceeding if such action would reasonably be expected to have a significant adverse impact on Purchaser without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser shall promptly notify Seller upon receipt by Purchaser or any of its Subsidiaries of notice of any claim, assessment or dispute relating to any Tax Proceeding which Seller is entitled to control under this Section 14.7(b) and shall promptly forward to Seller any communications received from or sent to any taxing authority in connection with any such Tax Proceeding. Notwithstanding Section 14.7(a) and the foregoing provisions of this Section 14.7(b), in the event that Seller is entitled to and does seek Purchaser’s consent to settle a Tax Claim and Purchaser determines that it prefers to pursue the Tax Claim further, Purchaser may take over control of the Tax Claim at its own cost and expense and, to the extent that the amount of the Tax Claim ultimately is determined to be greater than the amount for which Seller was willing to settle, Purchaser shall bear such excess cost. In the event that Purchaser takes over control of a Tax Claim, Seller shall cooperate fully with Purchaser in connection with such Tax Claim (including, if necessary, executing or causing to be executed powers-of-attorney or other documents necessary in order for Purchaser to exercise its control over such Tax Claim) and Purchaser shall then be able to settle such Tax Claim without the consent of Seller. In the case of a Tax Proceeding for a Straddle Period of the Acquired Companies, Purchaser shall have the right to control such Tax Proceeding; provided, however, that (i) Purchaser shall provide Seller with a timely and reasonably detailed account of each phase of such Tax Proceeding, (ii) Seller shall be entitled to receive copies of all correspondence and documents related to such Tax Proceeding, (iii) Purchaser shall consult with Seller before taking any significant action in connection with such Tax Proceeding, (iv) Purchaser shall consult with Seller and offer Seller an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (v) Purchaser shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (vi) Seller shall be entitled to participate in (but not control) such Tax Proceeding, at its own expense, if such Tax Proceeding could have a significant adverse impact on Seller or any of its Affiliates and (vii) Purchaser shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, of Seller if such settlement, compromise or abandonment would have a significant adverse impact on Seller or any of its Affiliates.

(c) Subject to Sections 14.7(a) and (b), Purchaser shall have the right to control any Tax Proceeding involving the Acquired Companies; provided, however, that Purchaser shall not settle, compromise or abandon any such Tax Proceeding, if such action would reasonably be expected to have a significant adverse impact on Seller, without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding Sections 14.7(a) and (b) or the foregoing provisions of this Section 14.7(c), in the event that Purchaser is entitled to and does seek Seller’s consent to settle a Tax Claim and Seller determines that it prefers to pursue the Tax Claim further, Seller may take over control of the Tax Claim at its own cost and expense and, to the extent that the amount of the Tax Claim ultimately is determined to be greater than the amount for which Purchaser was willing to settle, Seller shall bear such excess cost. In the event that Seller takes over control of a Tax Claim, Purchaser shall cooperate fully with Seller in connection with such Tax Claim (including, if necessary, executing or causing to be executed powers-of-attorney or other documents necessary in order for Seller to exercise its control over such Tax Claim) and Seller shall then be able to settle such Tax Claim without the consent of Purchaser.

Section 14.8. Cooperation. Each party hereto shall, and shall cause its Affiliates to, provide the other party hereto with such cooperation, documentation and information as either of them reasonably may request in (a) filing any Tax Return, amended Tax Return or claim for refund, (b) determining a liability for Taxes or an indemnity obligation under this Article XIV or a right to refund of Taxes, (c) conducting any Tax Proceeding or (d) determining an allocation of Taxes between a Pre-Closing Tax Period and Post-Closing Tax Period. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant accompanying schedules and work papers (or portions thereof) and other supporting documentation, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and any other relevant information, which any such party may possess. Each party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to or including the Closing Date until the earlier of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate or (y) eight years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

Section 14.9. Tax Treatment of Indemnification Payments. Except as otherwise required pursuant to a Determination, Seller, Purchaser, the Acquired Companies and their respective Affiliates shall treat any and all payments under Article XI or Article XIV as an adjustment to the purchase price for all Tax purposes. Seller and Purchaser agree, for all Tax purposes, to allocate any such adjustment among the Acquired Companies and/or the Purchased Assets based upon the item or items to which such adjustment is principally attributable.

Section 14.10. Transfer Taxes. Except as set forth in Section 1.6, Seller, on the one hand, and Purchaser, on the other hand, shall share equally any and all sales, use, registration, transfer (including all real estate transfer and conveyance and recording fees, if any), stamp, stamp duty reserve, stamp duty land tax, value added tax, or other similar Taxes and all notarial fees, together with all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority with respect to such amounts, (collectively, “Transfer Taxes”) that may be imposed upon, payable, collectible or incurred in connection herewith and the transactions contemplated hereby, regardless of the Person liable for such Taxes under applicable Law. Seller and Purchaser shall cooperate in the execution and filing of any Tax Returns, affidavits or other documents relating to any Transfer Taxes and in attempting to obtain all available exemptions from such Transfer Taxes (including by providing each other with resale certificates and any other documents necessary to satisfy any such exemptions).

Section 14.11. Post-Closing Dispositions. For the absence of doubt, the covenants of Purchaser and the Acquired Companies set forth in this Article XIV shall apply to Purchaser and the Acquired Companies regardless of any post-Closing disposition of the Acquired Companies by Purchaser or any of its subsidiaries.

Section 14.12. Termination of Tax Sharing Agreements. Anything in any other agreement to the contrary notwithstanding, all liabilities and obligations between Seller or any of its Affiliates (other than any of the Acquired Companies), on the one hand, and any of the Acquired Companies, on the other hand, under any Tax allocation or Tax sharing agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate with respect to the Acquired Companies as of the Closing and from and after the Closing, none of the Acquired Companies shall be obligated to make any payment, or entitled to receive any payment, pursuant to any such agreement for any past or future period.

Section 14.13. Partnerships. Each Acquired Company that is classified as a partnership for Tax purposes shall be treated for purposes of this Agreement as if its taxable year ended as of the close of business on the Closing Date and Taxes attributable to the income and gain of each such entity through the close of business on the Closing Date shall be considered to be attributable to the Pre-Closing Tax Period.

Section 14.14. Taxes Governed by Article XIV. Claims for indemnification with respect to Taxes shall be governed by this Article XIV and Section 11.1(e) but not by any other provision of Article XI.

ARTICLE XV

MISCELLANEOUS

Section 15.1. Certain Definitions.

“338(h)(10) Elections” has the meaning set forth in Section 14.2.

“338(h)(10) Election Allocations” has the meaning set forth in Section 14.4.

“338(h)(10) Election Entities” has the meaning set forth in Section 14.2.

“Acquired Companies” has the meaning set forth in Section 1.1.

“Acquired Company Employee” means any individual who is employed by an Acquired Company immediately before the Closing, including any individual who is absent due to vacation, holiday, sickness or other approved leave of absence.

“Acquired Company Intellectual Property” means the Intellectual Property set forth on Schedule 15.1(a).

“Acquired Company Owned Real Property” has the meaning set forth in Section 4.9(a).

“Acquired Company Plans” has the meaning set forth in Section 4.15(a).

“Acquired Company Real Property Leases” has the meaning set forth in Section 4.9(c).

“Acquired Company Leased Real Property” has the meaning set forth in Section 4.9(c).

“Acquired Intellectual Property” means the Purchased Intellectual Property and the Acquired Company Intellectual Property.

“Acquiror” has the meaning set forth in Section 12.1(c)(i).

“Acquisition Financing” has the meaning set forth in Section 5.5.

“ADSP” has the meaning set forth in Section 14.4.

“Affiliate” means, as to any Person, (a) any Subsidiary of such Person and (b) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Assets” means, collectively, and excluding the Excluded Assets, the Purchased Assets and any and all assets owned, leased or used by an Acquired Company and that do not constitute Excluded Assets.

“Assumed Indebtedness” has the meaning set forth in Section 1.4(p).

“Assumed Liabilities” has the meaning set forth in Section 1.4.

“Balance Sheet Date” has the meaning set forth in Section 4.6(b).

“Benchmark Balance Sheet” has the meaning set forth in Section 4.6(b).

“Business” has the meaning set forth in the Recitals.

“Business Contracts” means all Contracts Related to the Business (other than this Agreement and any lease of real property that is part of the Excluded Assets), including the Contracts listed on Schedule 4.14.

“Business Data” has the meaning set forth in Section 1.2(k).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by Law to close.

“Business Employees” means the Chillicothe Employees, Divisional Employees and Corporate Business Employees.

“Business Facilities” means the Owned Real Property and the Leased Real Property, and any other facilities (other than the Timberlands) owned or operated by the Business.

“Business IRBs” means the industrial revenue bond issues listed on Schedule 15.1(c).

“Business Software” means the Purchased Seller Software, the Included Seller Software, the Acquired Third Party Software and the Purchased Third Party Software.

“Capital Budgets” has the meaning set forth in Section 6.2(q).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq.

“Chillicothe Employee” means any individual who is employed at the Business’s Chillicothe, Ohio facility immediately before the Closing, including any individual who is absent due to vacation, holiday, sickness or other approved leave of absence, other than those individuals listed in Schedule 15.1(d).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Cash” means cash and cash equivalents of the Business as of the Closing Date, but excluding Workers’ Compensation Cash Security.

“Closing Date Cash Consideration” has the meaning set forth in Section 2.3(a).

“Closing Date Financial Data” has the meaning set forth in Section 2.3(d).

“Closing Date Working Capital” has the meaning set forth in Section 2.3(b).

“Closing Date Working Capital Statement” has the meaning set forth in Section 2.3(b).

“Cobra Coverage” means health care continuation coverage required by Code Section 4980B or part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 4.16(a).

“Computer Hardware” means any computer hardware, equipment and peripherals of any kind and of any platform, including desktop and laptop personal computers,

handheld computerized devices, cellular telephones, mid-range and mainframe computers, process control and distributed control systems, and network telecommunications equipment, in each case located at any of the Business Locations.

“Computer Software” means any and all computer programs, including operating system and applications software, implementations of algorithms, and program interfaces, whether in source code or object code form (including, but not limited to, all of the foregoing that is installed on Computer Hardware) and all documentation relating to the foregoing, including user manuals relating to the foregoing.

“Confidentiality Agreement” means the confidentiality agreement between Cerberus Capital Management L.P. and Seller, dated July 29, 2004.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease (including real property leases), conditional sale contract, collective bargaining agreement, purchase or sales orders, mortgage, deed, license, franchise, insurance policy, undertaking, commitment or other enforceable arrangement or agreement, whether written or oral.

“Copyrights” means published and unpublished works of authorship, including Computer Software, all copyright rights therein and thereto in any and all media, whether now known or hereafter developed, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Corporate Business Employees” means the individuals listed on Schedule 15.1(e) who remain employed by Seller and its Subsidiaries immediately before the Closing, including any such individual who is absent due to vacation, holiday, sickness or other approved leave of absence.

“Covenant Term” has the meaning set forth in Section 12.1(a).

“CP” has the meaning set forth in Section 1.2(a).

“CP Owned Real Property” has the meaning set forth in Section 1.2(a).

“CP Real Property Leases” has the meaning set forth in Section 1.2(a).

“Data” means all information and data, whether in printed or electronic form and whether contained in a database or otherwise.

“Designated Affiliates” shall mean Subsidiaries or Affiliates of Purchaser designated pursuant to Section 15.9, and shall include, after the Closing Date, the Acquired Companies.

“Determination” has the meaning set forth in Section 14.2.

“Disabling Devices” means computer software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data.

“Divisional Employees” means the individuals listed on Schedule 15.1(f) who remain employed by Seller and its Subsidiaries immediately before the Closing, including any such individual who is absent due to vacation, holiday, sickness or other approved leave of absence.

“Employee Benefit Plans” has the meaning set forth in Section 4.15(a).

“Environment” means any surface water, groundwater, land surface, subsurface strata, river sediment, plant or animal life, natural resources, air and soil.

“Environmental Claims” refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Body, department, bureau, office or other authority, or any third party involving violations of Environmental Laws, Handling of Hazardous Materials or Releases of Hazardous Materials from, on or under (i) any assets or properties used in the Business; (ii) from any adjoining properties or businesses; or (iii) from or onto any facilities which received Hazardous Materials generated by the Business.

“Environmental Conditions” means any condition, known or unknown, foreseen or unforeseen, arising out of: (1) the Release, threat of Release, or exposure of Persons to Hazardous Materials; (2) any violation of any Environmental Law; (3) the Handling of Hazardous Materials or (4) any Environmental Claim.

“Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act (“CWA”), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. 655 et seq., as amended; Toxic Substances Control Act (“TOSCA”), 15 U.S.C. 2601 et seq., as amended; Hazardous Materials Transportation Act, 49 U.S.C. 5101 et seq., as amended; the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”), 7 U.S.C. 136-136y et seq., as amended; the Emergency Planning and Community Right-to-Know Act of 1986 (Title III of SARA or “EPCRA”); 42 U.S.C. 11001, et seq., as amended, and any other foreign, federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards for Handling of Hazardous Materials and the protection of the health, safety and the environment, within the applicable jurisdiction.

“Environmental Liabilities” means any Losses, including without limitation, costs of investigation, Remedial Action or other response actions, known or unknown, foreseen or unforeseen, arising out of: (i) Environmental Conditions, (ii) any violation of any Environmental Law, (iii) the Handling of Hazardous Materials, or (iv) any Environmental Claim. For the avoidance of doubt, Environmental Liabilities shall not include Losses after the Closing

Date resulting from increases in operating expenses of the Business, including but not limited to, depreciation, wages, administration of environmental programs, chemicals, materials, sewer fees and permit fees.

“Environmental Permits” means any approvals, authorizations, certificates, consents, licenses, or permits required under any Environmental Law for operation of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Estimated Closing Date Cash” has the meaning set forth in Section 2.3(a).

“Estimated Closing Date Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Closing Date Working Capital Statement” has the meaning set forth in Section 2.3(a).

“Excluded Assets” has the meaning set forth in Section 1.3.

“Excluded IP Assets” has the meaning set forth in Section 1.3(d).

“Excluded Liabilities” has the meaning set forth in Section 1.5.

“Excluded Taxes” means (a) any Taxes imposed on or payable with respect to any of the Acquired Companies or the Business for any Pre-Closing Tax Period (other than Taxes resulting from any act or transaction taken by Purchaser or its Affiliates on the Closing Date not in the ordinary course of business) and (b) any Taxes of Seller or any of its Affiliates (other than the Acquired Companies) for which the Acquired Companies may be liable under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Tax law). For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes of the Acquired Companies or the Business allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days during such period that are in the Pre-Closing Period and the denominator of which is the number of calendar days in the entire period, and (ii) Taxes (other than Property Taxes) of the Acquired Companies or the Business allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the Closing, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period. For the absence of doubt, Excluded Taxes shall not include the portion of Transfer Taxes for which Purchaser is responsible pursuant to Section 14.1(b).

“Existing Inventory” has the meaning set forth in Section 7.7(c).

“Final Cash Consideration” has the meaning set forth in Section 2.1(a).

“Final Closing Date Cash” has the meaning set forth in Section 2.3(e).

“Final Closing Date Working Capital” has the meaning set forth in Section 2.3(e).

“Final Consideration” means the sum of the Final Cash Consideration and the Assumed Liabilities (other than liabilities or obligations of the Acquired Companies).

“Financial Statements” has the meaning set forth in Section 4.6(a).

“Financing Commitments” has the meaning set forth in Section 5.5.

“Former Acquired Company Employee” means any individual who is not an Acquired Company Employee but who was, at any time before the Closing, an employee of an Acquired Company.

“Former Business Employee” means any individual who is not a Business Employee and who is not, immediately before the Closing, employed by Seller and its Subsidiaries, but who was, at any time before Closing, employed in the Business.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board, the Public Company Accounting Oversight Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

“GIS” has the meaning set forth in Section 4.11(d).

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, of any country or subdivision thereof, whether national, federal, state or local, or any agency or instrumentality thereof, or any court or arbitrator (public or private).

“Guarantees” has the meaning set forth in Section 7.6.

“Handling” means any manner of generating, accumulating, storing, treating, disposing of, or transporting, as any such terms may be defined in any Environmental Law, of Hazardous Materials.

“Harvesting Plan” means the harvesting plan for the Timberlands set forth in Schedule 15.1(g).

“Hazardous Materials” means any substance or material that has been defined or otherwise listed as a “hazardous material,” “hazardous waste” or “hazardous substance” or words of similar import under any Environmental Law or any other waste substance or material that is regulated under any Environmental Law, including, without limitation, petroleum and petroleum products, polychlorinated biphenyls, and asbestos-containing materials.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement, all as amended or otherwise modified from time to time.

“Historical Environmental Liabilities” means any Historical On-Site Environmental Liabilities or Historical Off-Site Environmental Liabilities.

“Historical Off-Site Environmental Liabilities” means any Environmental Liabilities (other than Historical On-Site Environmental Liabilities) that arise from operations, practices, Handling of Hazardous Materials, transfers, disposals or other activities (or omissions) of or on behalf of Seller or any of its Subsidiaries (including any Acquired Company) prior to the Closing Date, including but not limited to Environmental Liabilities related to dioxin and furans, polychlorinated biphenyls and chlorinated solvents and contamination related to the pre-Closing removal of USTs; provided, further, that the term “Historical Off-Site Environmental Liabilities” shall not include Straddle Environmental Liabilities.

“Historical On-Site Environmental Liabilities” means any Environmental Liabilities arising from Environmental Conditions on or under the Business Facilities existing prior to the Closing Date, or that arise from operations, practices, Handling of Hazardous Materials, transfers, disposals or other activities (or omissions) of or on behalf of Seller or any of its Subsidiaries (including any Acquired Company) prior to the Closing Date, including but not limited to Environmental Liabilities related to dioxin and furans, polychlorinated biphenyls and chlorinated solvents, and contamination related to the pre-Closing removal of USTs; provided, however, that any Environmental Liabilities associated with subsurface groundwater contaminated with Hazardous Materials that flows beneath a Business Facility, where such Hazardous Materials were not Released, or alleged to be Released, from the Business Facilities, is not considered a Historical On-Site Environmental Liability; provided, further, notwithstanding anything to the contrary in this Agreement, Seller shall have no liability for historical on-site asbestos-containing materials (other than waste asbestos-containing material that is not in compliance with the Environmental Laws as of the Closing Date); provided, further, that the term “Historical On-Site Environmental Liabilities” shall not include Straddle Environmental Liabilities.

“HSR Act” has the meaning set forth in Section 4.5(b).

“Included Seller Software” has the meaning set forth in Section 4.13(j).

“Included Third Party Software” has the meaning set forth in Section 4.13(j).

“Increases in Current CBA Multiples” has the meaning set forth in Section 10.1(c)(vii)(B).

“Indebtedness” means with respect to the Business, on any date, each of the following obligations of Seller and its Subsidiaries in connection with the Business: (i) any obligation for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (ii) any obligation evidenced by any note, bond, debenture or other debt security; (iii) any obligations under capitalized or synthetic leases (as determined in accordance with GAAP) with respect to which any such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations any such Person assures a creditor against loss; (iv) any non-current purchase money indebtedness or obligations with respect to an earn-out; and (v) any fees, penalties, premiums or accrued and unpaid interest with respect to the foregoing (in the case of prepayments or otherwise). For the avoidance of doubt, Indebtedness shall not include any liabilities of type which are described by the line item “Other Long-Term Liabilities” in the Benchmark Balance Sheet.

“Indemnified Party” has the meaning set forth in Section 11.3.

“Indemnifying Party” has the meaning set forth in Section 11.3.

“Individual Agreements” has the meaning set forth in Section 4.15(a).

“Initial Cash Consideration” has the meaning set forth in Section 2.1(a).

“Initial Consideration” means the sum of the Initial Cash Consideration and the Assumed Liabilities (other than liabilities or obligations of the Acquired Companies).

“Intellectual Property” means all intellectual or industrial property rights or other similar proprietary rights in any jurisdiction owned or held for use under license, including such rights in and to: (a) Trademarks; (b) Patents; (c) invention disclosures, discoveries and improvements, whether or not patentable; (d) Copyrights; (e) Trade Secrets; (f) rights to limit the use or disclosure of confidential information by any Person; (g) Internet domain names; (g) registrations of, and applications to register, any of the foregoing with any Governmental Body and any renewals or extensions thereof; and (i) the goodwill associated with each of the foregoing.

“IP Licenses” means all licenses and other Contracts concerning Intellectual Property Related to the Business, including without limitation, agreements granting the Seller or any of its Subsidiaries rights to use such Intellectual Property owned by any Person and agreements granting any Person rights to use such Intellectual Property owned by the Seller or any of its Subsidiaries.

“Invention Records” mean the internal documentary forms of Seller used for the purpose of recording inventive activity, the subject matter thereof, the right to file patent applications relating to such subject matter, and any patents that may be granted from such applications.

“Knowledge” means the actual knowledge of the individuals set forth on Schedule 15.1(h) after reasonable investigation and inquiry (except as provided in Section 4.11(p) hereof regarding the representations set forth in Section 4.11).

“Law” means any national, federal, state or local law (including common law), statute, constitutional provision, code, ordinance, rule, regulation, directive, concession, Order or other requirement or guideline of any country or subdivision thereof.

“Leased Real Properties” has the meaning set forth in Section 4.9(c).

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, proceeding (public or private) or governmental proceeding or investigation.

“Liabilities” means any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether or not due or to become due or asserted or unasserted).

“Lien” means any lien (statutory or otherwise), pledge, mortgage, deed of trust, security interest, charge, option, right of first refusal, right of first offer, easement, covenant, condition, restriction, servitude, transfer restriction or other encumbrance.

“Losses” has the meaning set forth in Section 11.2(a).

“Material Adverse Effect” means any change, event, effect or circumstance (or series of changes, events, effects or circumstances) that is or would reasonably be expected to be materially adverse to (i) the Business, (ii) the financial condition of the Business, or (iii) the results of operations of the Business (provided that, a change to the results of operations of the Business, by itself, shall not be deemed to constitute a “Material Adverse Effect” if the change, event, effect or circumstance (or series of the foregoing) that results in a material adverse change to the results of operations of the Business is caused by or the result of non-recurring events or circumstances that could not, individually or in the aggregate, reasonably be expected to materially impair the value of the Business as a whole), except for any such change, event, effect or circumstance resulting from or arising out of (a) changes in Laws applicable to the Business, (b) changes in international, national, regional, state or local wholesale or retail markets for coated paper products to the extent they do not disproportionately affect the Business, (c) changes or developments resulting from any action taken by Purchaser or Seller or any of their respective representatives in accordance with the terms of this Agreement or in order to consummate the transactions contemplated hereby, or resulting from Purchaser’s withholding of consent to Seller’s request to take any action prohibited by, or to omit to take any action required by, Section 6.2 (but only to the extent such consent is unreasonably withheld on the part of Purchaser), (d) changes or developments in financial or securities markets or the economy in general, including changes in currency exchange or interest rates, or (e) changes or developments resulting from acts of terrorism or war (whether or not declared), except to the extent causing damage to the physical facilities of the Business or the Timberlands or the Acquired Company Employees or Business Employees.

“Material Business Contracts” has the meaning set forth in Section 4.14(j).

“Minerals” has the meaning set forth in the definition of Permitted Exceptions.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Neutral Auditors” has the meaning set forth in Section 2.3(e).

“New Plans” has the meaning set forth in Section 10.1(b)(ii).

“New Welfare Plans” has the meaning set forth in Section 10.1(c)(ii)(A).

“Nonassignable Assets” has the meaning set forth in Section 10.4(b).

“Non-Represented Employee” has the meaning set forth in Section 10.1(a).

“Old Plans” has the meaning set forth in Section 10.1(b)(ii).

“Operations Site Permitted Exceptions” means

(A) Liens for current Taxes, assessments or other claims by a Governmental Body not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings or for which an appropriate reserve or security deposit is established by Seller therefor in the latest Historical Unaudited Financial Statements and in Closing Date Working Capital;

(B) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course that are not material to the Business conducted on such Operations Site, the amount or validity of which is being contested in good faith by appropriate proceedings or for which an appropriate reserve or security deposit is established by Seller therefor in the latest Historical Unaudited Financial Statements and in Closing Date Working Capital;

(C) zoning, entitlement and other land use, building and fire, and environmental acts, codes, ordinances, laws, rules, and regulations by Governmental Bodies;

(D) rights to Minerals of whatever kind and character located on, in or under each parcel of real property and all rights, limitations, restrictions and reservations with respect to the mining, extraction, storage, transmission and removal of the Minerals so located, which have been granted or leased to, or excepted or reserved by, persons other than Seller or its Subsidiaries;

(E) all existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way in connection therewith;

(F) access restrictions on, or lack of or absence of access, prescriptive easement or adverse possession claims, cemeteries and burial grounds, and conservation and other easements (provided that the foregoing items in this clause (F) do not interfere with the continued use, consistent with the present use of, or conduct of Business on, such Operations Site), shortages in area, drainage and slope easements, encroachments, boundary line disputes, overlaps, gaps, strips and gores, and other physical property matters (to the extent such other physical property matters are common to commercial paper mills and factories such as those relating to the Business);

(G) all electric power, telephone, cable, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines, drains, drainage ditches, culverts, electric power or gas generating or cogeneration, storage and transmission facilities, and all other similar facilities, improvements and structures located on, over or under any real property, and all licenses, easements, rights-of-way and other similar agreements or arrangements relating thereto granted or reserved in the Ordinary Course;

(H) all easements, rights of access, ingress and egress and rights-of-way of record;

(I) any state of facts which a visual inspection or an accurate survey of the property would disclose;

(J) the grant or lease to, or the exception or reservation of, development, air or water rights by, persons other than Seller or its Subsidiaries, including rights of riparian landowners for the use and the continued flow of the streams and creeks running over, upon, and through the property, if any;

(K) any loss or claim that could arise by reason of or in connection with any indefiniteness or uncertainty in the legal descriptions of the respective real property;; and

(L) all such other imperfections in title, including without limitation, all charges, easements, quasi-easements, licenses, covenants, conditions, declarations, restrictions and encumbrances;

in each case as to the clauses (A) through (L) above, (x) which do not materially detract from or diminish the value of or materially interfere with the continued use, consistent with the present use, of, or conduct of Business on, such Operations Site, (y) the existence of which or exercise of rights under which would disturb any material existing structure or improvement, or (z) do not secure indebtedness that is not expressly disclosed in the Schedules hereto.

“Operations Sites” means the Mills and the Distribution Centers.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of any Governmental Body.

“Ordinary Course” means, as it relates to the Business, in a manner substantially the same as that normally employed by Seller and its Subsidiaries in the ordinary course with respect to businesses it holds with a view towards operating and maintaining such businesses rather than a view towards the sale of such business to an unaffiliated third party.

“Other Marked Assets” has the meaning set forth in Section 7.7(c).

“Owned Real Properties” has the meaning set forth in Section 4.9(a).

“Paper Business” means the Business other than the Timber Business.

“Patents” means patents, including design patents and utility patents, reissues, divisions, continuations, continuations-in-part, reexaminations and extensions thereof, in each case including all applications therefor.

“Pension Transfer Amount” has the meaning set forth in Section 10.1(c)(vii).

“Permit” means any approval, authorization, consent, franchise, license, permit or certificate by any Governmental Body.

“Permitted Exceptions” means the following:

(i) as to the Operations Sites, the Operations Site Permitted Exceptions;

(ii) as to the Timberlands, the Timberland Permitted Exceptions; and

(iii) as to any real property other than the Operations Sites or the Timberlands, the following:

(A) Liens for current Taxes, assessments or other claims by a Governmental Body not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings or for which an appropriate reserve or security deposit is established by Seller therefor in the latest Historical Unaudited Financial Statements and in Closing Date Working Capital;

(B) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course that are not material to the Business conducted on the real property to which such Lien relates, the amount or validity of which is being contested in good faith by appropriate proceedings or for which an appropriate reserve or security deposit is established by Seller therefor in the latest Historical Unaudited Financial Statements and in Closing Date Working Capital;

(C) zoning, entitlement and other land use, building and fire, and environmental acts, codes, ordinances, laws, rules, and regulations by Governmental Bodies;

(D) rights to minerals of whatever kind and character, including all coal, iron ore, oil, gas, sulfur, methane gas in coal seams, limestone and other minerals, metals and ores (“Minerals”) located on, in or under each parcel of real property and all rights, limitations, restrictions and reservations with respect to the mining, extraction, storage, transmission and removal of the Minerals so located, which have been granted or leased to, or excepted or reserved by, persons other than Seller or its Subsidiaries;

(E) all existing public and private roads and streets, and all railroad lines and rights-of-way in connection therewith;

(F) encroachments, boundary line disputes, overlaps, gaps, strips and gores, shortages in area, drainage, slope, other easements, and other title or physical property matters (including those which are common to commercial paper mills and factories such as those relating to the Business);

(G) all electric power, telephone, cable, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines, drains, drainage ditches, culverts, improvements and structures located on, over or under any real property, and all licenses, easements, rights-of-way and other similar agreements or arrangements relating thereto granted or reserved in the Ordinary Course;

(H) all easements, rights of access, ingress and egress and rights-of-way of record;

(I) any state of facts which a visual inspection or an accurate survey of the property would disclose; and

(J) all such other imperfections in title, including without limitation, all charges, easements, quasi-easements, licenses, covenants, conditions, declarations, restrictions and encumbrances;

in each case as to the clauses above, which do not (x) materially detract from or diminish the value of or materially interfere with the continued use, consistent with the present use of, or conduct of Business on, such Owned Real Property, or any other property (real, personal or intangible) or assets, as the case may be or (y) do not secure indebtedness that is not expressly disclosed in the Schedules hereto.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, representative office, branch, Governmental Body or other similar entity.

“Personal Property Leases” has the meaning set forth in Section 4.12(a).

“Post-Closing Environmental Liabilities” means any Environmental Liabilities relating to the Business or the Business Facilities that arise from events, conditions or circumstances occurring after the Closing Date.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Property Taxes” means real, personal, and intangible ad valorem property Taxes.

“Purchased Assets” has the meaning set forth in Section 1.2.

“Purchased Companies” has the meaning set forth in Section 1.1.

“Purchased Company” has the meaning set forth in Section 1.1.

“Purchased Equipment” has the meaning set forth in Section 1.2(d).

“Purchased Equity Interests” has the meaning set forth in Section 1.1.

“Purchased Intellectual Property” has the meaning set forth in Section 1.2(g).

“Purchased Seller Software” has the meaning set forth in Section 1.2(n).

“Purchased Third Party Software” means all Computer Software which is the subject of a Business Contract as of the date hereof and all Computer Software which is the subject of a Business Contract entered into between the date of this Agreement and the Closing Date in accordance with Section 6.2 hereof.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Competitive Business” has the meaning set forth in Section 12.1(b).

“Purchaser Documents” has the meaning set forth in Section 5.2.

“Purchaser Indemnified Group” means Purchaser, its Subsidiaries and their respective Affiliates (including, after the Closing Date, the Acquired Companies), together with their successors and assigns, and their officers, directors, employees and agents.

“Purchaser Savings Plan” has the meaning set forth in Section 10.1(c)(iii)(B).

“Purchaser’s Bargained Pension Plan” has the meaning set forth in Section 10.1(c)(vii)(A).

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq.

“Real Property Leases” has the meaning set forth in Section 4.9(c).

“Registered” means issued, registered, reviewed or the subject of a pending application.

“Related to the Business” means required for, primarily related to, or used primarily in the Business as conducted by Seller and its Subsidiaries.

“Related to the Paper Business” means, as between the Paper Business and the Timber Business, required for, primarily related to or used primarily in the Paper Business as conducted by Seller and its Subsidiaries.

“Related to the Timber Business” means, as between the Paper Business and the Timber Business, required for, primarily related to or used primarily in the Timber Business as conducted by Seller and its Subsidiaries.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration at, into or onto the Environment, including movement or migration through or in the air, soil, surface water or groundwater, whether sudden or non-sudden and whether accidental or non-accidental, or any release, emission or discharge as those terms are defined in any applicable Environmental Law.

“Remedial Action” means any response action, removal action, remedial action, corrective action, monitoring program, sampling program, investigation or other actions taken to (i) clean up, remove, remediate, treat, monitor, assess or evaluate Hazardous Materials in the environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger, public health or welfare or the environment; or (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities, or any other actions authorized by 42 U.S.C. § 9601.

“Represented Employee” has the meaning set forth in Section 10.1(a).

“Reserved Pre-Closing Environmental Liabilities” means any Environmental Liabilities (other than Historical Off-Site Liabilities) relating to the Business or the Business Facilities arising from any events, conditions or circumstances in existence or occurring on or prior to the Closing Date, which Environmental Liabilities are specifically identified and reserved for in the balance sheet, reserves, capital expenditure budgets, accruals, transferred financial assurance instruments, working capital statement or operating budgets of the Business disclosed to Purchaser prior to the Closing on Schedule 15.1(i).

“Resolution Period” has the meaning set forth in Section 2.3(d).

“Retiree Medical Benefits” has the meaning set forth in Section 10.1(c)(ii)

“Retiree Medical Plans” has the meaning set forth in Section 4.15(e).

“Seller” has the meaning set forth in the preamble.

“Seller Competitive Business” has the meaning set forth in Section 12.1(a)(i).

“Seller Documents” has the meaning set forth in Section 4.4.

“Seller Employee Benefit Plan” means any Employee Benefit Plan that is not an Acquired Company Plan.

“Seller Indemnified Group” means Seller, its Subsidiaries and their respective Affiliates, together with their successors and assigns, and their officers, directors, employees and agents.

“Seller Name” has the meaning set forth in Section 7.7(a).

“Seller Owned Real Property” has the meaning set forth in Section 1.2(b).

“Seller Real Property Leases” has the meaning set forth in Section 1.2(b).

“Seller Savings Plans” has the meaning set forth in Section 4.15(d).

“Seller Welfare Plans” has the meaning set forth in Section 4.15(f).

“Seller’s Bargained Pension Plan” has the meaning set forth in Section 10.1(c)(vii)(A).

“Seller’s Salaried and Non-Bargained Hourly Pension Plan” has the meaning set forth in Section 10.1(c)(vii)(A).

“Severance Plans” has the meaning set forth in Section 4.15(g).

“Specified Accounting Policies” has the meaning set forth in Section 2.3(a).

“Specified Seller Plans” has the meaning set forth in Section 4.15(h).

“Straddle Environmental Liabilities” means any Environmental Liabilities of the Business occurring on any location which is an Asset that arise from practices, activities, operating procedures and courses of conduct that occurred prior to the Closing Date and that Purchaser or its Designated Affiliates continues or aggravates after the Closing Date.

“Straddle Environmental Liability Claim Notice” means a claim submitted by a duly authorized officer of Purchaser or Seller setting out with reasonable specificity the basis for the Claim with respect to an alleged Straddle Environmental Liability, including, but not limited to, to the extent available, the following: (a) the type, volume and concentration of any Hazardous Material Released or otherwise involved with the subject Straddle Environmental Liability; (b) the location, aerial extent, depth and media impacted by any Release of Hazardous Materials associated with the subject Straddle Environmental Liability; (c) the Environmental Laws violated or otherwise giving rise to the subject Straddle Environmental Liability; (d) the date and circumstances of discovery of the subject Straddle Environmental Liability; (e) the name, address and other identifying information regarding any third party or Governmental Body involved in any with the subject Straddle Environmental Liability; and (f) the anticipated cost of remedying the subject Straddle Environmental Liability. Either Party can dispute the adequacy hereunder of such a Straddle Claim Notice, provided that, any such written dispute shall set forth in reasonable detail the basis for the dispute. If after good faith efforts, the Parties are unable to resolve their dispute, they shall have the opportunity to present the dispute to a committee consisting of one senior manager from each Party with authority to bind Purchaser and Seller, respectively, which committee shall endeavor to resolve the dispute in good faith. If these efforts are not successful, the dispute shall be resolved by an independent arbitrator, selected by the Parties. The independent arbitrator shall be jointly retained and Purchaser and Seller will share equally the arbitrator’s fees and expenses.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.

“Tangible Personal Property Permitted Liens” shall mean:

(A) Liens for current Taxes, assessments or other claims by a Governmental Body not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings or for which an appropriate reserve or security deposit is established by Seller therefor in the latest Historical Unaudited Financial Statements and in Closing Date Working Capital;

(B) Liens that are not material in amount or effect on use of such property in the Business; or

(C) mechanics’, carriers’, workers’, repairers’ and other similar Liens that arise in the Ordinary Course and do not impact the use of the relevant property in the Business the amount or validity of which is being contested in good faith by appropriate proceedings or for which an appropriate reserve or security deposit is established by Seller therefor in the latest Historical Unaudited Financial Statements and in Closing Date Working Capital.

“Target Working Capital” means U.S.$ 353,969,000 (calculated in the manner and upon the numbers set forth on Schedule 15.1(j)).

“Tax” or “Taxes” means all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added tax, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and other governmental charges of any kind whatsoever, together with all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority with respect to such amounts.

“Tax Claim” means any claim with respect to Taxes made by any taxing authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Article XIV.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

“Tax Proceeding” has the meaning set forth in Section 14.7(b).

“Tax Return” means a report, return or other information required to be supplied to a governmental entity with respect to Taxes (including any amendments thereto).

“Timber Business” means that portion of the Business relating to the ownership, operation, maintenance and harvesting of the Timberlands and the use or sale of products derived therefrom.

“Timberlands” has the meaning set forth in Section 4.11.

“Timberlands Permitted Exceptions” means

(A) Liens for current Taxes, assessments or other claims by a Governmental Body not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings or for which an appropriate reserve or security deposit is established by Seller therefor in the latest Historical Unaudited Financial Statements and in Closing Date Working Capital;

(B) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course that are not material to the Business conducted on the Timberlands the amount or validity of which is being contested in good faith by appropriate proceedings or for which an appropriate reserve or security deposit is established by Seller therefor in the latest Historical Unaudited Financial Statements and in Closing Date Working Capital;

(C) zoning, entitlement and other land use, building and fire, and environmental acts, codes, ordinances, laws, rules, and regulations by Governmental Bodies (including, with respect to the Timberlands, the provisions of the Coastal Marshlands Protection Act of 1970, the Michigan Commercial Forest Act, Title 13A, Part 511, Section 51101 et seq. of Michigan Compiled Laws, or any so-called “endangered species” act applicable to any portion thereof (“Timberlands Acts”)), and any rights of any state or the United States in and to the Timberlands (including riparian rights and navigational servitudes, including all obligations to repair and restore any Timberlands under such Timberlands Acts);

(D) rights to Minerals of whatever kind and character located on, in or under each parcel of real property and all rights, limitations, restrictions and reservations with respect to the mining, extraction, storage, transmission and removal of the Minerals so located, which have been granted or leased to, or excepted or reserved by, persons other than Seller or its Subsidiaries;

(E) all existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way in connection therewith;

(F) encroachments, boundary line disputes, overlaps, gaps, strips and gores, access restrictions on, or lack of or absence of access pursuant to a deed, easement or other recorded instrument, prescriptive easement or adverse possession claims, shortages in area, drainage, slope, conservation and other easements, cemeteries and burial grounds, and other physical property matters (to the extent such other physical property matters are common to timberlands such as the Timberlands);

(G) (i) all existing leases, licenses, and other agreements or arrangements, if any, for roads and research, bridges, boat ramps, woodyards, forestry practice and research and testing activities, hunting and fishing (including cabins and camps relating thereto) and other residential and recreational purposes, whether or not of record, and (ii) all timber cutting and hauling contracts and timber sales agreements and similar agreements which have been entered into in the Ordinary Course;

(H) all electric power, telephone, cable, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities, and other similar facilities, improvements and structures located on, over or under any real property, and all licenses, easements, rights-of-way and other similar agreements or arrangements relating thereto granted or reserved in the Ordinary Course;

(I) all easements, rights of access, ingress and egress and rights-of-way of record;

(J) any state of facts which a visual inspection or an accurate survey of the property would disclose;

(K) the grant or lease to, or the exception or reservation of, development, air or water rights by, persons other than Seller or its Subsidiaries, including rights of riparian landowners for the use and the continued flow of the streams and creeks running over, upon, and through the property, if any;

(L) any loss or claim that could arise by reason of or in connection with any indefiniteness or uncertainty in the legal descriptions of the respective real property;

(M) all such other imperfections in title, including without limitation, all charges, easements, quasi-easements, licenses, covenants, conditions, declarations, restrictions and encumbrances; and

(N) any access restrictions to any portions of the Timberlands to which there is access through other portion of Timberlands (being conveyed to Purchaser) that are not encumbered by such access restrictions;

in each case as to clauses (A) through (N) above, which do not (x) in the aggregate with respect to any portion of the Timberlands property so affected, (i) prevent or restrict in any material manner the continued ability to commercially harvest timber thereon in the same manner as such harvesting is currently conducted in the operation of the Business or (ii) materially impair the value of the property so affected as commercial timberlands or (y) do not secure indebtedness that is not expressly disclosed in the Disclosure Schedule.

“Trade Secrets” means trade secrets and other similar confidential or non-public business information including ideas, formulas, compositions, technical documentation, operating manuals and guides, plans, designs, sketches, inventions, production molds, product specifications, equipment lists, engineering reports and drawings, architectural and engineering plans, manufacturing and production processes and techniques; drawings, specifications, plans, proposals, research records, inspection processes invention records and technical data; financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, licensing records, advertising and promotional materials, service and parts records, warranty records, maintenance records and similar records; and all other know-how in each case, as recognized under patent, copyright, trade secret law or similar law.

“Trademarks” means trademarks, service marks, brand names, logos, certification marks, trade dress, assumed names and trade names, including all applications for registration therefor and all renewals, modifications and extensions thereof.

“Transferred Employee” has the meaning set forth in Section 10.1(a).

“Transferred Represented Employee” has the meaning set forth in Section 10.1(c)(ii)(B).

“Transfer Taxes” has the meaning set forth in Section 14.10.

“Transition Agreements” has the meaning set forth in Section 10.3.

“U.S.$” means United States Dollars.

“Welfare Benefits” has the meaning set forth in Section 10.1(c)(ii)(A).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Workers’ Compensation Cash Security” has the meaning set forth in Section 1.2(q).

“Working Capital” means accounts current assets less current liabilities (in each case, as determined in conformity with Specified Accounting Policies), provided, that, such current assets shall not include any cash or cash equivalents or Excluded Assets and current liabilities shall not include any Assumed Indebtedness or any Excluded Liabilities.

This Agreement is the result of the joint efforts of Purchaser and Seller, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there is to be no construction against either party based on any presumption of that party’s involvement in the drafting thereof. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders, and the terms “include” and “including” shall be inclusive and not exclusive and shall be deemed to be followed by the following phrase “without limitation.” Unless otherwise specified, the terms “hereof,” “herein,” “hereunder,” “herewith” and similar terms refer to this Agreement as a whole (including the schedules and disclosure letters to this Agreement), and references herein to Sections and Articles refer to sections and articles of this Agreement.

Section 15.2. Entire Agreement. The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed by Seller on any one Schedule shall be deemed disclosed for purposes of any other Schedule only to the extent the relevance of the disclosure in such other Schedule is reasonably apparent on its face. This Agreement and the Transition Agreements (together with the Schedules, Exhibits and other agreements referenced herein) and the Confidentiality Agreement contain, and are intended as, a complete statement of all of the terms and the arrangements between the parties hereto with respect to the matters provided for herein, and supersede any previous agreements and understandings between the parties hereto with respect to those matters.

Section 15.3. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made in and to be wholly performed in such state, without regard to principles of conflicts of laws.

Section 15.4. Jurisdiction. (a) Each of Seller and Purchaser irrevocably submits to the jurisdiction of the Courts of the State of New York sitting in the City of New York and the United States District Court located in the borough of Manhattan in the City of New York in connection with any Legal Proceeding arising out of or relating hereto or the transactions contemplated hereby, and hereby irrevocably agrees that all claims in respect of such Legal Proceeding shall be heard and determined in such state or federal court. Each of Seller and Purchaser hereby irrevocably waives (and agrees not to plead or claim) any objection to the laying of venue of any Legal Proceeding arising out of or relating hereto or the transactions contemplated thereby in the Courts of the State of New York sitting in the City of New York or the United States District Court located in the borough of Manhattan in the City of New York and the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto further agree, to the fullest extent permitted by law, that final and unappealable judgment against any of them in any Legal Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each of Seller and Purchaser agrees that service of process, summons, notice or document by U.S. registered mail to such person’s respective address set forth in Section 15.7 shall be effective service of process for any Legal Proceeding with respect to any maters to which it has submitted to jurisdiction pursuant to this Section 15.4(a).

(b) To the extent that Purchaser or Seller have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each of Purchaser and Seller hereby irrevocably waives such immunity in respect of its obligations hereunder.

Section 15.5. Expenses. Subject to Sections 7.3 and 13.2, each of the parties hereto shall bear its own expenses (including fees and disbursements of its counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance hereof, each of the other documents and instruments executed in connection herewith or contemplated hereby and the consummation of the transactions contemplated hereby and thereby. Purchaser shall pay the costs of all title insurance premiums, surveys, environmental or engineering tests, reports or inspections, and any other costs relating to Purchaser’s due diligence activities.

Section 15.6. Table of Contents and Headings. The table of contents and section headings hereof are for convenience of reference only and are to be given no effect in the construction, interpretation or effect hereof.

Section 15.7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by overnight mail or to the extent receipt is confirmed, facsimile or other electronic transmission service, or five calendar days after being mailed by registered mail, return receipt requested, to a party at the following address (or to such other address as such party may have specified by notice given to the other parties pursuant to this Section 15.7):

If to Seller, to:

One High Ridge Park

Stamford, Connecticut 06905

Attention: Wendell L. Willkie, II, Esq.

Fax: (203) 461-7587

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019-6150

Attn: Elliott V. Stein, Esq.

Fax: (212) 403-2000

If to Purchaser, to:

c/o Cerberus Capital Management, L.P.

299 Park Avenue, 22nd Floor

New York, New York 10022

Attention: Lenard Tessler

Fax: (212) 421-2958

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Stuart D. Freedman, Esq.

Fax: (212) 593-5955

Section 15.8. Severability. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, each of which shall remain in full force and effect.

Section 15.9. Binding Effect; No Third Party Beneficiaries; No Assignment. This Agreement shall be legally binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing herein shall create or be deemed to create any third party beneficiary rights in any Person not a party hereto (except for Indemnified Parties in Article XI). No assignment hereof or of any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without such required consent shall be without effect; provided, however, that Purchaser may assign, in whole or in part, its rights, duties and obligations under this Agreement to any of the lenders providing the Acquisition Financing (or any replacement financing or refinancing thereof), to any purchaser of a substantial portion of the Business and to any one or more of its Affiliates (any such subsidiary or affiliate so designated shall be deemed a “Designated Affiliate” hereunder); provided that any such assignment shall not (i) relieve Purchaser of its obligations hereunder to the extent any such Affiliate does not satisfy its obligations hereunder or (ii) be reasonably likely to delay the Closing.

Section 15.10. Amendments. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only pursuant to a written instrument making specific reference hereto signed by each of the parties hereto.

Section 15.11. Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in a writing signed on behalf of such party. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

Section 15.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

MAPLE ACQUISITION LLC

By:	/S/ LENARD B. TESSLER
Name:	Lenard B. Tessler
Title	Authorized Signatory

MEADWESTVACO CORPORATION

By:	/S/ JAMES A. BUZZARD
Name:	James A. Buzzard
Title	President